Exhibit 4.14

BARECON 2017 STANDARD BAREBOAT CHARTER PARTY PART I

1.	Place and date Athens, 12 May 2021
2.	~~Owners~~ Lessor (Cl. 1) (i) Name: NML VIOLETTA LLC (ii) Place of registered office: 80 Broad Street, Monrovia, Republic of Liberia (iii) Law of registry: Republic of Liberia	3.	~~Charterers~~ Lessee (Cl. 1) (i) Name: GSL VIOLETTA LLC (ii) Place of registered office: 80 Broad Street, Monrovia, Republic of Liberia (iii) Law of registry: Republic of Liberia
4.	Vessel (Cl. 1 and 3) (i) Name: GSL VIOLETTA (ii) IMO number: 9214202 (iii) Flag State: Liberia (iv) Type: Container Carrier		(v) GT/NT: 66,289/ 33,235 (vi) Summer DWT: 67,566.00 (vii) When/where built: 2000/ Samsung Heavy Industries Co., Ltd (viii) Classification Society: As defined in Clause 39.1
5.	Date of last special survey by the Vessel’s Classification Society N.A.	6.	Validity of class certificates (state number of months to apply) (i) Delivery (CI. 3): N.A. (ii) Redelivery (Cl. 10): N.A.
7.	Latent Defects (state number of months to apply) (Cl. 1, 3) N.A.	8.	Port or place of delivery (Cl. 3) Highseas
9.	Delivery notices (Cl. 4) N.A. ~~days’ approximate notices and days’ definite notices~~	10.	Time for delivery (Cl. 4) See Clause 41
11.	Cancelling date (Cl. 4, 5) N.A.	12.	Port or place of redelivery (Cl. 10) See Clause 62
13.	Redelivery notices (Cl. 10) See Clause 62 ~~days’ approximate notices and definite notices~~	14.	Trading limits (Cl. 11) Worldwide subject to Clause 11 and Clauses 56, 57 and 58
15.	Bunker fuels, unused oils and greases (optional, state if (a) (actual net price), or (b) (current net market price) to apply) (Cl. 9) N.A.	16.	Charter period (Cl. 2) 57 months after the Delivery Date unless otherwise terminated in accordance with the terms of this Charter.
17.	Charter hire (state currency and amount) (Cl. 2, 10 and 15) (i) Charter hire: See Clause 44 (ii) Charter hire for optional period: N.A.	18.	Optional period and notice (CI. 2) (i) State extension period in months: N.A. (ii) State when declarable: N.A.
19.	Rate of interest payable (Cl. 15(g)) See Clause 44.8	20.	~~Owners’~~ Lessor’s bank details (state beneficiary and bank account) (Cl. 15) See Clause 44.4
21.

New class and other regulatory requirements (Cl. 13(b))

(i) State if 13(b)(i) or (ii) to apply: 13(b)(i)

(ii) Threshold amount (AMT): N.A.

(iii) Vessel’s expected remaining life in years on the date of delivery: N.A.

22.

Mortgage(s), if any (state if 16(a) or (b) to apply; if 16(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 1, 16)

See Clauses 52.1(q) and 57.6 which apply

23.	Insured Total Loss value (Cl. 17) See Clause 58	24.	Insuring party (state if Cl. 17(b) (~~Charterers~~ Lessee to insure) or Cl. 17(c) (~~Owners~~ Lessor to insure) to apply) Clause 58.2 and 58.3 of the Clauses to apply

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

25.	Performance guarantee (state amount and entity) (Cl. 27) (optional) See definition of "Guarantee" and "Guarantor" in the Clauses
26.

Dispute Resolution (state 33(a), 33(b), 33(c) or 33(d); if 33(c) is agreed, state Singapore or English law; if 33(d) is agreed, state governing law and place of arbitration) (Cl. 33)

(d) Clauses 81 and 83 shall apply

27.

Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies and if “yes”, complete details below) (optional)

No

(i) Name of Builders:

(ii) Hull number:

(iii) Date of newbuilding contract:

(iv) Liquidated damages for physical defects or deficiencies (state party):

(v) Liquidated damages for delay in delivery (state party):

28.	Purchase Option (indicate with “yes” or “no” whether PART IV applies) (optional) No, but see Clause 64.1	29.	Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies and if “yes”, complete details below) (optional) No (i) Underlying Registry: N.A. (ii) Bareboat Charter Registry: N.A.
30.	Notices to ~~Owners~~ Lessor (state full style details for serving notices) (Cl. 34) See Clause 73	31.	Notices to ~~Charterers~~ Lessee (state full style details for serving notices) (Cl. 34) See Clause 73

It is mutually agreed that this Charter ~~Party~~ shall be performed subject to the conditions contained in this Charter ~~Party~~ which shall include the Clauses (as attached) PART I and PART II. In the event of a conflict of conditions, the provisions of the Clauses shall prevail over PART 1 to the extent of such conflict but no further, and the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter Party if expressly agreed and stated in Box 27, 28 and 29. If PART III and/or PART IV and/or PART V applies, it is further agreed that in the event of a conflict of conditions, the provisions of the Clauses, PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further. The additional clauses 39 to 82 (both inclusive) and the Schedules attached to this Charter and signed by the Lessor and the Lessee (together the “Additional Clauses”) form an integral part of Part II of this Charter and shall be read and construed together with, and as forming part of, Part II (and this Charter as a whole). Notwithstanding anything to the contrary in this Charter, in the event of a conflict of conditions, the provisions of the Additional Clauses shall prevail over the remaining clauses of Part II and over Part I to the extent of such conflict but no further.

Signature (~~Owners~~ Lessor) /s/ Athanasios Voudris Athanasios Voudris	Signature (~~Charterers~~ Lessee) /s/ Vassiliki Georgopoulos Vassiliki Georgopoulos

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

1.	Definitions

In this Charter ~~Party~~:

~~“Banking Day” means a day on which banks are open in the places stated in Boxes 2, 3, 30 and 31, and, for payments in US dollars, in New York.~~

~~“Charterers” means the party identified in Box 3.~~

“Crew” means the Master, officers and ratings and any other personnel employed on board the Vessel.

~~“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument as identified in Box 22.~~

“Flag State” means the flag state in Box 4 or such other flag state to which the ~~Charterers~~ Lessee may have re-registered the Vessel with the ~~Owners’~~ Lessor’s consent during the Charter Period.

"Lessee" means the party identified in Box 3.

~~“Latent Defect” means a defect which could not be discovered on such an examination as a reasonably careful skilled person would make.~~

“~~Owners~~ Lessor” means the party identified in Box 2.

~~“Total Loss” means an actual, constructive, compromised or agreed total loss of the Vessel under the C’))insurances.~~

~~“Vessel” means the vessel described in Box 4 including its equipment, machinery, boilers, fixtures and fittings.~~

2.	Charter Period

The ~~Owners have~~Lessor hasagreed to let and the ~~Charterers~~ Lessee has~~ve~~ agreed to hire the Vessel for the period stated in Box 16 ~~(“Charter Period”)~~. See also Clause 40.

~~The Charterers shall have the option to extend the Charter Period by the period stated in Box 18(i) at the rate stated in Box 17(ii), which option shall be exercised by written notice to the Owners latest as stated in Box 18(ii).~~

~~Subject to the terms and conditions herein provided, during the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect.~~

3.	Delivery

(not applicable when Part III applies, as stated in Box 27). See Clause 41.

(a)	~~The Owners shall deliver the Vessel in a seaworthy condition and in every respect ready for service under this Charter Party and in accordance with the particulars stated in Boxes 4 to 6.~~

~~If the Charterers have inspected the Vessel prior to delivery, the Vessel shall be delivered by the Owners in the same condition as at the time of inspection, fair wear and tear excepted.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place stated in Box 8 at such readily accessible safe berth or mooring as the Charterers may direct.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

~~(b)~~	~~The Vessel shall be properly documented on delivery in accordance with the laws and regulations of the Flag State and the requirements of the Classification Society stated in Box 4. The Vessel upon delivery shall have its survey cycles up to date and class certificates valid and unextended for at least the number of months stated in Box 6(i) free of any conditions or recommendations. If Box 6(i) is not filled in, then six (6) months shall apply.~~
~~(c)~~	~~The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals arising out of Latent Defects in the Vessel existing at the time of delivery under this Charter Party, provided such Latent Defects manifest themselves within the number of months after delivery stated in Box 7. If Box 7 is not filled in, then twelve (12) months shall apply.~~
4.	Time for Delivery

(not applicable when Part III applies, as stated in Box 27). See Clause 41.

~~The Vessel shall not be delivered before the date stated in Box 10 without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date stated in Box 11.~~

~~The Owners shall keep the Charterers informed of the Vessel’s itinerary for the voyage leading up to delivery and shall serve the Charterers with the number of days approximate/definite notices of the Vessel’s delivery stated in Box 9. Following the tender of any such notices the Owners shall give or allow to be given to the Vessel only such further employment orders as are reasonably expected when given to allow delivery to occur by the date notified.~~

5.	Cancelling

(not applicable when Part III applies, as stated in Box 27)

~~(a)~~	~~Should the Vessel not be delivered by the cancelling date stated in Box 11, the Charterers shall have the option of cancelling this Charter Party.~~
~~(b)~~	~~If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within three (3) Banking Days of the receipt by the Charterers of such notice. If the Charterers do not then exercise their option of cancelling, the readiness date stated in the Owners’ notice shall be substituted for the cancelling date stated in Box 11 for the purpose of this Clause 51 (Cancelling).~~
~~(c)~~	~~Cancellation under this Clause 5 (Cancelling) shall be without prejudice to any claim the Charterers may otherwise have against the Owners under this Charter Party.~~
6.	Familiarisation
(a)	~~The Charterers shall have the right to place a maximum of two (2) representatives on board the Vessel at their sole risk and expense for a reasonable period prior to the delivery of the Vessel.~~

~~The Charterers and the Charterers’ representatives shall sign the Owners’ usual letter of indemnity prior to embarkation.~~

~~(b)~~	~~The Owners shall have the right to place a maximum of two (2) representatives on board the Vessel at their sole risk and expense for a reasonable period prior to the redelivery of the Vessel.~~

~~The Owners and the Owners’ representatives shall sign the Charterers’ usual letter of indemnity prior to embarkation.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

(c)	~~Such representatives shall be on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.~~
7.	Surveys on Delivery and Redelivery
(a)	The ~~Owners~~ Lessor ~~and Charterers~~ shall ~~each~~ appoint an independent ~~and pay for their respective~~ surveyor~~s~~ for the purpose of determining ~~and agreeing in writing~~ the condition of the Vessel at the time of ~~delivery and~~ redelivery hereunder. ~~The Owners shall bear all the Vessel’s expenses related to the on-hire survey including loss of time, if any.~~ The Lessee ~~Charterers~~ shall bear all the Vessel’s expenses related to the off-hire survey including loss of time, if any.
(b)	Divers inspection on delivery/re-delivery

The ~~Charterers shall have the option at delivery and the Owners~~Lessor shall have the option at redelivery, at ~~their its respective~~ time, cost and expense, to arrange for an underwater inspection by a diver approved by the Classification Society, in the presence of a Classification Society surveyor, to determine the condition of the rudder, propeller, bottom and other underwater parts of the Vessel.

8.	Inventories

A complete inventory of the Vessel’s equipment, outfit, spare parts and consumable stores on board the Vessel shall be made by the parties on delivery and redelivery of the Vessel.

9.	Bunker fuels, oils and greases

The ~~Charterers and the Owners~~Lessor, ~~respectively,~~ shall at the time of ~~delivery and~~ redelivery (if any) take over ~~and pay for~~ all bunker fuels and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums at no cost to the Lessor.~~:~~

~~(a)*~~	~~The actual price paid (excluding barging expenses) as evidenced by invoices or vouchers.~~
~~(b)*~~	~~The current market price (excluding barging expenses) at the port and date of delivery/redelivery of the Vessel or, if unavailable, at the nearest bunkering port.~~

~~*Subclauses (a) and (b) are alternatives; state alternative agreed in Box 15. If Box 15 is not filled in, then subclause (a) shall apply.~~

10.	Redelivery

See Clause 62. ~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers and taken over by the Owners at the port or place stated in Box 12 at such readily accessible safe berth or mooring as the Owners may direct.~~

~~The Charterers shall keep the Owners informed of the Vessel’s itinerary for the voyage leading up to redelivery and shall serve the Owners with the number of days approximate/definite notices of the Vessel’s redelivery stated in Box 13.~~

~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period and in accordance with the notices given. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 17(i) applicable at the time plus ten (10) per cent or the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. Such payment of the enhanced hire rate shall be without prejudice to any claims the Owners may have against the Charterers in this respect. All other terms, conditions and provisions of this Charter Party shall continue to apply.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

~~Subject to the provisions of Clause 13 (Maintenance and Operation), the Vessel shall be redelivered to the Owners in the same condition and class as that in which it was delivered, fair wear and tear not affecting class excepted.~~

~~The Vessel upon redelivery shall have her survey cycles up to date and class certificates valid and unextended for at least the number of months agreed in Box 6(ii) free of any conditions or recommendations. If Box 6(ii) is not filled in, then six (6) months shall apply.~~

~~All plans, drawings and manuals (excluding ISM/ISPS manuals) and maintenance records shall remain on board and accessible to the Owners upon redelivery. Any other technical documentation regarding the Vessel which may be in the Charterers’ possession shall promptly after redelivery be forwarded to the Owners at their expense, if they so request. The Charterers may keep the Vessel’s log books but the Owners shall have the right to make copies of the same.~~

11.	Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of lawful merchandise within the trading limits stated in Box 14.

The ~~Charterers~~ Lessee undertake not to employ the Vessel or allow the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to additional premium or otherwise as the insurers may require.

The ~~Charterers~~ Lessee will not do or permit do be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

Notwithstanding any other provisions contained in this Charter ~~Party~~ it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter ~~Party~~. This exclusion does not apply to radio isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the ~~Owners’~~ Lessor’s prior approval has been obtained to loading thereof. See also Clauses 56, 57 and 58.

12.	Contracts of Carriage
(a)	The ~~Charterers~~ Lessee is~~are~~ to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause which shall incorporate the Hague-Visby Rules unless any other legislation relating to carrier’s liability for cargo is compulsorily applicable in the trade. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
~~(b)~~	~~The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter Party shall contain a paramount clause which shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto, unless any other legislation relating to carrier’s liability for passengers and their luggage is compulsorily applicable in the trade.~~
13.	Maintenance and Operation
(a)	Maintenance

The ~~Charterers~~ Lessee shall properly maintain the Vessel in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, at ~~their~~ its own expense, maintain the Vessel’s Class with the Classification Society stated in Box 4 and all necessary certificates.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

(b)	New Class and Other Regulatory Requirements
(i)*	In the event of any structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation (“Required Modification”), all such costs shall be for the ~~Charterers’~~ Lessee’s account.
~~(ii)*~~	~~In the event of any structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of a Required Modification, the costs shall be apportioned as follows:~~
~~(1)~~	~~if the costs of the Required Modification are less than the amount stated in Box 21(ii), such costs shall be for the Charterers’ account;~~
~~(2)~~	~~if the costs of the Required Modification are greater than the amount stated in Box 21(ii), the Charterers’ portion of costs shall be apportioned using the formula below; all costs other than the Charterers’ portion shall be for the Owners’ account.~~

~~AMT = agreed amount stated in Box 21(ii)~~

~~CRM = cost of Required Modification~~

~~MEL = modification’s expected life in years~~

~~VEL = the Vessel’s expected remaining life in years stated in Box 21(iii) less the number of years between the date of delivery and the date of the modification.~~

~~RPY = remaining charter period in years~~

~~(i) If the Required Modification is expected to last for the remaining life of the Vessel, then:~~

~~Charterers’ portion of costs =~~

~~(ii) If the Required Modification is not expected to last the remaining life of the Vessel, then:~~

~~Charterers’ portion of costs =~~

*Subclauses 13(b)(i) and 13(b)(ii) are alternatives, state alternative agreed in Box 21(i). If Box 21(i) is not filled in, then subclause 13(b)(i) shall apply.

(c)	Financial Security

The ~~Charterers~~ Lessee shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter ~~Party~~ without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The ~~Charterers~~ Lessee shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the ~~Charterers’~~ Lessee’s sole expense and the ~~Charterers~~ Lessee shall indemnify the ~~Owners~~ Lessor against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(d)	Operation of the Vessel

The ~~Charterers~~ Lessee shall at ~~their~~ its own expense crew, victual, navigate, operate, supply, fuel, maintain and repair the Vessel during the Charter Period and ~~they~~ it shall be responsible for all costs and expenses

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

whatsoever relating to ~~their~~ its use and operation of the Vessel, including any taxes and fees. The Crew shall be the servants of the ~~Charterers~~ Lessee for all purposes whatsoever, even if for any reason appointed by the ~~Owners~~ Lessor. The Lessee shall comply with the regulations regarding officers and Crew in force in the Flag State or any other applicable law.

(e)	Information to ~~Owners~~ Lessor

The ~~Charterers~~ Lessee shall keep the ~~Owners~~ Lessor advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required by the ~~Owners~~ Lessor.

(f)	Flag and Name of Vessel

During the Charter Period, the ~~Charterers~~ Lessee shall have the liberty to paint the Vessel in ~~their~~ its own colours, install and display ~~their~~ its funnel insignia and fly their own house flag. ~~The Charterers shall also have the liberty, with the Owners’ prior written consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period.~~ Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the ~~Owners~~ Lessor, shall be at the ~~Charterers’~~ Lessee’s expense and time.

~~(g)~~	~~Changes to the Vessel~~

~~Subject to subclause 13(b) (New Class and Other Regulatory Requirements), the Charterers shall make no structural or substantial changes to the Vessel without the Owners’ prior written approval. If the Owners agree to such changes, the Charterers shall, if the Owners so require, restore the Vessel, prior to redelivery of the Vessel, to its former condition.~~

(h)	Use of the Vessel’s Outfit and Equipment

The ~~Charterers~~ Lessee shall have the use of all outfit, equipment and spare parts on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the ~~Owners~~ Lessor on redelivery in the same good order and condition as on delivery as per the inventory (see Clause 8 (Inventories)), ordinary wear and tear excepted. The ~~Charterers~~ Lessee shall from time to time during the Charter Period replace such equipment that become unfit for use. The ~~Charterers~~ Lessee shall procure that all repairs to or replacement of any damaged, worn or lost parts or equipment will be effected in such manner (both as regards workmanship and quality of materials, including spare parts) as not to diminish the value of the Vessel.

The ~~Charterers have~~ Lessee has the right to fit additional equipment at their expense and risk but the Lessee ~~Charterers~~ shall remove such equipment at the end of the Charter Period if requested by the ~~Owners~~ Lessor. Any hired equipment on board the Vessel at the time of delivery shall be kept and maintained by the ~~Charterers~~ Lessee and the ~~Charterers~~ Lessee shall assume the obligations and liabilities of the ~~Owners~~ Lessor under any lease contracts in connection therewith and shall reimburse the ~~Owners~~ Lessor for all expenses incurred in connection therewith, also for any new hired equipment required in order to comply with any regulations.

(i)	Periodical Dry-Docking

The ~~Charterers~~ Lessee shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once in every ~~every sixty (60) calendar months or~~ such ~~other~~ period as may be required by the Classification Society or Flag State.

14	Inspection during the Charter Period

See Clause 56.12. ~~The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect the Vessel or instruct a duly authorised surveyor to carry out such inspection on their behalf to ascertain its condition and satisfy themselves that the Vessel is being properly repaired and maintained or for~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

~~any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel).~~

~~The fees for such inspections shall be paid for by the Owners. All time used in respect of inspection shall be for the Charterers’ account and form part of the Charter Period.~~

The ~~Charterers~~ Lessee shall furnish ~~also permit the Owners to inspect the Vessel’s class records, log books, certificates, maintenance and other records whenever requested and shall whenever required by~~ the ~~Owners~~ Lessor ~~furnish them~~ with full information regarding any casualties or other accidents or damage to the Vessel.

15.	Hire
(a)	The ~~Charterers~~ Lessee shall pay hire due to the ~~Owners~~ Lessor punctually in accordance with the terms of this Charter ~~Party~~. See also Clause 44.
~~(b)~~	~~The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount stated in Box 17(i) which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel’s delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~
~~(c)~~	~~Payment of hire shall be made to the Owners’ bank account stated in Box 20.~~
~~(d)~~	~~All payments of Charter Hire and any other payments due under this Charter shall be made without any set-off whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature. If the Charterers are required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Owners receive a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made.~~
~~(e)~~	~~If the Charterers fail to make punctual payment of hire due, the Owners shall give the Charterers three (3) Banking Days written notice to rectify the failure, and when so rectified within those three (3) Banking Days following the Owners’ notice, the payment shall stand as punctual.~~

~~Failure by the Charterers to pay hire due in full within three (3) Banking Days of their receiving a notice from Owners shall entitle the Owners, without prejudice to any other rights or claims the Owners may have against the Charterers, to terminate this Charter Party at any time thereafter, as long as hire remains outstanding.~~

~~(f)~~	~~If the Owners choose not to exercise any of the rights afforded to them by this Clause in respect of any particular late payment of hire, or a series of late payments of hire, under the Charter Party, this shall not be construed as a waiver of their right to terminate the Charter Party.~~
~~(g)~~	~~Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 19. If Box 19 has not been filled in, the one month Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 17, as quoted on the date when the hire fell due, increased by three (3) per cent, shall apply.~~
~~(h)~~	~~Payment of interest due under subclause 15(g) shall be made within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~
~~(i)~~	~~Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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16.	Mortgage

(only to apply if Box 22 has been appropriately filled in). See Clauses 52.1(~~t~~g) and 57.6.

~~(a)*~~	~~The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~
~~(b)*~~	~~The Vessel chartered under this Charter Party is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter Party by the mortgagee(s) in conformity with the Financial Instrument, including the display or posting of such notices as the Mortgagees may require. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 22 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 22 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*(Optional, Subclauses 16(a) and 16(b) are alternatives; indicate alternative agreed in Box 22).~~

17	Insurance
~~(a)~~	See Clause 58.~~General~~

~~(i) The value of the Vessel for hull and machinery (including increased value) and war risks insurance is the sum stated in Box 23, or such other sum as the parties may from time to time agree in writing. The party insuring the Vessel shall do so on such terms and conditions and with such insurers as the other party shall approve in writing, which approval shall not be unreasonably withheld, and shall name the other party as co-assured.~~

~~(ii) Notwithstanding that the parties co-assured, these insurance provisions shall neither exclude nor discharge liability between the Owners and the Charterers under this Charter Party, but are intended to secure payment of the loss insurance proceeds as a first resort to make good the Owners’ loss. If such payment is made to the Owners it shall be treated as satisfaction (but not exclusion or discharge) of the Charterers’ liability towards the Owners. For the avoidance of doubt, such payment is no bar to a claim by the Owners and/or their insurers against the Charterers to seek indemnify by way of subrogation.~~

~~(iii) Nothing herein shall prejudice any rights of recovery of the Owners or the Charterers (or their insurers) against third parties.~~

~~(b)*~~	~~Charterers to Insure~~

~~(i) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war, and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with subclause 13(c) (Financial Security)).~~

~~(ii) Such insurances shall be arranged by the Charterers to protect the interests of the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint.~~

~~(iii) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.~~

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~~(c)*~~	~~Owners to Insure~~

~~(i) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks. The Charterers shall progress claims for recovery against any third parties for the benefit of the Owners’ and the Charterers’ respective interests.~~

~~(ii) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with subclause 13(c) (Financial Security)).~~

~~(iii) In the event that any act or negligence of the Charterers prejudices any of the insurances herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurances.~~

~~*Subclauses 17(b) and 17(c) are alternatives, state alternative agreed in Box 24. If Box 24 is not filled in, then subclause 17(b) (Charterers to Insure) shall apply.~~

18.	Repairs

See Clause 56.3 and 56.4. ~~(a) Subject to the provisions of any Financial Instrument, and the approval of the Owners, the Charterers shall effect all insured repairs, and undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities.~~

~~To the extent of coverage under the insurances provided for under the provisions of subclause 17(c) (Owners to Insure), the Charterers shall be reimbursed under the Owners’ insurances for such expenditures upon presentation of accounts.~~

~~(b)~~	~~The Charterers shall remain responsible for and effect repairs and settlement of costs and expenses incurred thereby in respect of all repairs not covered by the insurances and/or not exceeding any deductibles provided for in the insurances.~~
~~(c)~~	~~All time used for repairs under the provisions of subclauses 18(a) and 18(b) and for repairs of Latent Defects according to Clause 3 (Delivery) above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period.~~
19.	Total loss

See Clause 60 ~~(a) The Charterers shall be liable to the Owners by way of damages if the Vessel becomes a Total Loss. Subject to the provisions of any Financial Instrument, if the Vessel becomes a Total Loss, all insurance payments for such loss shall be paid to the Owners who shall distribute the monies between the Owners and the Charterers according to their respective interests, which shall satisfy (but not exclude or discharge) the Charterers’ liability to the Owners thereof. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a Total Loss.~~

~~(b)~~	~~Notwithstanding any other clause herein, it is recognised that the Charterers have a continuing obligation to protect and preserve the Vessel as an asset of the Owners. The Charterers shall have a continuing duty after the termination of the Charter Party to preserve and present claims on behalf of Owners and Charterers and/or any subrogated insurers against any third party held responsible for the Total Loss during the Charter Period and account for any recovery achieved.~~
~~(c)~~	~~The Owners or the Charterers, as the case may be, shall upon the request of the other party, promptly execute such documents as may be required to enable the other party to abandon the Vessel to the insurers and claim a constructive total loss.~~
20.	Lien

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The ~~Owners~~ Lessor shall have a lien upon all cargoes, hires and freights (including deadfreight and demurrage) belonging or due to the ~~Charterers~~ Lessee or any sub-charterers, for any amounts due under this Charter ~~Party and the Charterers shall have a lien on the Vessel for all monies paid in advance and not earned~~.

21.	Non-Lien

~~The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel.~~ See Clause 51.1(t)

22.	Indemnity - INTENTIONALLY OMITTED
(a)	~~The Charterers shall indemnify the Owners against any loss, damage or expense arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. This shall include indemnity for any loss, damage or expense arising out of or in relation to any international convention which may impose liability upon the Owners.~~
~~(b)~~	~~Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing bills of lading or other documents.~~
~~(c)~~	~~If the Vessel is arrested or otherwise detained for any reason whatsoever other than those covered in subclause (d), the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~
~~(d)~~	~~If the Vessel is arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~

~~In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter Party) as a direct consequence of such arrest or detention.~~

23.	Salvage

All salvage and towage performed by the Vessel shall be for the Lessee’s ~~Charterers’~~ benefit and the cost of repairing damage occasioned thereby shall be borne by the ~~Charterers~~ Lessee.

24.	Wreck Removal

If the Vessel becomes a wreck, or any part of the Vessel is lost or abandoned, and is an obstruction to navigation or poses a hazard and has to be raised, removed, destroyed, marked or lit by order of any lawful authority having jurisdiction over the area or as a result of any applicable law, the Lessee ~~Charterers~~ shall be liable for any and all expenses in connection with the raising, removal, destruction, lighting or marking of the Vessel and shall indemnify the ~~Owners~~ Lessor against any sums whatsoever, which the ~~Owners~~ Lessor become liable to pay as a consequence. See also Clause 47.3(d)

25.	General Average

The ~~Owners~~ Lessor shall not contribute to General Average.

26.	Assignment, Novation, Sub-Charter and Sale

See Clause 71. ~~(a) The Charterers shall not assign or novate this Charter Party nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~

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~~(b)~~	~~The Owners shall not sell the Vessel during the currency of this Charter Party except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting a novation of this Charter Party.~~
~~(c)~~	~~The Owners shall be entitled to assign their rights under this Charter Party.~~
27.	Performance Guarantee

(Optional, to apply only if Box 25 filled in)

The ~~Charterers~~ Lessee undertakes to furnish, before delivery of the Vessel, a guarantee or bond in the amount of and from the entity stated in Box 25 in a form acceptable to the ~~Owners~~ Lessor as guarantee for full performance of ~~their~~ the Lessee’s obligations under this Charter ~~Party~~.

28	Anti-Corruption

See Clauses 51.1(w) and 52.1(m). ~~(a) The parties agree that in connection with the performance of this Charter Party they shall each:~~

~~(i) comply at all times with all applicable anti-corruption legislation and have procedures in place that are, to the best of its knowledge and belief, designed to prevent the commission of any offence under such legislation by any member of its organisation and/or by any person providing services for it or on its behalf; and~~

~~(ii) make and keep books, records, and accounts which in reasonable detail accurately and fairly reflect the transactions in connection with this Charter Party.~~

~~(b)~~	~~If either party fails to comply with any applicable anti-corruption legislation, it shall defend and indemnify the other party against any fine, penalty, liability, loss or damage and for any related costs (including, without limitation, court costs and legal fees arising from such breach.~~
~~(c)~~	~~Without prejudice to any of its other rights under this Charter Party, either party may terminate this Charter Party without incurring any liability to the other party if:~~

~~(i) at any time the other party or any member of its organisation has committed a breach of any applicable anti-corruption legislation in connection with the Charter Party, and~~

~~(ii) such breach causes the non-breaching party to be in breach of any applicable anti-corruption legislation.~~

~~Any such right to terminate must be exercised without undue delay.~~

~~(d)~~	~~Each party represents and warrants that in connection with the negotiation of this Charter Party neither it nor any member of its organisation has committed any breach of applicable anti-corruption legislation. Breach of this subclause (d) shall entitle the other party to terminate the Charter Party without incurring any liability to the other.~~
29.	Sanctions and Designated Entities

See Clauses 42.3, ~~and~~ 52.1(m) and 54.15. ~~(a) The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America.~~

~~(b)~~	~~The Owners and the Charterers respectively warrant for themselves (and in the case of any sub-charter, the Charterers further warrant in respect of any sub-charterers, shippers, receivers, or cargo interests) that at the date of this fixture and throughout the duration of this Charter Party they are not subject to any of the~~

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BARECON 2017 Standard Bareboat Charter ~~Party~~

~~sanctions, prohibitions, restrictions or designation referred to in subclause (a) which prohibit or render unlawful any performance under this Charter Party. The Owners further warrant that the Vessel is not a designated vessel.~~

~~(c)~~	~~If at any time during the performance of this Charter Party either party becomes aware that the other party is in breach of warranty in this Clause, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be~~

~~given by any body acting with powers to compel compliance, including where applicable the Owners’ Flag State. In the absence of any such orders, directions, laws or regulations, the party not in breach may, in its option, terminate the Charter Party forthwith in accordance with Clause 31 (Termination).~~

~~(d)~~	~~If, in compliance with the provisions of this Clause, anything is done or is not done, such shall not be deemed a deviation but shall be considered due fulfilment of this Charter Party.~~
~~(e)~~	~~Notwithstanding anything in this Clause to the contrary, the Owners or the Charterers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.~~
~~(f)~~	~~The Owners or the Charterers shall be liable to indemnify the other party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty in this Clause.~~
30.	Requisition/Acquisition

See Clause ~~23~~61. ~~(a) In the event of the requisition for hire of the Vessel by any governmental or other competent authority at any time during the Charter Period, this Charter Party shall not be deemed to be frustrated or otherwise terminated. The Charterers shall continue to pay hire according to the Charter Party until the time when the Charter Party would have expired or terminated pursuant to any of the provisions hereof. However, if any requisition hire or compensation is received by the Owners for the remainder of the Charter Period or period of the requisition, whichever is shorter, it shall be payable by the Owners to the Charterers.~~

~~(b)~~	~~In the event of the Owners being deprived of their ownership in the Vessel by any compulsory acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when Compulsory Acquisition may occur, this Charter Party shag be sired terminated as of the date of such Compulsory Acquisition. In such event hire to be considered as d and to be paid up to the date and time of such Compulsory Acquisition. The Owners shall be entitled to any compensation received for such Compulsory Acquisition.~~
31.	Termination

See Clauses 41, 42, 63, 65 and 66. ~~(a) Charterers’ Default~~

~~The Owners shall be entitled to terminate this Charter Party by written notice to the Charterers under the following circumstances and to claim damages including, but not limited to, for the loss of the remainder of the Charter Party:~~

~~(i) Non-payment of hire (see Clause 15 (Hire)).~~

~~(ii) Charterers’ failure to comply with the requirements of:~~

~~(1)       Clause 11 (Trading Restrictions); or~~

~~(2)       Subclause 17(b) (Charterers to Insure).~~

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~~(iii) The Charterers do not rectify any failure to comply with the requirements of subclause 13(a) (Maintenance) as soon as practically possible after the Owners have notified them to do so and in any event so that the Vessel’s insurance cover is not prejudiced.~~

~~(b)~~	~~Owners’ Default~~

~~The Charterers shall be entitled to terminate this Charter Party with immediate effect by written notice to the Owners and to claim damages including, but not limited to, for the loss of the remainder of the Charter Party:~~

~~(i) If the Owners shall by any act or omission be in breach of their obligations under this Charter Party to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners; or~~

~~(ii) if the Owners fail to arrange or maintain the insurances in accordance with subclause 17(c) (Owners to Insure).~~

~~(c)~~	~~Loss of Vessel~~

~~This Charter Party shall be deemed to be terminated, without prejudice to any accrued rights or obligations, if the Vessel becomes lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred, or has been declared missing. The date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first.~~

~~(d)~~	~~Bankruptcy~~

~~Either party shall be entitled to terminate this Charter Party with immediate effect by written notice to the other party if that other party has a petition presented for its winding up or administration or any other action is taken with a view to its winding up (otherwise than for the purpose of solvent reconstruction or amalgamation), or becomes bankrupt or commits an act of bankruptcy, or makes any arrangement or composition for the benefit of creditors, or has receiver or manager or administrative receiver or administrator or liquidator appointed in respect of any of its assets, or suspends payments, or anything analogous to any of the foregoing under the law of any jurisdiction happens to it, or ceases or threatens to cease to carry on business.~~

~~(e)~~	The termination of this Charter ~~Party~~ shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.
32.	Repossession - INTENTIONALL OMITTED

~~In the event of the early termination of this Charter Party in accordance with the applicable provisions of this Charter Party, the Owners shall have the right to repossess the Vessel from the Charterers at its current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of this Charter Party. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Crew shall be the sole responsibility of the Charterers.~~

33.	~~BIMCO~~ Dispute Resolution Clause ~~2017~~

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PART II
BARECON 2017 Standard Bareboat Charter ~~Party~~

See Clauses 81 and 83. ~~(a)* This Charter Party shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of the sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor any counterclaim exceeds the sum of USD 400,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b)*~~	~~This Charter Party shall be governed by U.S. maritime law or, if this Charter Party is not a maritime contract under U.S. law, by the laws of the State of New York. Any dispute arising out of or in connection with this Charter Party shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen. The decision of the arbitrators or any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the SMA Rules current as of the date of this Charter Party.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted ‘n accordance with the SMA Rules for Shortened Arbitration Procedure current as of the date of this Charter’~~

~~(c)*~~	~~This Charter Party shall be governed by and construed in accordance with Singapore**/English** law.~~

~~Any dispute arising out of or in connection with this Charter Party, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration in Singapore in accordance with the Singapore International Arbitration Act (Chapter 143A) and any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (SCMA) current at the time when the arbitration proceedings are commenced.~~

~~The reference to arbitration of disputes under this Clause shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator and give notice that it has done so within fourteen~~

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~~(14) calendar days of that notice and stating that it will appoint its own arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 150,000 (or such other sum as the parties may agree) the arbitration shall be conducted before a single arbitrator in accordance with the SCMA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~**Delete whichever does not apply. If neither or both are deleted, then English law shall apply by default.~~

~~(d)*~~	~~This Charter Party shall be governed by and construed in accordance with the laws of the place mutually agreed by the Parties and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~
~~(e)~~	~~The parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Charter Party. In the case of any dispute in respect of which arbitration has been commenced under subclause (a), (c) or (d), the following shall apply:~~

~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.~~

~~(ii) The other party shall thereupon within fourteen (14) calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further fourteen (14) calendar days, falling which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.~~

~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

~~(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.) *Subclauses (a), (b), (c) and (d) are alternatives; indicate alternative agreed in Box 26.~~

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BARECON 2017 Standard Bareboat Charter ~~Party~~

~~If Box 26 in Part I is not appropriately filled in, subclause (a) of this Clause shall apply. Subclause (e) shall apply in all cases except for alternative (b).~~

34.	Notices

See Clause 73. ~~All notices, requests and other communications required or permitted by any clause of this Charter Party shall be given in writing and shall be sufficiently given or transmitted if delivered by hand, email, express courier service or registered mail and addressed if to the Owners as stated in Box 30 or such other address or email address as the Owners may hereafter designate in writing, and if to the Charterers as stated in Box 31 or such other address or email address as the Charterers may hereafter designate in writing. Any such communication shall be deemed to have been given on the date of actual receipt by the party to which it is addressed.~~

35.	Partial Validity

See Clause 74. ~~If by reason of any enactment or judgment any provision of this Charter Party shall be deemed or held to be illegal, void or unenforceable in whole or in part, all other provisions of this Charter Party shall be unaffected thereby and shall remain in full force and effect.~~

36.	Entire Agreement

This Charter and other Operative Documents~~This Charter Party~~ is the entire agreement of the parties, which supersedes all previous written or oral understandings and which may not be modified except by a written amendment signed by both parties.

37.	Headings

The headings of this Charter ~~Party~~ are for identification only and shall not be deemed to be part hereof or be taken into consideration in the interpretation or construction of this Charter ~~Party~~.

38.	Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART III
BARECON 2017 Standard Bareboat Charter ~~Party~~
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(OPTIONAL, only applicable if Box 27 has been completed)

~~1.~~	~~Specifications and Building Contract~~
~~(a)~~	~~The Vessel shall be constructed in accordance with the building contract between the Builders and the Owners including the specifications and plans incorporated therein (“Building Contract”). The Owners shall provide the Charterers with a copy of the Building Contract to the extent relevant to this Charter Party.~~
~~(b)~~	~~No variations shall be made to the Building Contract without the Charterers’ prior written consent. The Charterers shall be entitled to request change orders in accordance with the Building Contract. Any additional costs or consequences due to Charterers’ change orders shall be borne by the Charterers.~~
~~(c)~~	~~The Owners and the Charterers will liaise and cooperate in all matters regarding the construction of the Vessel and the Building Contract. The Charterers shall have the right to send their representative to the Builders’ yard to inspect the Vessel during its construction.~~
~~(d)~~	~~The Owners shall assign their guarantee rights under the Building Contract to the Charterers, if permitted. If not permitted, the Owners shall exercise their guarantee rights against the Builders for the benefit of the Charterers. The Charterers shall be obliged to accept such sums as the Owners are reasonably able to recover under the guarantee provisions of the Building Contract.~~
~~2.~~	~~Delivery and Cancellation~~
~~(a)~~	~~(i) Subject to the provisions of Clause 3 (Liquidated Damages) hereunder, the Charterers shall be obliged to accept the Vessel from the Owners, constructed and delivered in accordance with the Building Contract and including buyers’ supplies, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any.~~

~~(i) The date of delivery for the purpose of this Charter shall be the date (the “Delivery Date”) when the Vessel is in fact delivered by the Builders to the Owners in accordance with the Building Contract, whether that is before or after the scheduled delivery date under the Building Contract. The Owners shall be under no responsibility for any delay whatsoever in delivery of the Vessel to the Charterers under this Charter Party, except to the extent caused solely by the Owners’ acts or omissions resulting in a default by the Owners under the Building Contract. The Owners shall be responsible to the Charterers for any direct losses incurred by the Charterers, if the Vessel is not delivered to the Owners due solely to the Owners’ acts or omissions resulting in a default by the Owners under the Building Contract.~~

~~(ii) The Owners and the Charterers shall on the Delivery Date sign a Protocol of Delivery and Acceptance evidencing delivery of the Vessel hereunder.~~

~~(b)~~	~~(i) The Owners’ obligation to charter the Vessel to the Charterers hereunder is conditional upon delivery of the Vessel to the Owners by the Builders in accordance with the Building Contract.~~

~~(ii) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel and exercise that right, the Owners shall be entitled to cancel this Charter Party by written notice to the Charterers.~~

~~(iii) If for any reason the Owners become entitled to cancel the Building Contract and exercise that right, the Owners shall be entitled to cancel this Charter Party by written notice to the Charterers. If, however, the Owners do not exercise their right to cancel the Building Contract, the Charterers shall be entitled to cancel this Charter Party by written notice to the Owners.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART III
BARECON 2017 Standard Bareboat Charter ~~Party~~
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(OPTIONAL, only applicable if Box 27 has been completed)

~~3.~~	~~Liquidated Damages~~
~~(a)~~	~~Any liquidated damages for physical defects or deficiencies and any costs incurred in pursuing a claim therefor shall be credited to the party stated in Box 27(iv) or if not filled in shall be shared equally between the parties.~~
~~(b)~~	~~Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall be credited to the party stated in Box 27(v) or if not filled in shall be shared equally between the parties.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART IV
BARECON 2017 Standard Bareboat Charter ~~Party~~
PURCHASE OPTION
(OPTIONAL, only applicable if Box 28 has been completed)

~~1.~~	~~The Charterers shall have an option to purchase the Vessel (the “Purchase Option”) exercisable on each of the dates stated below as follows:~~
~~Date (state number of months after delivery of the Vessel)~~	~~Purchase Price (the “Purchase Option Price”)~~
~~(months)~~	~~(amount and currency)~~

~~2.~~	~~To exercise their Purchase Option, the Charterers shall notify the Owners in writing not later than six (6) months prior to the relevant date stated in the table above. Such notification shall not be withdrawn or cancelled.~~
~~3.~~	~~If the Charterers exercise their Purchase Option, the ownership of the Vessel shall be transferred to them on the relevant date. If such date is not a Banking Day, the ownership of the Vessel shall be transferred on the next Banking Day, on a strictly “as is/where is” basis, at the Charterers’ sole cost and expense.~~
~~4.~~	~~The Owners shall obtain and provide the Charterers with such documents and take such actions as the Charterers may reasonable request to facilitate the sale and the registration of the Vessel under the flag designated by the Charterers.~~
~~5.~~	~~The Owners warrant that the Vessel at the time of transfer of ownership shall be free of any of Owners’ encumbrance or mortgage and that they have not committed any act or omission which would impair title to the Vessel.~~
~~6.~~	~~The Owners make no representation or warranty as to the seaworthiness, value, condition, design, merchantability or operation of the Vessel, or as to the quality of the material, equipment or workmanship in the Vessel, or as to the fitness of the Vessel for any particular trade.~~
~~7.~~	~~In exchange for the transfer of ownership of the Vessel, the Charterers shall pay the Purchase Option Price to the bank account nominated by the Owners together with any unpaid charter hire and other amounts due and payable under this Charter Party.~~
~~8.~~	~~Upon payment and transfer of ownership in accordance with Clause 7 above, this Charter Party and all rights and obligations of the parties shall terminate without prejudice to all rights accrued due between the parties prior to the date of termination and any claim that either party might have.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART V
BARECON 2017 Standard Bareboat Charter ~~Party~~
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY
(OPTIONAL, only to apply if expressly agreed and stated in Box 29)

~~1.~~	~~Definitions~~

~~“Bareboat Charter Registry” shall mean the registry stated in Box 29(ii) whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of this Charter Party.~~

~~“Underlying Registry” shall mean the registry stated in Box 29(i) in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter registration.~~

~~2.~~	~~The Owners have agreed to and the Charterers shall arrange for the Vessel to be registered under the Bareboat Charter Registry. The Charterers shall be responsible for all costs thereof.~~
~~3.~~	~~Upon termination of this Charter Party for any reason whatsoever the Charterers shall immediately arrange for the deletion of the Vessel from the Bareboat Registry.~~
~~4.~~	~~In the event of the Vessel being deleted from the Bareboat Charter Registry due to any default by the Owners, the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter Party.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

NML VIOLETTA INC.
(AS LESSOR)

AND

GSL VIOLETTA LLC
(AS LESSEE)

__________________________________________________________________

ADDITIONAL CLAUSES TO THE “BARECON 2017” FORM BAREBOAT CHARTER
DATED 12 MAY 2021

IN RESPECT OF
M.V. “GSL VIOLETTA”

__________________________________________________________________

CONTENTS

Clause	Page

39	Definitions and Interpretation	1
40	Charter of Vessel	17
41	Delivery of Vessel	18
42	Conditions Precedent	18
43	Extent of Lessors liability	20
44	Rent, payments and calculations	20
45	Costs and Expenses	23
46	Accounts	23
47	Indemnities	24
48	Taxes	27
49	Illegality	28
50	Increased Costs	30
51	Representations	33
52	General Undertakings	38
53	Financial covenants	43
54	Business Restrictions	44
55	Use and Employment	47
56	Maintenance and Operation	49
57	Title and Registration	54
58	Insurance	56
59	Asset Coverage Threshold	62
60	Risk, Total Loss and Damage	63
61	Requisition	64
62	Redelivery	65
63	Termination Events	66
64	Purchase Option and Purchase Obligation	70
65	Purchase of Vessel by Lessee	71
66	Rights following a Termination Event	72
67	Application of Proceeds	74
68	Transfer of title	75
69	Substitute Performance	76
70	Further Assurances	76
71	Assignment	76
72	Disclosure of Information	77
73	Notices	77
74	Partial Invalidity	79
75	Remedies and Waivers	79
76	Amendments and Waivers	79
77	Contractual Recognition of Bail-In	79

78	Replacement of Screen Rate	81
79	Counterparts	83
80	Time of the Essence	83
81	Governing Law	83
82	Survival of Terms	83
83	Enforcement	83
Schedule 1 Conditions Precedent		85
Schedule 2 Form of Acceptance Certificate		91
Schedule 3 Payment Schedule		93
Schedule 4 Form of Compliance Certificate		94

39	Definitions and Interpretation
39.1	Definitions

In this Charter:

“Acceptance Certificate” means a certificate substantially in the form set out in Schedule 2 (Form of Acceptance Certificate).

“Account” means any bank account, deposit or certificate of deposit opened, made or established in accordance with Clause 46 (Accounts).

“Account Bank” means CIT Bank, N.A. of 11 West 42nd Street, 12th Floor, New York, NY 10036 or such other third party bank acceptable to the Lessor.

“Account Security” means, in relation to an Account, a deed or other instrument executed by the Lessee in favour of the Lessor in an agreed form conferring a Lien over such Account.

“Administration Fee” means the fee set out in Clause 44.1 (Fees).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“After Tax Basis” means, with respect to any payment to be made by any Relevant Party or any Manager under any Operative Document, an amount which (after deduction of any Taxes for which the Relevant Party or any Manager is responsible) is equal to the payment due to be received by the recipient had no such Taxes been imposed.

“Anti-Money Laundering Laws” means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all jurisdictions including and without limitation, the United States of America, the European Union and the United Kingdom and which in each case are (a) issued, administered or enforced by any governmental agency having jurisdiction over any Relevant Party or any Manager or the Lessor; (b) of any jurisdiction in which any Relevant Party or any Manager or the Lessors conduct business; or (c) to which any Relevant Parties or the Lessor is subjected or subject to.

“Approved Brokers” means any firm of insurance brokers appointed by the Lessee, as may from time to time be approved in writing by the Lessor (such approval not be unreasonably withheld).

“Approved Valuer” means Kontiki Shipbrokers Ltd., Maersk Brokers K/S, Barry Rogliano Salles, Howe Robinson Partners or such other first class shipbrokers who are members of the Institute of Chartered Shipbrokers (or, in each case, any Affiliate of such shipbrokers through which valuations are commonly issued) as may be mutually agreed by the Lessee and the Lessor.

“Arrangement Fee” means the fee set out in Clause 44.1 (Fees).

“Asset Coverage Threshold” has the meaning given to it in Clause 59 (Asset Coverage Threshold).

“Auditors” means PriceWaterhouseCooper or such other reputable international firm of accountants approved by the Lessor.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or
(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
1

“Balloon Rental” means an amount in Dollars equal to the lesser of (1) 6.45% of the Purchase Price and (ii) $950,000, as may be reduced from time to time in accordance with the terms of this Charter and payable on the last Payment Date as set out in the relevant Payment Schedule.

“Base Rate” means 3 months LIBOR.

“Bill of Sale” has the meaning given to it in the Memorandum of Agreement.

“Break Costs” means the amount (if any) of all Losses incurred by the Lessor (other than the margin or any other early termination costs payable by the Lessor to the Finance Parties pursuant to the Facility Agreement) in liquidating, prepaying or redeploying funds borrowed, contracted for, or utilised to fund the Lessor in connection with its payment of the Purchase Price or acquisition of the Vessel and the Memorandum of Agreement or the charter of the Vessel under this Charter being terminated, rescinded, cancelled or repudiated on a date which is not a Payment Date.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	in relation to a Quotation Day, on which banks and the relevant financial markets are open for general business in Athens, London and New York City;
(b)	in relation to any date for payment of amounts under the Operative Documents, on which commercial banks and the relevant financial markets are open for general business in Athens, Los Angeles, London and New York City and the principal financial centre of the country of the currency of payment; and
(c)	in relation to any other matter, on which commercial banks are open for general business in Athens, London and New York City.

“BWTS Works” means the machinery and equipment (including those relating to its installation) comprising the ballast water treatment systems for the Vessel and all the works relating to the engineering, commissioning and testing of such systems.

“Change of Control” means:

(a)	Mr. George Giouroukos ceases to own (either directly or indirectly) a number of shares in the Guarantor which is at least equal to the Minimum Number of Shares, other than by reason of death or other incapacity in managing his affairs; or
(b)	Mr. George Giouroukos ceases to be the Executive Chairman of (or (in the Lessor’s opinion) to hold an equivalent executive officer position in) the Guarantor other than by reason of his death or other incapacity in managing his affairs; or
(c)	any person or group of persons acting in concert own more than 35 per cent. of the shares in the Guarantor, unless such person or group of persons owned such shares on the date of the completion of the Merger.

“Classification Society” means the classification society named in Box 10, Part I or such other classification society being a member of IACS as may be approved by the Lessor from time to time (such approval to be deemed granted for American Bureau of Shipping, Bureau Veritas, DNV.GL and R.I.NA.).

“Charter Period” means the period from the Delivery Date until the Expiry Date unless otherwise terminated, cancelled or rescinded earlier in accordance with the terms of this Charter.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Manager” means the Initial Commercial Manager or such other company being an experienced and reputable commercial ship management company as shall be approved in writing by the Lessor (such approval not to be unreasonably withheld or delayed) to carry out the commercial management of the Vessel.

2

“Cut-off Date” means 31 May 2021 or such other date as the Lessor and the Lessee may agree in writing.

“Creditor Party” means each of the Lessor, any Receiver or Delegate and “Creditor Parties” means together all or any of them.

“Delegate” means any delegate, agent, attorney or Receiver appointed by the Lessor under any of the Operative Documents.

“DSRA Account” means the debt service reserve account of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Account Bank with the account number listed in the schedule to the relevant Account Security.

“DSRA Period” has the meaning given to it in paragraph (b) of Clause 46.2 (Payments of Earnings etc)

“Default Rate” means the percentage rate per annum which is 2% per annum over the Floating Rate.

“Delivery” means the time when:

(a)	the Lessor shall obtain title to the Vessel under the Memorandum of Agreement; and
(b)	the Lessee shall accept delivery of the Vessel under this Charter.

“Delivery Date” means the date on which Delivery occurs.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Early Termination Event” means any event or circumstance described in Clause 49 (Illegality) or Clause 50 (Increased Costs).

“Earnings” means:

(a)	all moneys from time to time due or payable to the Lessee during the Charter Period arising out of the use or operation of the Vessel, including:
(i)	all freight and hire, including (without limitation) payments of any nature under any charter, contract or other agreement for the employment, use, possession and/or operation of the Vessel;
(ii)	compensation payable to the Lessee in the event of requisition of the Vessel for hire (including any other compensation for the use of the Vessel by any government authority or other competent authority), remuneration for salvage and towage services, demurrage and detention moneys and other services performed by the Vessel; and
(iii)	any compensation or other damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and
(b)	any sums recoverable under any loss of earnings insurances.

“Environmental Authorisation” means any Authorisation required at any time under Environmental Law.

“Environmental Claims” means any claim in connection with any violation of an Environmental Law or Environmental Authorisation which is likely to give rise to any material liability on the part of the Lessee or any Manager.

3

“Environmental Incident” means any Spill:

(a)	from the Vessel; or
(b)	from any other vessel in circumstances where:
(i)	the Vessel or the Lessee or any Manager may (in the opinion of the Lessee, having made due enquiry) be liable for Environmental Claims arising from the Spill; and/or
(ii)	the Vessel may (in the opinion of the Lessee, having made due enquiry) be arrested or attached in connection with any such Environmental Claim.

“Environmental Law” means any environmental law, regulation or direction having the force of law in any jurisdiction applicable to the Lessee and/or the relevant Manager and/or the Vessel.

“EU Ship Recycling Regulation” means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).

“Expiry Date” means the date falling fifty seven (57) months after the Delivery Date.

“Facility Agreement” means the facility agreement entered into or to be entered into between the Lessor and the Finance Parties for financing or refinancing of the acquisition cost of the Vessel.

“Fair Market Value” has the meaning given to it in paragraph (a) of Clause 59.1 (Valuations).

“Fair Market Value at Closing” has the meaning given to it in paragraph (a) of Clause 59.1 (Valuations).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction or relating to an inter-governmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under an Operative Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter dated on or about the date of this Charter between the Lessee and the Lessor setting out any of the fees referred to in Clause 44.1 (Fees).

“Finance Documents” means:

(a)	the Facility Agreement; and
(b)	any document granted in favour of any Finance Party as security for the loan made pursuant to the terms of the Facility Agreement or any part of it whether at the time such loan is drawn or subsequently, and “Finance Document” means any of them.

4

“Finance Parties” has the meaning given to it in the Facility Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount raised by the issue of redeemable shares (other than at the option of the issuer) before the final Payment Date or are otherwise classified as borrowings under GAAP;
(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into this agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;
(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Fixed Rent” means, in respect of a Payment Date, the amount in Dollars being:

(a)	$793,866 each, in respect of the first 15 Payment Dates; and
(b)	$469,129 each, in respect of the sixteenth (16th) to the nineteenth (19th) Repayment Date,

as each such amount may be reduced pro rata to the extent the Purchase Price is less than $14,734.500 and/or by any prepayment under Clause 59.2 (Security Coverage Ratio) and as more particularly set out originally in the Acceptance Certificate and the fifth (5th) column of the relevant Payment Schedule.

“Flag State” means the Republic of Liberia or such other state as the Lessee shall nominate and shall be approved by the Lessor in writing (such consent not be unreasonably withheld).

“Floating Rate” means the percentage rate per annum which is the aggregate of (i) the Base Rate applicable on the relevant Quotation Day and (ii) the Margin.

“GAAP” means generally accepted accounting principles in the United States of America.

5

“General Assignment” means the Lessee’s assignment entered into or to be entered into between the Lessee and the Lessor, in respect of, amongst other things:

(a)	the Insurances;
(b)	the Requisition Compensation;
(c)	the Earnings;
(d)	the Sub-Charter 1; and
(e)	the Sub-Charter 2 or any Replacement Sub-Charter.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Guarantor and its Subsidiaries for the time being.

“Group Member” means any member of the Group.

“Guarantee” means a guarantee of the Lessee’s or any other Relevant Party’s payment and performance obligations under any Operative Document to be executed by the Guarantor in favour of the Lessor.

“Guarantor” means Global Ship Lease, Inc., a corporation organised and existing under the laws of the Marshall Islands, having its registered business address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Increased Costs” has the meaning ascribed to it in Clause 50.1 (Increased Costs).

“Indemnitee” means:

(a)	the Lessor, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Operative Documents;
(b)	each Affiliate of those persons; and
(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

“Initial Commercial Manager” means Conchart Commercial Inc., a corporation organised and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Initial Technical Manager” means Technomar Shipping Inc., a corporation organised and existing under the laws of Liberia with its registered office at 80 Broad street, Monrovia, Liberia.

“Insurance Proceeds” means any amounts payable in consequence of a claim under any of the Insurances.

“Insurances” means, in relation to the Vessel:

(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,
6

in the name of the Lessee or the joint names of the Lessee and any other person in respect of or in connection with the Vessel and/or (if applicable) its Earnings and includes al► benefits thereof (including the right to receive claims and to return of premiums).

“Interpolated Screen Rate” means the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between (i) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant period between one Payment Date and the next (or such other period as may be selected by the Lessor pursuant to Clause 44.8 (Default Interest)) and (ii) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant period between one Payment Date and the next (or such other period as may be selected by the Lessor pursuant to Clause 44.8 (Default Interest).

“Inventory of Hazardous Material” means a statement of compliance issued by a classification society being a member of 1ACS and which includes a list of any and all materials known to be potentially hazardous utilised in the construction of Vessel and which also may be referred to as a List of Hazardous Material.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) (as amended by MSC 104(73) and A.913(22) (superseding A.788(19) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention 1974, and includes any extensions of it and any regulations issued under it, as the same may be amended, supplemented or superseded from time to time.

“ISSC” means a valid and current International Ship Security Certificate issued under the 1SPS Code.

“ISPS Code” means the International Ship and Port Facility Security Code of the International Maritime Organisation incorporated into the Safety of Life at Sea Convention 1974 and includes any amendments or extensions of it and any regulation issued pursuant to it, as the same may be amended, supplemented or superseded from time to time.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and any other laws generally affecting the rights of creditors;
(b)	the time barring of claims under the Limitation Act 1980, and the Foreign Limitation Periods Act 1984 the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and
(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Lessor Account Bank” means CIT Bank, N.A. of 11 West 42nd Street, 12th Floor, New York, NY 10036 or any other bank or financial institution with which the Payment Account is at any time held.

“Letter of Quiet Enjoyment A” means a letter to be delivered by the Security Agent to the Lessee in accordance with Clause 57.6 (Mortgage and Letter of Quiet Enjoyment) hereof, which, for the avoidance of any doubt, shall include step-in rights in favour of the Security Agent.

“Letter of Quiet Enjoyment B” means a letter to be delivered by the Lessor to the Sub-Charterer 1 and the Lessee, which, for the avoidance of doubt, shall include step-in rights in favour of the Lessor and shall be in the form included as Exhibit 1 under clause 43 (Quiet Enjoyment) of the Sub-Charter 1.

“LIBOR” means, in relation to any amount denominated in any currency and subject to the provisions of Clause 44.6 (Unavailability of LIBOR):

(a)	the applicable Screen Rate for a period of three months or such other period equal in length to the relevant period; or
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(b)	(if no Screen Rate is available for LIBOR for the relevant period between one Payment Date and the next Payment Date or such other period as may be selected by the Lessor pursuant to Clause 44.8 (Default Interest)), the Interpolated Screen Rate,

in each case, as of 11.00 a.m. (London time) on the relevant Quotation Day for the offering of deposits in the relevant currency and for a period comparable to the relevant period and if any such rate is less than zero LIBOR will be deemed to be zero.

“Lien” means any mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation, assignment or security interest of any kind securing any obligation of any person or any type of preferential arrangement (including, without limitation, conditional sale, title transfer and/or retention arrangements having a similar effect), in each case howsoever arising.

“Losses” means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on any relevant person, which for the avoidance of doubt, excludes any loss of profit and other consequential or indirect losses of any nature (but does not exclude any interest or default interest payable under this Charter or any other Operative Document) unless expressly set out in this Charter or any other Operative Document.

“Maersk Contract” has the meaning given to it in the Memorandum of Agreement.

“Major Casualty” means any casualty to the Vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

“Major Casualty Amount” means $1,000,000.

“Management Agreement” means any ship management agreement entered or to be entered into between the Lessee and a Manager.

“Manager” means the Commercial Manager or the Technical Manager and “Managers” means together both of them.

“Manager’s Undertaking” means any manager’s undertaking executed or to be executed by a Manager in favour of the Lessor, being in such form as the Lessor may agree.

“Manuals and Technical Records” means all such records, logs, manuals, handbooks, technical data, drawings, and other materials and documents relating to the Vessel which are required to be maintained in accordance with Clause 56.13 (Manuals and Technical Records).

“MARPOL” means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and includes any extensions of it and any regulation issued pursuant to it as the same may be supplemented or superseded from time to time.

“Margin” means four point six four per cent. (4.64%) per annum.

“Material Adverse Effect” means, in the reasonable opinion of the Lessor, a material adverse effect on:

(a)	the business and financial condition of any Relevant Party which affects the ability of any Relevant Party to perform its obligations under the Operative Documents to which it is a party;
(b)	the validity, legality or enforceability of any Operative Document or the rights or remedies of any Relevant Party under any Operative Documents; or
(c)	the validity, legality or enforceability of any Lien expressed to be created under any Security Document or the priority and ranking of any of such Security Document.
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Memorandum of Agreement” means the memorandum of agreement dated as of the date of this Charter, together with all addenda, amendments and supplements to it, made between the Lessee, as seller and the Lessor, as buyer in respect of the Vessel.

“Merger” means the merger involving the Guarantor and Poseidon Container Holdings LLC completed on 15 November 2018 and as a result of which the Guarantor was the surviving entity.

“Minimum Number of Shares” means, at any time, the number of shares in the Guarantor being equal to 50 per cent. of the number of shares in the Guarantor held by Mr. George Giouroukos (directly or indirectly through one or more affiliates) on the date of completion of the Merger, as such number may have:

(a)	increased by means of any share split of the share capital of the Guarantor; or
(b)	decreased by any reverse split of the share capital of the Guarantor,

in each case, any such split having occurred since the date of completion of the Merger.

“Mortgage” means the first priority (or first preferred, as the case may be) ship mortgage in respect of the Vessel and any deed of covenants collateral thereto executed or to be executed by the Lessor as security for the Lessor’s obligations under the Finance Documents.

“Operating Account” means the operating account of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Account Bank with the account number listed in the schedule to the relevant Account Security.

“Operative Documents” means:

(a)	this Charter (together with the Acceptance Certificate);
(b)	the Memorandum of Agreement (together with the Bill of Sale);
(c)	the Guarantee;
(d)	the Security Documents;
(e)	the Fee Letter;
(f)	the Letter of Quiet Enjoyment B;
(g)	any other document, instrument or agreement which is agreed in writing by the Lessor and the Lessee to be an Operative Document; and
(h)	any and all certificates, notices and acknowledgements (including in respect of the Insurances) entered or to the be entered into pursuant to any of the documents referred in the preceding sub-clauses of this definition, and “Operative Document” means any of them.

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor with respect to the year ending 31 December 2020.

“Outstanding Charter Hire Principal” means, at the relevant time:

(a)	on the Delivery Date, the Purchase Price; and
(b)	on any other date after the Delivery Date, an amount equivalent to the Purchase Price as reduced by each instalment of Fixed Rent and, if applicable, the Balloon Rental which has been paid or prepaid by the Lessee by that time,
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and as more specifically set out in the sixth (61 column of the Payment Schedule at the time.

“Outstanding Indebtedness” means the aggregate of all sums of money from time to time owing by the Lessee to the Lessor whether actually or contingently, present or future, under this Charter and the other Operative Documents or any of them.

“Party” means a party to this Charter.

“Payment Account” means the account (or any sub-account or sub-division thereof) as notified by the Lessor to the Lessee (and any renewal or re-designation thereof) maintained with the Lessor Account Bank by the Lessor, details of which will be notified in writing to the Lessee by the Lessor.

“Payment Date” means, subject to Clause 44.7 (Business Days), in relation to the payment of Rent, (1) the date falling three (3) months after the Delivery Date, (ii) each of the other dates falling at intervals of three (3) months thereafter and (iii) the Expiry Date, in each case, as more particularly described in the second (2nd) column of the relevant Payment Schedule.

“Payment Schedule” means the payment schedule set out in Schedule 3 (Payment Schedule) as may be replaced from time to time in accordance with paragraph (e) of Clause 44.2 (Rent) or in accordance with Clause 59.2 (Security Coverage Ratio).

“Permitted Liens” means:

(a)	any Liens created by the Operative Documents;
(b)	any Liens created by the Finance Documents;
(c)	unless a Termination Event is continuing, any ship repairer’s or outfitter’s possessory lien in respect of the Vessel for an amount not exceeding the Major Casualty Amount;
(d)	any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;
(e)	any lien on the Vessel for salvage; and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel provided such liens:
(i)	are not being enforced through arrest; and
(ii)	are subject, in the case of liens for repair or maintenance, to Clause 56.4 (Repairer’s liens).

“Pollutant” means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

“Potential Termination Event” means any event or circumstance specified in Clause 63 (Termination Events) which, with the expiry of a grace period, the giving of notice or fulfilment of any other relevant condition (or any combination of any of the foregoing) is likely to become a Termination Event.

“Protocol of Delivery and Acceptance” has the meaning given to it in the Memorandum of Agreement.

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“Prepayment Fee” means, in relation to the relevant Purchase Option Date, Termination Sum Payment Date or the date this Charter is terminated by the Lessee pursuant to Clause 50.3(d) (as applicable):

(a)	two per cent. (2%) of the amount by which the Outstanding Charter Hire Principal as at that date exceeds the amount of the outstanding indebtedness of the Lessor under the Facility Agreement as at that date, if that date falls on a day which is between the first Payment Date and 30 November 2022 (both dates inclusive); or
(b)	one per cent. (1%) of the amount by which the Outstanding Charter Hire Principal as at that date exceeds the amount of the outstanding indebtedness of the Lessor under the Facility Agreement as at that date, if that date falls on a day which is between 1 December 2022 and 30 November 2023 (both dates inclusive).

“Purchase Obligation” means the obligation of the Lessee to purchase the Vessel on the Purchase Obligation Date, as detailed in Clause 64.3 (Purchase Obligation).

“Purchase Obligation Date” means the earlier of:

(a)	the date the Sub-Charter 2 terminates (including by effluxion of time) or is cancelled, rescinded or frustrated for any reason whatsoever provided that the Vessel is not immediately thereafter delivered by the Lessee to the Sub-Charterer 1 in order to commence service under the Sub-Charter 1;
(b)
(i)	before the commencement of the Sub-Charter 1, the date the Sub-Charter 1 terminates (including by effluxion of time) or is cancelled, rescinded or frustrated for any reason whatsoever; or
(ii)	after the commencement of the Sub-Charter 1, the date falling on the earlier of:
(A)	60 days after the Sub-Charter 1 terminates (including by effluxion of time) or is cancelled, rescinded or frustrated for any reason whatsoever, provided the Vessel has not been delivered for service under any Replacement Sub-Charter during such period of 60 days; and/or
(B)	the date any Replacement Sub-Charter terminates (including by effluxion of time) or is cancelled, rescinded or frustrated for any reason whatsoever;
(c)	the date on which a Change of Control occurs; and
(d)	the Expiry Date.

“Purchase Obligation Price” has the meaning given to it under Clause 64.3 (Purchase Obligation).

“Purchase Option” has the meaning given to it in Clause 64.2 (Purchase Option Price).

“Purchase Option Price” has the meaning given to it in Clause 64.2 (Purchase Option Price).

“Purchase Option Date” has the meaning given to it in Clause 64.2 (Purchase Option Price).

“Purchase Price” has the meaning given to it in the Memorandum of Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Lessor in accordance with market practice in the London interbank market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

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“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Secured Property, appointed by the Lessor under any of the Operative Documents.

“Relevant Party” means a party to the Operative Documents (other than the Lessor, any Manager and any Sub-Charterer) and “Relevant Parties” means together all or any of them.

“Rent” means, in respect of a Payment Date, the amount in Dollars payable by the Lessee pursuant to Clause 44.2 (Rent) on that Payment Date, comprising an instalment of Fixed Rent (and including, in the case of the last Payment Date only, the Balloon Rental) and a payment of the applicable Variable Rent calculated in accordance with Clause 44.9 (Calculation of the Variable Rent and interest).

“Replacement Sub-Charter” means, in the event that the Sub-Charter 1 is terminated, cancelled, rescinded or frustrated for any reason whatsoever, a charter that replaces Sub-Charter 1 and satisfies all of the following conditions:

(a)	it has a fixed term charter period and optional extensions thereof at least equal to the fixed term charter period which remained and the optional extensions which existed under the Sub-Charter 1 at the time of its termination, cancellation, rescission or frustration (minus the days elapsed between the time of such termination, cancellation, rescission or frustration and the date the Vessel enters into service under the Replacement Sub-Charter);
(b)	it is entered into by the Lessee with a Replacement Sub-Charterer; and
(c)	it provides for a minimum net daily rate of hire payable by the Replacement Sub-Charterer which equals or exceeds the relevant net daily rate that was to be payable under the Sub-Charter 1 during the said remaining fixed term charter period and (as applicable) during the relevant option extensions thereof (had they been exercised by the Sub-Charterer 1).

“Replacement Sub-Charterer” means a charterer acceptable to the Lessor (such acceptance not to be unreasonably withheld or delayed).

“Requisition” means:

(a)	any expropriation, confiscation, requisition or acquisition of the Vessel whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 30 days redelivered to the full control of the Lessee; and
(b)	any capture or seizure of the Vessel (including any hijacking or theft) unless it is within 30 days redelivered to the full control of the Lessee.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any Requisition or any arrest or detention of the Vessel in the exercise or purported exercise of any lien or claim.

“Restricted Person” means a person that is:

(a)	listed on, or owned or controlled by a person listed on any Sanctions List;
(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a Sanctioned Country; or
(c)	otherwise a target of Sanctions.

“Sanctioned Country” means a country or territory that is the subject or the target of Sanctions (currently, Cuba, Iran, North Korea, Syria and Crimea).

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“Sanctions’ means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means:

(a)	the Security Council of the United Nations;
(b)	the United States of America;
(c)	the United Kingdom;
(d)	the European Union;
(e)	any member state of the European Union;
(f)	any country with respect to which any Group Member or an Approved Manager is organised or resident, or has material (financial or otherwise) interests or operations; and
(g)	the governments and official institutions or agencies of any of the foregoing paragraphs, including without limitation the U.S. Office of Foreign Asset Control (“OFAC”), the U.S. Department of State, and Her Majesty’s Treasury (“HMT”).

“Sanctions List” means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Scheduled Delivery Date” has the meaning given to it in the Memorandum of Agreement.

“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lessor may specify another page or service displaying the relevant rate after consultation with the Lessee.

“Secured Property” means those assets of the Relevant Parties which from time to time are, or are expressed to be, subject to a Lien created or expressed to be created in favour of the Lessor pursuant to the Security Documents.

“Security Agent” means the person as defined in the Facility Agreement as security agent or trustee for the Finance Parties.

“Security Coverage Ratio” means at any relevant time, the ratio of (i) the Fair Market Value of the Vessel to (ii) the Outstanding Charter Hire Principal, in each case, at that time.

“Security Documents” means:

(a)	the General Assignment;
(b)	the Account Security in relation to each Account;
(c)	the Share Pledge;
(d)	any Manager’s Undertaking;
(e)	any Subordination Deed; and
(f)	any other document designated as such by the Lessor and the Lessee.
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“Share Pledge” means the first priority pledge by the Guarantor in respect of all the membership interests in the Lessee executed or to be executed by the Guarantor in favour of the Lessor.

“Spill” means any actual emission, spill, release or discharge of a Pollutant into the environment.

“Sub-Charter” means any of:

(a)	the Sub-Charter 1; and
(b)	the Sub-Charter 2 or any Replacement Sub-Charter.

“Sub-Charter 1” means the time charter dated 19 March 2021 (as may be amended, supplemented and/or novated from time to time) in respect of the Vessel and made between the Lessee, as disponent owner and the Sub-Charterer 1 as time charterer.

“Sub-Charter 2” means the time charter dated 20 October 2020 (as may be amended, supplemented and/or novated from time to time) in respect of the Vessel and made between the Lessee, as disponent owner and the Sub-Charterer 2 as time charterer.

“Sub-Charterer” means:

(a)	the Sub-Charterer 1; or
(b)	the Sub-Charterer 2; or
(c)	any Replacement Sub-Charterer.

“Sub-Charterer 1” means Maersk A/S, of 50 Esplanaden, DK-1263. Copenhagen, Denmark.

“Sub-Charterer 2” means Wan Hai Lines (Singapore) Pte. Ltd., of Singapore.

“Subordination Deed” means a subordination deed that may be required by Clause 54.5 (Subordination).

“Subsidiary” of a person means any other person:

(a)	directly or indirectly controlled by such person, or
(b)	of whose dividends or distributions on ordinary voting share capital (or, as the case may be, membership interest) such person is beneficially entitled to receive more than 50 per cent.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be construed accordingly.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment required to be made by any Relevant Party or any Manager to the Lessor under an Operative Document, other than a FATCA Deduction.

“Tax indemnitee” has the meaning given to it in Clause 48.2 (Tax indemnity).

“Tax Payment” means an increased payment made by the Lessee to a Tax lndemnitee under Clause 48.1 (Withholding Taxes) or a payment under Clause 48.2 (Tax indemnity).

“Technical Manager” means the Initial Technical Manager or such other company being an experienced and reputable technical ship management company as shall be approved in writing by the Lessor (such approval not to be unreasonably withheld or delayed) to carry out the technical management of the Vessel.

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“Termination Date means the date on which this Charter or the Charter Period is terminated pursuant to the terms of this Charter.

“Termination Event” means any event or circumstance described in Clause 63 (Termination Events).

“Termination Sum Payment Date” has the meaning given to it in Clause 66.2 (Payments on Termination Event or Total Loss).

“Termination Sum” has the meaning given to it in Clause 66.3 (Lessor’s obligations upon receipt of payment).

“Total Loss” means, in relation to the Vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or
(b)	Requisition.

“Total Loss Date” means, in relation to the Total Loss:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Vessel was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the Vessel is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date subsequently determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the Vessel’s insurers; and
(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lessor that the event constituting the total loss occurred.

“Total Loss Payment Date” means, following the occurrence of a Total Loss, the earlier of:

(a)	the ninetieth (90th) day following the relevant Total Loss Date (or such later date as the Lessor may agree); and
(b)	the date on which the Lessor and/or the Security Agent receives the Insurance Proceeds in respect of such Total Loss.

“Transaction Document” means:

(a)	each of the Operative Documents;
(b)	any Management Agreement;
(c)	the Maersk Contract; and
(d)	each of the Sub-Charter 1 and the Sub-Charter 2 or any Replacement Sub-Charter.

“Variable Rent” means, in respect of each Payment Date, an amount in Dollars equal to the applicable Floating Rate multiplied by the Outstanding Charter Hire Principal, in each case, on the preceding Payment Date or (in respect of the first payment of Variable Rent under this Charter) the Delivery Date.

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“Vessel” means the 5,762 TEU container carrier with IMO No. 9214202 and which upon Delivery under the Memorandum of Agreement will be registered in the ownership of the Lessor under the laws of the Flag State, including all component parts, furniture, equipment or accessories of the Vessel, all substitutions of, additions to, replacements or renewals of, any of these component parts, furniture, equipment or accessories from time to time made in accordance with this Charter, and any of these component parts, furniture, equipment or accessories which, having been removed from the Vessel, remain the property of the Lessor pursuant to this Charter and, where the context permits, shall include the Manuals and Technical Records.

39.2	Construction
(a)	Unless a contrary indication appears, any reference in this Charter to:
(i)	the “Lessor”. the “Lessee”, any “Relevant Party”, any “Finance Party”, the “Security Agent” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	‘assets” includes present and future properties, revenues and rights of every description;
(iii)	“control” of an entity means:
(A)	the power (whether by way of ownership of shares or membership interests or any other equity instrument, proxy, contract, agency or otherwise) to-
(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)	appoint or remove all, or the majority, of the directors, members or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors, members or other equivalent officers of that entity are obliged to comply, and/or
(B)	the holding beneficially of more than 50 per cent of the issued share capital or, as the case may be, membership interest capital of that entity (excluding any part of that issued share capital or, as the case may be, membership interest capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital or, as the case may be, membership interest capital shall be disregarded in determining the beneficial ownership of such share capital or, as the case may be, membership interest capital);
(iv)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in a person by any of them, either directly or indirectly;
(v)	an “Operative Document” or any other agreement or instrument is a reference to that Operative Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(vi)	“including’ shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);
(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
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(ix)	something being in the “ordinary course of business” of a person or in the “ordinary course of trading” means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its constitutional documents);
(x)	“law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statue, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation or requirement, or official or judicial interpretation of any of the foregoing, and any rule, treaty, official directive, request or guideline of any governmental, intergovernmental or supranational body, agency, department or regulatory, self regulatory or other authority or organisation;
(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(xii)	a provision of law is a reference to that provision as amended or re-enacted; and
(xiii)	a time of day is a reference to London time.
(b)	Unless a contrary indication appears, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Charter. Clause and Schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Operative Document or in any notice or certificate given under or in connection with any Operative Document has the same meaning in that Operative Document, notice or certificate as in this Charter.
(d)	A Potential Termination Event is “continuing” if it has not been remedied or waived; a Termination Event is “continuing’. if it has not been remedied or waived.
(e)	In this Charter, unless a contrary indication appears, words importing the plural include the singular and vice versa, and words importing a gender include every gender.
39.3	Third party rights

Any person which is an Indemnitee or a Tax Indemnitee from time to time and is not a Party shall be entitled to enforce such terms of this Charter which provide for the obligations of the Lessee to be owed to such Indemnitee or Tax Indemnitee, as the case may be, in each case, subject to the provisions of Clause 81 (Governing law) and the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”). The Third Parties Act applies to this Charter as set out in this Clause 39.3. Save as provided above, a person who is not a Party has no right to use the Third Parties Act to enforce any term of this Charter and, subject to the other provisions of the other Operative Documents, the Parties do not require the consent of any third party (including, without limitation, any Indemnitee or Tax Indemnitee who is not a Party) to amend, rescind, terminate or extend this Charter at any time.

40	Charter of Vessel

Subject to the terms and conditions of this Charter, the Lessor shall lease, and the Lessee shall hire, the Vessel for the Charter Period. There shall be no renewal or extension of the Charter Period beyond the Expiry Date.

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41	Delivery of Vessel
41.1	Delivery
(a)	At the request of the Lessee, the Lessor has entered into the Memorandum of Agreement with the Lessee, pursuant to which the Lessor has agreed to purchase the Vessel at the Purchase Price payable upon the terms and conditions of the Memorandum of Agreement.
(b)	At the same time as the delivery of the Vessel to the Lessor by the Lessee pursuant to the Memorandum of Agreement, the Lessor shall deliver the Vessel to the Lessee and the Lessee shall take delivery of the Vessel from the Lessor.
(c)	On Delivery, the Lessee shall execute and deliver to the Lessor the Acceptance Certificate.
41.2	Acceptance Certificate

The execution and delivery of the Acceptance Certificate by the Lessee pursuant to Clause 41.1 (Delivery) shall constitute irrevocable, final and conclusive evidence that:

(a)	the Lessee has accepted the Vessel for the purposes of this Charter; and
(b)	the Vessel was delivered to the Lessee in a condition in compliance with this Charter.
41.3	Lessee’s acknowledgement

The Lessee acknowledges and confirms that:

(a)	the Lessor shall purchase the Vessel pursuant to the Memorandum of Agreement for the sole purpose of leasing the Vessel to the Lessee pursuant to this Charter;
(b)	the Lessee shall not be entitled to refuse to accept delivery of the Vessel under this Charter once the Lessor acquires title to, and receives possession of, the Vessel pursuant to the Memorandum of Agreement;
(c)	the Lessor’s obligation to pay to the Lessee the Purchase Price under the Memorandum of Agreement shall be subject to the conditions set out in Clause 42 (Conditions Precedent);
(d)	the Lessor shall not be liable for any Losses resulting (directly or indirectly) from any defect or alleged defect in the Vessel or failure or alleged failure of the Vessel to comply with the Memorandum of Agreement; and
(e)	the Lessee shall be responsible for the condition of the Vessel on the Delivery Date.
41.4	Cancellation of the Memorandum of Agreement

If the Memorandum of Agreement is terminated, repudiated, rescinded or cancelled for any reason whatsoever pursuant to the terms of the Memorandum of Agreement, the Lessor shall have no obligation to charter the Vessel to the Lessee.

42	Conditions Precedent
42.1	Lessor’s conditions precedent
(a)	The obligation of the Lessor to enter into the Memorandum of Agreement and this Charter is subject to receipt by the Lessor of the documents and evidence set out in Part I of Schedule 1 (Conditions Precedent) on or prior to the date of this Charter.
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(b)	The obligation of the Lessor to charter the Vessel to the Lessee under this Charter is subject to:
(i)	receipt by the Lessor of the documents and evidence set out in Part II of Schedule 1 (Conditions Precedent) on or prior to the date of the Payment Notice; and
(ii)	receipt by the Lessor of the documents and evidence set out in Part III of Schedule 1 (Conditions Precedent) on or prior to the Delivery Date.
(c)	Each document provided to the Lessor under this Clause 42 shall be in form and substance satisfactory to the Lessor (acting reasonably).
(d)	The conditions specified in this Clause 42 are inserted for the sole benefit of the Lessor and may be waived or deferred in whole or in part and with or without conditions only by the Lessor.
42.2	Lessor’s further conditions precedent

The obligation of the Lessor to charter the Vessel to the Lessee or continue to charter the Vessel to the Lessee under this Charter is subject to the further conditions that:

(a)	the representations and warranties in Clause 51.1 (Lessee representations) hereof and clause 5 of the Memorandum of Agreement shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when the Delivery is to take place;
(b)	no Potential Termination Event or Termination Event shall have occurred and be continuing or would arise by reason of the Delivery taking place;
(c)	no event or circumstance has occurred or exists between the date hereof and the proposed date of Delivery which would have a Material Adverse Effect;
(d)	all consents, if any, of any relevant Governmental Agency necessary for the effective performance or consummation of the transactions contemplated by the Operative Documents to which each Relevant Party or any Manager is a party shall have been obtained and be in full effect;
(e)	Delivery shall have occurred on or prior to the Cut-off Date (unless otherwise agreed by the Lessor); and
(f)	all of the documents received by the Lessor as contemplated in Clause 42.1 (Lessor’s conditions precedent) are in full force and effect.
42.3	Sanctions
(a)	No Relevant Party nor any Manager, nor any of their Subsidiaries, directors or officers, is a Restricted Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person and none of such persons owns or controls a Restricted Person.
(b)	Notwithstanding any other provision of this Charter or any other Operative Document to the contrary, neither the Lessor nor any Relevant Party, nor any Manager is obliged to do or omit to do anything if it would, or in its reasonable opinion, would be likely to constitute a breach of any Sanctions or any laws and regulations relating to anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to it.
(c)	Notwithstanding any other provision of this Charter or any other Operative Document to the contrary but subject to any statutory obligations and confidentiality undertakings by which the Lessor, any Relevant Party and any Manager may be bound, each of them agrees to provide any information and documents that are within its possession, custody or control reasonably required by any other Party in order for that other Party to comply with any Sanctions, any
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Anti-Money Laundering Laws or any other laws and regulations relating to anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to it.

(d)	If the Lessor or any Relevant Party or any Manager is required to disclose information obtained in connection with this Charter or any other Operative Document to any person in order to comply with any Sanctions or any laws and regulations relating to anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to it, each of them agrees that, if permitted to do so by law, it will immediately notify the other Party of the requirement to disclose such information and that to the extent permitted by law, such disclosure will not breach any duty of confidentiality owed by any of them to any of the others.
43	Extent of Lessor’s liability

The Parties agree that:

(a)	the Vessel shall be leased on an “as is, where is” basis;
(b)	the Lessor makes no condition, term, representation or warranty as to title, seaworthiness, condition, design, operation or fitness for use of the Vessel, or as to the eligibility of the Vessel for any particular trade, purpose or operation, or any other condition, term, representation or warranty with respect to the Vessel; and
(c)	the Lessee waives all its rights and claims in respect of any condition, term, representation or warranty described in paragraph (b) above.
44	Rent, payments and calculations
44.1	Fees

The Lessee shall pay to the Lessor an arrangement fee and an administration fee in in the amount and at the times agreed in the Fee Letter.

44.2	Rent
(a)	The Lessee shall from the Delivery Date until the end of the Charter Period pay the relevant Rent to the Lessor on each Payment Date (which for the avoidance of doubt, includes the applicable Fixed Rent and Variable Rent payable on that Payment Date), as set out more specifically in the second (2nd) column of the relevant Payment Schedule.
(b)	The Lessee shall pay the Balloon Rental on the final Payment Date, as set out more specifically in the second (2nd) column of the relevant Payment Schedule.
(c)	If the Lessee defaults in payment of (i) the applicable Fixed Rent on a Payment Date or (ii) the Balloon Rental, the Lessee shall pay default interest thereon pursuant to Clause 44.8 (Default Interest).
(d)	All payments of the Rent (including, when applicable, the Balloon Rental) shall be deemed earned when paid and shall not be refundable in any circumstances except as expressly provided herein.
(e)	Schedule 3 (Payment Schedule) has been prepared on the assumptions (inter alia) that the Purchase Price is $14,734,500, that the Delivery Date will be within April 2021 and that LIBOR shall be 0.50% throughout the Charter Period. If any assumption is or proves to be incorrect, the Lessor may no later than one (1) Business Day before the Delivery Date deliver to the Lessee a new schedule to replace Schedule 3 (Payments Schedule) accordingly and thereupon such schedule shall replace Schedule 3 (Payments Schedule) for all purposes. As LIBOR may fluctuate from interest period to interest period, the Parties acknowledge that the amounts of Variable Rent set out in any Schedule 3 (Payment Schedule) shall be indicative and the amount of each applicable Variable Rent shall be advised by the Lessor to the Lessee accordingly at the relevant time.
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44.3	Payment unconditional
(a)	The Lessee’s obligation to pay Rent and other payments on a “hell and high water” basis in accordance with this Charter and any other amounts payable by the Lessee under the other Operative Documents shall be absolute and unconditional irrespective of any matter or contingency, including:
(i)	any set-off, counterclaim, recoupment, defence or other right which any party to any of the Operative Documents may have against the other or any other party to the Operative Documents;
(ii)	the occurrence of a Total Loss or any other occurrence including the loss, destruction, confiscation, seizure, damage to the Vessel, or the interruption or cessation in or prohibition of the use of, or any requisition for hire or use of, possession or enjoyment of the Vessel by the Lessee for any reason whatsoever;
(iii)	any unavailability of the Vessel, including any lack or invalidity of title or any other defect in the title, seaworthiness, condition, design, merchantability, fitness for use or purpose, or lack of Crew, injury of any Crew, or the ineligibility of the Vessel for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction
(iv)	any failure or delay on the part of any party to any of the Operative Document, whether with or without fault on its part, in performing or complying with any of the terms of the Operative Documents;
(v)	any insolvency, bankruptcy, winding-up, reorganisation, reconstruction, arrangement, readjustment of debt, dissolution or similar proceedings by or against any of the Lessor, any Relevant Party, any Manager or any other party to any of the Operative Documents;
(vi)	any other cause which would, but for this Clause 44.3, have the effect of terminating or affecting the obligations of the Lessee under any of the Operative Documents; and
(vii)	any invalidity, unenforceability or lack of due authorisation of, or other defect in, any of the Operative Documents.
(b)	It shall be the intention of the Parties that the obligations of the Lessee under this Clause 44.3 shall survive any frustration of any of the Operative Documents, and that, except as provided for in this Charter, no amount payable or paid by the Lessee under this Charter to the Lessor shall be repayable to the Lessee.
44.4	Manner of payment

All payments of the Rent (including, when applicable, the Balloon Rental), any Purchase Option Price, the Purchase Obligation Price and any other amounts payable by the Lessee under this Charter and any other Operative Document shall be made:

(a)	in full, without any set-off or counterclaim and, subject as provided in Clause 48.1 (Withholding Taxes), free and clear of any deductions or withholdings; and
(b)	in Dollars, in same day funds before 11:00 a.m. (London time) on the due date for payment, to the Payment Account or such other account as the Lessor may notify the Lessee in writing at least five (5) Business Days before the due date for payment.
44.5	Variable Rent periods

The Variable Rent shall be determined in respect of each period of three (3) months provided always that:

(a)	the first period shall commence on the Delivery Date and end on the next following Payment Date;
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(b)	each subsequent period will start on the date immediately after the relevant Payment Date and end on the next following Payment Date; and
(c)	the final period for the determination of the Variable Rent shall end on the Expiry Date.
44.6	Unavailability of LIBOR

In respect of the calculation of LIBOR for the purposes of determining the Variable Rent, if at any relevant time:

(a)	no Screen Rate is quoted; and
(b)	it is not possible to calculate the Interpolated Screen Rate,

the Lessor shall promptly notify the Lessee stating the circumstances falling within this Clause 44.6 which have caused its notice to be given, following which the Lessor shall determine an alternative LIBOR rate (the “Alternative LIBOR Rate”) in consultation with the Lessee within fifteen (15) days after the date on which the Lessor serves such notice (the “Negotiation Period”). Any Alternative LIBOR Rate or alternative basis on which LIBOR is to be calculated which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed, and if an Alternative LIBOR Rate or alternative basis on which LIBOR is to be calculated is not agreed within the Negotiation Period, LIBOR for the relevant interest period will be such rate as certified by the Lessor, acting reasonably.

44.7	Business Days

Any payment which is due to be made under an Operative Document on a day which is not a Business Day shall be made on the next Business Day, unless such Business Day falls in the next calendar month or after the Expiry Date, in which case the due date shall be the preceding Business Day.

44.8	Default Interest

Without prejudice to the other rights and remedies of the Lessor hereunder, if any amount due and payable by the Lessee hereunder is not received by the Lessor on the due date for payment thereof in the manner herein stipulated, the Lessee shall pay interest on the same for the period starting on (and including) the due date for payment thereof and ending on (but excluding) the date on which the same is received or recovered by the Lessor in full (after as well as before judgment) at the rate(s) from time to time determined under this Clause 44.8. The period between the due date for payment of any sum due and payable hereunder or thereunder and the date upon which the obligation to pay such sum is discharged shall be divided into successive periods, the duration of which shall be selected by the Lessor. During each such period (as well after as before judgment) the outstanding balance of the unpaid sum shall bear interest which shall accrue from day to day and on the basis of actual days elapsed and shall be calculated at a rate per annum which is equal to the Default Rate calculated on the basis of a year of three hundred and sixty (360) days and actual days elapsed. Any such interest shall be due and payable when the relevant unpaid sum is paid or, if earlier, at the end of each period by reference to which it is calculated.

44.9	Calculation of the Variable Rent and interest

Except as otherwise expressly provided in this Charter, all amounts of Variable Rent and any interest payable under this Charter and any other Operative Document shall be calculated on the basis of a year of three hundred and sixty (360) days or, where the amount is payable in a currency other than Dollars, such period as is customary for such currency, and the actual number of days elapsed.

44.10	Certificates and determinations

Any certificate or determination of the Lessor of a rate or an amount payable under any Operative Document shall specify the relevant rate or amount and shall, in the absence of manifest error, be conclusive and binding on the Lessee.

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45	Costs and Expenses

The Lessee shall pay to the Lessor on demand, on an After Tax Basis, all Losses incurred by the Lessor in connection with:

(a)	all legal and out-of-pocket expenses of the Lessor in connection with the negotiation, preparation and execution of the Operative Documents (subject to any agreed maximum amounts agreed in advance between the Lessor and the Lessee);
(b)	any variation of any Operative Document requested by the Lessee or any waiver or consent required under any of them;
(c)	the early termination of the leasing of the Vessel and the sale of the Vessel to the Lessee pursuant to Clause 64 (Purchase Option and Purchase Obligation) or following the occurrence of an Early Termination Event or a Termination Event;
(d)	investigating the occurrence of a Termination Event and the enforcement or preservation of any right conferred upon the Lessor by any of the Operative Documents, or in respect of the repossession of the Vessel in accordance with the Operative Documents (or any of them);
(e)	a breach by the Lessor of its obligations under any of the Finance Documents provided that such breach is caused (whether directly or indirectly) by a breach of any of the Operative Documents by a Relevant Party or any Manager; and
(f)	a Total Loss or event which may result in a Total Loss.
46	Accounts
46.1	General undertakings

The Lessee undertakes with the Lessor that, from the date of this Charter and thereafter, it will:

(a)	open the Operating Account and the DSRA Account with the Account Bank and, in connection therewith, will from time to time complete all “know your customer” and other returns necessary for such process;
(b)	maintain the Operating Account and the DSRA Account with the Account Bank; and
(e)	not withdraw or permit withdrawal of any moneys from the DSRA Account other than in accordance with the provisions of this Clause 46.
46.2	Payment of Earnings etc.
(a)	The Lessee shall after the date of this Charter and throughout the Charter Period, direct any Sub-Charterer and any other person liable therefor to pay all Earnings and Requisition Compensation payable to the Lessee into the Operating Account, for application in accordance with this Charter and/or the relevant Security Documents.
(b)	From the date falling one month after the Delivery Date up until the end of the Charter Period (the “DSRA Period”), the Lessee shall procure that 1/3rd of the amount of Rent to be paid on the next Payment Date shall be transferred on a monthly basis to the DSRA Account.
46.3	Currency

Any moneys required to be credited to the Operating Account and/or the DSRA Account denominated in a currency other than Dollars shall be paid by the recipient to the Account Bank which shall purchase Dollars with such moneys at either (i) the spot rate of exchange of the Account Bank or (ii) if no spot rate of exchange is available, at a rate determined by the Account Bank at 11.00 am (New York time) on the Business Day following the day on which such moneys are received by the Account

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Bank for the purchase of Dollars with that other currency and the Account Bank shall credit the proceeds of such conversion to the Operating Account or the DSRA Account (as the case may be).

46.4	Operating Account and DSRA Account
(a)	Subject to paragraph (b) below, the Lessee shall be permitted to withdraw amounts from the Operating Account, provided that (i) no Potential Termination Event has occurred and is continuing at the time of such withdrawal and (ii) no Potential Termination Event would arise due to any such withdrawal.
(b)	The Lessee shall apply the moneys deposited in the Operating Account for the following purposes:
(i)	to retain and transfer to the DSRA Account the relevant amounts, at the times and in the manner referred to in Clause 46.2(b);
(ii)	to retain and transfer to the Payment Account on each Payment Date an amount equal to the Rent due to be paid to the Lessor on that Payment Date and for such purposes (provided that no such transfer has already been made by the Security Agent from the DSRA Account in accordance with the provisions of paragraph (c) below) and the Lessor is hereby authorised and instructed to withdraw from the Operating Account on each Payment Date an amount equal to the Rent due to the Lessor on such Payment Date and transfer such amount to the Payment Account; provided that the provisions of this paragraph (b)(i) shall not excuse the Lessee from its obligations to make all payments due to the Lessor on each due date;
(iii)	towards payment of any other amount including, for the avoidance of doubt, the payment of the Balloon Rental then due and payable under any of the Operative Documents; and
(iv)	if there is any surplus remaining in the Operating Account after the applications and retentions under the preceding paragraphs of this Clause 46.4, such surplus shall be released to, or to the order of, the Lessee.
(c)	No withdrawals shall be permitted from the DSRA Account without the prior written consent of the Security Agent and the Security Agent is hereby authorised and instructed to withdraw from the DSRA Account on each Payment Date an amount equal to the Rent due to the Lessor on such Payment Date and transfer such amount to the Payment Account and such transfer shall be applied against, and discharge the Lessee’s obligation to pay, the Rent due on that Payment Date.
46.5	Other provisions
(a)	The Lessee shall not close the Operating Account and/or the DSRA Account or alter, or permit to alter, the terms of the Operating Account and/or the DSRA Account from those in force at the time it is designated for the purposes of this Clause 46 or waive any of its rights in relation to the Operating Account and/or the DSRA Account except with the prior written approval of the Lessor.
(b)	The Lessee shall deposit with the Lessor all certificates of deposit, receipts or other instruments or securities relating to the Operating Account and/or the DSRA Account, notify the Lessor of any claim or notice relating to the Operating Account from any other party and provide the Lessor with any other information it may request concerning the Operating Account.
47	Indemnities
47.1	Currency indemnity
(a)	If any sum due from any Relevant Party or any Manager under any Operative Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be
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converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against any Relevant Party or any Manager; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Lessee shall indemnify the relevant Indemnitee, on an After Tax Basis, against all Losses arising out of, or as a result of, the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the relevant Indemnitee at the time of its receipt of that Sum.

(b)	The Lessee waives any right it may have in any jurisdiction to pay any amount under any relevant Operative Document in a currency or currency unit other than that in which it is expressed to be payable.
47.2	Financial indemnities

The Lessee shall indemnify each relevant Indemnitee on demand, on an After Tax Basis, against all Losses incurred by such Indemnitee as a result of or in connection with:

(a)	any default by any Relevant Party or any Manager in payment of any amount due under this Charter or any other Operative Document;
(b)	Delivery having failed to occur on the Scheduled Delivery Date (as defined in the Memorandum of Agreement) by reason of the operation of any one or more of the provisions of this Charter if the Delivery Notice (as defined in the Memorandum of Agreement) has been served under the Memorandum of Agreement;
(c)	any costs, charges or expenses which any Relevant Party or any Manager has agreed to pay under any of the Operative Documents and which are claimed or assessed against or paid by an Indemnitee; and
(d)	any voluntary termination or any Purchase Option not being exercised in accordance with the notice given by the Lessee.
47.3	Operational indemnity

The Lessee shall indemnify each Indemnitee, on an After Tax Basis, against all Losses incurred by that Indemnitee as a result of, or in connection with (other than in the case where such Losses are solely and directly a result of the Lessor’s wilful misconduct):

(a)	the condition, testing, design, manufacture, delivery, redelivery, non-delivery, purchase, export, import, registration, ownership, classification, leasing, sub-leasing, management, possession, manning, provision of bunkers and lubricating oils, dry-docking, surveys, control, use, operation, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of, or loss of or damage to, the Vessel, or otherwise in connection with the Vessel, or relating to loss or destruction of, or damage to, any property, or death or injury of, or other similar loss suffered by, any person relating to any of these matters;
(b)	claims which may be made on the ground that any design, article or material in the Vessel or the operation or use of such design, article or material constitutes an infringement of patent, trademark, copyright or other intellectual property right or any other right;
(c)	preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel;
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(d)	in addition to what is otherwise provided in Clause 24 (Wreck Removal), the Vessel becoming a wreck or obstruction to navigation, including the removal or destruction of the wreck or obstruction under statutory or other powers;
(e)	any reflagging, deletion and/or registration of the Vessel by the Lessor which may be required following the occurrence of a Termination Event;
(f)	any Environmental Claim or any breach of an Environmental Law or the terms and conditions of an Environmental Authorisation; or
(g)	the Lessee contesting any claim pursuant to paragraph (c) of Clause 47.4 (Conduct of claims).
47.4	Conduct of claims
(a)	The Lessor shall request each Indemnitee to notify the Lessee as soon as reasonably practicable after a written claim is made against that Indemnitee with respect to any matter for which the Lessee is responsible under this Clause 47.
(b)	Any notification given under paragraph (a) above shall give such details as the relevant Indemnitee then has regarding the claim and any Loss.
(c)	The Lessee may (with the Lessor’s prior written consent, such consent not to be unreasonably withheld), in consultation with the Lessor and the relevant Indemnitee, assume and conduct promptly and diligently the defence of any claim of the Lessor giving rise to an obligation on the Lessee to indemnify under this Charter, provided that:
(i)	no Termination Event has occurred and is continuing;
(ii)	the contest does not involve any risk of criminal liability to the Lessor;
(iii)	independent legal counsel reasonably acceptable to the Lessor is of the opinion, confirmed in writing to the Lessor, that a reasonable basis exists for contesting the relevant claim; and
(iv)	the Lessee will be responsible for all Losses suffered by the Lessor as a consequence of the Lessee contesting the relevant claim.
(d)	The Lessor will not, by reason of the Lessee contesting a claim in accordance with paragraph above, be prevented from settling or paying any claim if it is required to do so by applicable law.
(e)	The Lessee and its insurers shall have the right, at the Lessee’s or its insurers’ expense, to investigate any claim for which indemnification is sought pursuant to this Charter. The Lessor shall co-operate with the Lessee and/or its insurers with respect to such investigation.
47.5	Continuation of indemnities

The indemnities contained in this Charter in favour of the Indemnitees shall continue in full force and effect notwithstanding:

(a)	the termination of the leasing of the Vessel to the Lessee under this Charter; or
(b)	the expiration of the Charter Period by effluxion of time or otherwise.
47.6	Indemnity payments
(a)	Any payment becoming due by the Lessee to any Indemnitee under this Charter shall be paid:
(i)	within ten (10) Business Days of demand made by such Indemnitee; and
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(ii)	together with interest at the Default Rate from the date of such demand to the date of reimbursement by the Lessee to such Indemnitee (both before and after judgment).
(b)	For the avoidance of doubt, it shall not be a condition to the obligation of the Lessee to make a payment under this Charter in respect of any Loss incurred by an Indemnitee to any third party that the relevant Indemnitee has paid any amount to the third party, but only that an amount is payable by such Indemnitee.
(c)	With respect to the giving of the notification under paragraph (a) of Clause 47.4 (Conduct of claims), each Indemnitee agrees that:
(i)	such notification shall not limit such lndemnitee’s right to make further or additional demands on the Lessee in respect of the matter so notified, or in respect of any other matter which is, or may become, the subject of a claim by such Indemnitee on the Lessee under this Charter; and
(ii)	the failure or delay by any Indemnitee to give such notification within a reasonable period of time shall not affect or limit the rights of such Indemnitee under this Charter, or the exercise of such rights in relation to the matter in question, or to any other matter which is, or may become, the subject of a claim by such Indemnitee on the Lessee under this Charter.
48	Taxes
48.1	Withholding Taxes

If, after the date of this Charter, any Tax Deduction is required to be made:

(a)	the Lessee shall promptly notify the Lessor in writing after the Lessee becomes aware of such requirement;
(b)	the Lessee shall pay, or shall procure the payment of, the full amount of such Tax Deduction to the appropriate entity within the time period for payment permitted by law; and
(c)	the sum due from any Relevant Party or any Manager in respect of such payment under an Operative Document which is subject to such Tax Deduction shall be increased to the extent necessary to ensure that, after the making of such Tax Deduction, the Lessor receives and retains (free from any liability in respect of any such Tax Deduction) on the due date for such payment, a sum equal to the sum which the Lessor would have received and so retained had no such Tax Deduction been made or required to be made from such payment. The Lessee shall promptly deliver to the Lessor appropriate receipts evidencing any Tax Deduction so made.
48.2	Tax indemnity

The Lessee shall pay, and within ten (10) Business Days from the Lessor’s demand shall indemnify and hold harmless, the Lessor, and its respective directors, officers, successors and its duly appointed agents (each of whom is referred to in this Clause 48 as a “Tax Indemnitee”) from and against, any and all documented fees and duties reasonably incurred (including, but not limited to, license and registration fees), Taxes imposed on or against any Tax Indemnitee upon or with respect to:

(a)	the purchase, title, ownership, acquisition, acceptance, rejection, delivery, non-delivery, possession, operation, use, condition, maintenance, repair, sale, remarketing, return, redelivery, storage, manufacture, charter, sub-charter, leasing, modification, supply, replacement, importation, transfer of title, repossession, exportation or other application or disposition of, or the imposition of any Lien on, the Vessel or any interest in the Vessel; or
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(b)	otherwise arising with respect to the Vessel or any Operative Document, any Finance Document or the transactions contemplated by, or any amounts paid or payable under or in respect of, this Charter, the other Operative Documents and the Finance Documents, excluding any FATCA Deduction or Tax on a Tax lndemnitee’s net income or profit.

48.3	Grossing-up of indemnity payments
(a)	If any sum payable to any Indemnitee or Tax Indemnitee by the Lessee under this Charter by way of indemnity proves to be insufficient, by reason of any Taxation imposed on such sum, for the Lessor to discharge the corresponding liability to a third party, or to reimburse such Indemnitee or Tax Indemnitee for the cost incurred by it in discharging such corresponding liability, the Lessee shall, upon receipt of evidence showing such insufficiency, pay to the relevant Indemnitee or Tax Indemnitee such additional sum as (after taking into account such Taxation suffered by the Lessor) shall be required to make up the relevant deficit.
(b)	If and to the extent that any sum (the “indemnity sum”) constituting (directly or indirectly) an indemnity to an Indemnitee or Tax Indemnitee, but paid by the Lessee to any person other than an Indemnitee or Tax Indemnitee, shall be treated as taxable in the hands of such Indemnitee or Tax Indemnitee, the Lessee shall pay to the Lessor such sum (the “compensating sum”) as (after taking into account any Taxation suffered by the Lessor on the compensating sum) shall reimburse the Indemnitee or Tax Indemnitee for any Taxation suffered by it in respect of the indemnity sum.
48.4	Stamp taxes
(a)	Each Relevant Party and any Manager shall:
(i)	pay all stamp, documentary, registration or other similar Taxes imposed on or in connection with any of the Operative Documents to which it is a party; and
(ii)	provide the Lessor with receipts in respect of such payments, unless such receipts shall not be available, in which case such Relevant Party or such Manager shall provide the Lessor with satisfactory evidence of such payments.
(b)	Each Relevant Party and each Manager shall indemnify the Lessor, on an After Tax Basis, against all Losses arising by reason of any delay or omission by the Relevant Party or such Manager to pay such duties or Taxes.
49	Illegality
49.1	Consequences of illegality
(a)	If, in any applicable jurisdiction, it becomes unlawful for the Lessor or any Relevant Party, or any Manager to perform any of its obligations or to exercise any of its rights under any of the Operative Documents or any of the Finance Documents to which it is a party, the Lessor shall be entitled, by giving written notice to the Lessee:
(i)	to cancel the Memorandum of Agreement and to cancel this Charter, if any such event occurs prior to the Delivery Date; or
(ii)	to terminate the Charter if such event occurs after the Delivery Date, in each case, immediately or, if later, upon the date upon which the relevant illegality will become effective.
(b)	The Lessor shall not be entitled to exercise any of its rights under paragraph (a) above if any of the circumstances and/or events mentioned under paragraph (a) above (i) concern a Manager, (ii) such Manager is replaced by another Manager acceptable to the Lessor within 30 days of the Lessor giving notice to the Lessee or (if earlier) of any Relevant Party becoming aware of the failure to comply and (iii) such substitute Manager provides to the Lessor a
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Manager’s Undertaking and such other documents as described in paragraphs 1, 4, 5 and 6(a) of Part I of Schedule 1 (Conditions Precedent) and paragraph 6 of Part II of Schedule 1 (Conditions Precedent).

(c)	If, in any applicable jurisdiction, it becomes unlawful for a Finance Party to perform any of its obligations or to exercise any of its rights under any of the Finance Documents to which it is a party, the Lessor will promptly notify the Lessee of such event.
49.2	Termination
(a)	On the date of the cancellation referred to in Clause 49.1(a)(i), the Lessee shall pay to the Lessor:
(i)	any Remittance Interest accrued on the Purchase Price;
(ii)	any relevant Break Costs;
(iii)	any other amount then due and payable but unpaid by any Relevant Party or any Manager to the Lessor under any of the Operative Documents;
(iv)	any cost incurred by the Lessor to the Finance Parties under the Finance Documents as a result of the occurrence of the cancellation of the Memorandum of Agreement and/or this Charter; and
(v)	any out of pocket costs (including legal costs) incurred by the Lessor in connection with the cancellation of the Memorandum of Agreement and/or this Charter.
(b)	On the date of the termination referred to in Clause 49.1(a)(ii), the Lessee shall pay to the Lessor:
(i)	any Rent (including, if applicable, the Balloon Rental) due or accrued but unpaid on such date;
(ii)	the Outstanding Charter Hire Principal on such date;
(iii)	any interest accrued on any unpaid and overdue Rent (including, if applicable. the Balloon Rental) or the Outstanding Charter Hire Principal at the Default Rate;
(iv)	any relevant Break Costs;
(v)	any fee and other amount then due and payable but unpaid by any Relevant Party or any Manager to the Lessor under any of the Operative Documents;
(vi)	any cost incurred by the Lessor to the Finance Parties under the Finance Documents as a result of the termination of this Charter; and
(vii)	any out of pocket costs (including legal costs) incurred by the Lessor in connection with the termination of this Charter.
49.3	Release and Transfer

Upon receipt by the Lessor of the sums set out in Clause 49.2 (Termination), the Lessor shall:

(a)	procure the release of all Liens created by the Lessor on the Vessel and the other security created pursuant to the Operative Documents; and
(b)	transfer title to the Vessel to the Lessee or its nominee pursuant to the terms set out in Clause 68 (Transfer of title) if Delivery of the Vessel under the Memorandum of Agreement has already occurred.
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50	Increased Costs
50.1	Increased Costs
(a)	Subject to Clause 50.2 (Increased Costs exclusions), the Lessee shall, within 10 Business Days, pay to the relevant Indemnitee the amount of any Increased Costs incurred by such Indemnitee as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Charter; or
(ii)	compliance with any law or regulation made after the date of this Charter; or
(iii)	the implementation or application of, or compliance with, Basel III, Reformed Basel CRR or CRR II or any law or regulation that implements or applies Basel HI, Reformed Basel III, CRR or CRR It.
(b)	In this Charter:

Basel III means:

(i)	the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel ill”,

other than, in each such case, the agreements, rules, guidance and standards set out in Reformed Basel III as amended, supplemented or restated after the date of this Charter.

CRR means either CRR-EU or, as the context may require, CRR-UK.

CRR-EU means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

CRR-UK means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

CRR II means either CRR II-EU or, as the context may require, CRR II-UK.

CRR II-EU means regulation 2019/876 amending CRR-EU as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012 and all delegated and implementing regulations supplementing that Regulation.

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CRR H-UK means CRR II-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

Increased Costs means:

(i)	a reduction in the rate of return from the transactions contemplated by the Operative Documents or on an Indemnitee’s overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Indemnitee);
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Operative Document,

which is incurred or suffered by the Lessor or any of its Affiliates to the extent that it is attributable to the Lessor having entered into any of the Operative Documents or funding or performing its obligations under any of the Operative Documents.

Reformed Basel ill means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

50.2	Increased Costs exclusions

Clause 50.1 (increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction or a FATCA Deduction to be made by the Lessee, any other Relevant Party or any Manager;
(b)	compensated for by Clause 48.2 (Tax indemnity) or 48.3 (Gross-up of indemnify payments) (or would have been compensated for under Clause 48.2 (Tax indemnity) but was not so compensated solely because the exclusions to Clause 48.2 (Tax indemnity) applied); or
(c)	attributable to the wilful breach by the relevant Indemnitee of any law or regulation.
50.3	Payment of Increased Costs, indemnity sum or voluntary termination
(a)	If an Indemnitee or a Tax Indemnitee other than the Lessor wishes to make a claim pursuant to paragraph (c) of Clause 48.1 (Withholding Taxes), Clause 48.2 (Tax Indemnity) or Clause 50.1 (Increased Costs), it shall notify the Lessor of the event giving rise to the claim. The Lessor shall then promptly notify the Lessee.
(b)	Upon receipt of the Lessor’s notification, the Lessee shall notify the Lessor of its intention to either:
(i)	pay by means of an adjustment to the Rent, the amount which the Lessor notifies the Lessee that the relevant Indemnitee or Tax Indemnitee has determined is necessary to compensate it for the Increased Cost or indemnity sum;
(ii)	if any such event occurs prior to the Delivery, to cancel the Memorandum of Agreement and this Charter; or
(iii)	if any such event occurs after the Delivery, to terminate the leasing of the Vessel,

in each case, either immediately or at a future specified date prior to the latest date permitted by such law or regulation.

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(c)	If the Lessee elects to voluntarily terminate the Memorandum of Agreement, the Lessor’s obligations under the Memorandum of Agreement and this Charter shall cease either immediately or on the future specified date which is prior to the latest date permitted by such law or regulation.
(d)	If the Lessee elects to voluntarily terminate this Charter, the Charter Period shall be terminated either immediately or on the future specified date which is prior to the latest date permitted by such law or regulation.
(e)	On the date of the termination referred to in paragraph (c) above, the Lessee shall pay to the Lessor any amount then due and payable but unpaid by the Lessee to the Lessor under any of the Operative Documents or by the Lessee to the Lessor under the Memorandum of Agreement.
(f)	On the date of the termination referred to in paragraph (d) above, the Lessee shall pay to the Lessor:
(i)	any Rent (including, if applicable, the Balloon Rental) due or accrued but unpaid on such date;
(ii)	the Outstanding Charter Hire Principal on such date;
(iii)	any interest accrued on any unpaid and overdue Rent (including, if applicable, the Balloon Rental) or the Outstanding Charter Hire Principal at the Default Rate;
(iv)	the relevant Prepayment Fee, if such termination occurs before 1 December 2023;
(v)	any cost incurred by the Lessor to the Finance Parties under the Finance Documents as a result of the termination of this Charter;
(vi)	any other amount then due and payable but unpaid by the Lessee to the Lessor under any of the Operative Documents; and
(vii)	any relevant Break Costs.
(g)	Upon receipt by the Lessor of the sums set out in paragraph (e) or (f) above, the Lessor shall, as soon as practically possible:
(i)	procure the release of all Liens created by the Lessor on the Vessel and the other security created pursuant to the Operative Documents; and
(ii)	transfer title to the Vessel to the Lessee or its nominee pursuant to the terms set out in Clause 68 (Transfer of title) if Delivery of the Vessel under the Memorandum of Agreement has already occurred.
50.4	FATCA Information
(a)	Subject to Clause 50.4(c), each Party shall, within ten (10) Business Days of a reasonable request by the other Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
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(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to Clause 50.4(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Clause 50.4(a) shall not oblige the Lessor to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a) or (b) above (including, for the avoidance of doubt, where Clause 50.4(c) applies), then such Party shall be treated for the purposes of the Operative Documents (and payments under them) as if it is not a FATCA Except Party until such time as the Party in question provided the requested confirmation, forms, documentation or other information.
51	Representations
51.1	Lessee representations

The Lessee makes the representations and warranties set out in this Clause 51.1 to the Lessor on the date of this Charter.

(a)	Status
(i)	Each Relevant Party and each Manager is a limited liability company or, as the case may be, a corporation, duly incorporated, formed and validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation.
(ii)	Each Relevant Party and each Manager has the power and authority to own its assets and carry on its business as it is now being conducted.
(b)	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Relevant Party and each Manager in each Transaction Document to which it is a party are legal, valid, binding and enforceable in accordance with their terms.

(c)	Non-conflict with other obligations

The entry into and performance by each Relevant Party and each Manager of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(i)	any law or regulation applicable to it;
(ii)	its constitutional documents; or
(iii)	any agreement or instrument binding upon it or any of its assets,

nor constitute a default or termination event (however described) under any such agreement or instrument, or (except as provided in any Security Document to which each Relevant Party

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and/or any Manager is a party or a Permitted Lien) result in the existence of, or oblige it to create, any Lien over any of its assets.

(d)	Power and authority
(i)	Each Relevant Party and each Manager has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, the Transaction Documents to which it is a party and the transactions contemplated by those documents and to create the Liens expressed to be created by the Security Documents to which it is or will be a party.
(ii)	No limitation on any Relevant Party’s or any Manager’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Relevant Party or such Manager is, or is to be, a party.
(e)	Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required:

(i)	to enable each Relevant Party or any Manager lawfully to enter into, exercise its rights and comply with its obligations in, the Transaction Documents to which it is a party;
(ii)	to make the Transaction Documents to which each Relevant Party and each Manager is a party admissible in evidence in its jurisdiction of incorporation;
(iii)	for each Relevant Party and each Manager to carry on its business; and
(iv)	to enable each Relevant Party and each Manager to create the Liens to be created by it under any Security Document to which it is a party and to ensure that such Lien has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect.

(f)	Governing law and enforcement

Subject to any applicable Legal Reservations:

(i)	the choice of English law as the governing law of the Transaction Documents (other than each Account Security) to which a Relevant Party or a Manager is a party, and the choice of the governing law of each Account Security will be recognised and enforced in its jurisdiction of incorporation; and
(ii)	any judgment or arbitration award obtained in England in relation to an Transaction Document to which a Relevant Party or a Manager is a party will be recognised and enforced in its jurisdiction of incorporation.
(g)	Place of business
(i)	None of the Relevant Parties has established a place of business in England.
(ii)	The Lessee’s centre of main interest (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation)) is situated in Greece and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
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(h)	No misleading information
(i)	All information provided by any Relevant Party or any Manager for the purposes of any Operative Document was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(ii)	Any financial projections provided by any Relevant Party or any Manager or on its behalf and delivered to the Lessor in connection with this Charter have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(iii)	Nothing has occurred or been omitted from the information so provided and no information has been given by any Relevant Party or any or any Manager or withheld that results in any such information provided by such Relevant Party or such Manager or on its behalf being untrue or misleading in any material respect.
(i)	Financial statements
(i)	The Guarantor’s financial statements most recently supplied to the Lessor (which, at the date of this Charter, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.
(ii)	The Guarantor’s financial statements most recently supplied to the Lessor (which, at the date of this Charter, are the Original Financial Statements) give a true and fair view and represent its financial condition and operations as at the end of the relevant financial year save to the extent expressly disclosed in such financial statements.
(iii)	There has been no material adverse change in the Guarantor’s business or financial condition since the date of the Original Financial Statements.
(j)	Pari passu ranking
(i)	Each Security Document to which each Relevant Party or each Manager is a party creates (or, once entered into, will create) in favour of the Lessor the Security which it is expressed to create with the ranking and priority it is expressed to have.
(ii)	Without limiting paragraph (i) above, each Relevant Party’s and each or any Manager’s payment obligations under each Operative Document to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
(k)	Insolvency

No insolvency proceeding or creditors’ process described in Clause 63.11 (Insolvency proceedings) has been taken or threatened in relation to any Relevant Party or any Manager and no petition for the opening of such proceedings has been presented.

(I)	Deduction of Tax

It is not required under the law applicable where any Relevant Party or any Manager is incorporated or formed or resident or at its address specified in this Charter or any Operative Document to make any Tax Deduction from any payment it may make under any Operative Document.

(m)	No filing or stamp taxes

Under the law of each Relevant Party’s and each Manager’s jurisdiction of incorporation, it is not necessary that any of the Transaction Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid in that jurisdiction on or in relation to any of the Transaction Documents

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to which it is a party or the transactions contemplated by any of the Transaction Documents to which it is a party.

(n)	No Potential Termination Event
(i)	No Potential Termination Event is continuing or might reasonably be expected to result from the entry into or performance of, or the transactions contemplated by, the Transaction Documents to which each Relevant Party and/or each Manager is a party.
(ii)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would have a Material Adverse Effect.
(o)	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any Environmental Claims) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it or any other Relevant Party or any Manager.

(p)	Authorised signatures

Any person specified as an authorised signatory of each Relevant Party and/or each Manager under Schedule 1 (Conditions precedent) is authorised to sign all documents and notices on its behalf.

(q)	No immunity

Each Relevant Party and each Manager and its assets are not entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (including suit, attachment prior to judgment, execution or other enforcement).

(r)	Environmental Authorisations

All records, reports, returns, registrations and information necessary for compliance with any Environmental Law or any Environmental Authorisations have been made or given to the relevant competent authority in accordance with the requirements thereof.

(s)	Environmental provisions
(i)	All applicable Environmental Laws and Environmental Authorisations relating to the Vessel and her operation and management have been complied with.
(ii)	No Environmental Claim has been made or threatened against the Lessee or any Manager in connection with the Vessel.
(iii)	No Environmental Incident has occurred.
(t)	Liens

The Vessel will be free from all Liens at Delivery.

(u)	Vessel condition

At Delivery, the Vessel will comply with all requirements of this Charter including, without limitation, in respect of its condition, insurance, class and employment.

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(v)	Tax compliance

Each Relevant Party and each Manager has complied in all material respects with all Tax laws and regulations applicable to it and its business.

(w)	Anti-corruption law and anti-bribery law

Each Relevant Party and each Manager is not in breach of any laws or regulations relating to the laws of England, the Vessel and its ownership, employment, operation, management and registration, and in particular each Relevant Party and each Manager has complied with all Anti-Money Laundering Laws and each Relevant Party and each Manager has instituted and maintained systems, controls, policies and procedures designed to detect and prevent incidences of money laundering and promote and achieve compliance with Anti-Money Laundering Laws.

(x)	Membership interests
(i)	The membership interests of the Lessee are fully paid and not subject to any option to purchase or similar rights.
(ii)	The constitutional documents of the Lessee do not and could not restrict or inhibit any transfer of those membership interests on creation or enforcement of the Security Documents.
(iii)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Lessee (including any option or right of pre-emption or conversion).
(y)	Ownership of Lessee

The Lessee is a wholly owned direct Subsidiary of the Guarantor.

(z)	No Change of Control

There has not been a Change of Control.

(aa)	No breach of any Charter Document

Neither the Lessee nor (so far as the Lessee is aware) any other person is in breach of any Sub-Charter to which it is a party nor has anything occurred which entitles any party to rescind or terminate it.

(bb)	No breach of Maersk Contract

The Lessee nor (so far as the Lessee is aware) any other person is in breach of the Maersk Contract nor has anything occurred which entitles any party to rescind or terminate it.

(cc)	Vessel’s employment

The Vessel shall on the Delivery Date:

(i)	have been delivered, and accepted for service, under the Sub-Charter 2; and
(ii)	be free of any other charter commitment (save for the charter commitment in respect of the Sub-Charter 1) which, if entered into after that date, would require approval under the Operative Documents.
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(dd)	Address commission

There are no rebates, commissions or other payments in connection with the Maersk Contract or any Sub-Charter other than those referred to in it.

(ee)	Copies of documents

The copies of those Transaction Documents which are not Operative Documents and the constitutional documents of the Relevant Parties delivered to the Lessor under Clause 42 (Conditions Precedent) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.

(ff)	Shares held at the date of the Merger

At the date of the Merger Mr. George Giouroukos owned (either directly or indirectly) 1,335,404 shares in the Guarantor.

51.2	Repetition

Each of the representations and warranties set out in paragraphs (a) to (j) of Clause 51.1 (Lessee representations) are deemed to be made by the Lessee by reference to the facts and circumstances then existing on the Delivery Date and on each Payment Date.

52	General Undertakings
52.1	Lessee undertakings

The undertakings in this Clause 52.1 shall remain in force from the date of this Charter until the end of the Charter Period.

(a)	Status

Each Relevant Party and each Manager shall maintain its corporate existence under the laws of its jurisdiction of incorporation.

(b)	Authorisations

Each Relevant Party and each Manager shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)	supply certified copies to the Lessor of,

any Authorisation required under any law or regulation to enable such Relevant Party or such Manager to perform its obligations under any Transaction Document to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in such Relevant Party’s or such Manager’s jurisdiction of incorporation of any Transaction Document to which such Relevant Party or such Manager is subject or to ensure that each of the Liens created under the Security Documents has the priority and ranking contemplated by them.

(c)	Compliance with laws

Each Relevant Party and each Manager shall comply in all material respects with all laws (including Environmental Laws and Sanctions) to which it may be subject.

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(d)	Performance of obligations

Each Relevant Party and each Manager shall comply with all its obligations under any Operative Document to which it is a party.

(e)	Pari passu

Each Relevant Party and each Manager shall ensure that its liabilities under any Operative Document to which it is a party rank at least pari passu with all its other unsecured liabilities except where such liabilities are mandatorily preferred by laws of general application to companies.

(f)	Notification of default

The Lessee shall notify the Lessor as soon as it becomes aware of:

(i)	the occurrence of any Termination Event; or
(ii)	any matter which indicates that any Termination Event may have occurred,

and in each case, shall keep the Lessor fully informed of all developments.

(g)	Notification of litigation

The Lessee shall provide the Lessor with details of any Environmental Claim, any legal or administrative proceedings involving any Relevant Party, any Manager (but only in relation to the Vessel), the Vessel or any Operative Document to which any Relevant Party or any Manager is a party as soon as it becomes aware that such action has been instituted and such action is reasonably likely to have a Material Adverse Effect on the ability of a Relevant Party or a Manager to perform its obligations under any Operative Document to which it is a party.

(h)	Provision of information

The Lessee shall provide, or procure that there is provided, to the Lessor promptly, such information regarding compliance by each Relevant Party and each Manager with the terms of any Operative Document to which it is a party, or with respect to the Vessel, as the Lessor may from time to time reasonably request.

(i)	Merger

No Relevant Party shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (for the purposes of this paragraph (i), each “a process”), provided that in the case of the Guarantor only, such process is permitted without restrictions so long as:

(i)	the Guarantor remains the surviving entity of any such process; and
(ii)	no Termination Event has occurred at the relevant time nor would be triggered as a result of such process; and
(iii)	such process does not have a Material Adverse Effect.
(j)	Change of business
(i)	The Lessee shall not substantially change the general nature of its business from that carried on at the date of this Charter without consent of the Lessor.
(ii)	The Guarantor shall ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Charter without the prior written consent of the Lessor (such consent not to be unreasonably withheld).
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(k)	Cancellation, termination and amendment of documents

Except with the prior written consent of the Lessor, none of the Relevant Parties, nor any Manager shall cancel, terminate or amend or permit to be cancelled, terminated or amended any Operative Document to which it is a party.

(I)	Taxes

Each Relevant Party and each Manager shall:

(i)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or otherwise is subject to Taxation;
(ii)	pay all Taxes shown to be due and payable on such returns or any assessments made against it, except to the extent these are contested in good faith and by appropriate means where such payment may be lawfully withheld and for which adequate reserves have been established by it taking into account the amount of Taxes payable;
(iii)	except as approved by the Lessor, each Relevant Party shall maintain its residence for Tax purposes in the jurisdiction in which it is currently resident for Tax purposes and ensure that it is not resident for Tax purposes in any other jurisdiction; and
(iv)	each Relevant Party and each Manager shall promptly upon becoming aware of the same notify the Lessor of the imposition or the proposed levy of any taxes (by withholding or otherwise) on any payment to be made by any Relevant Party or any Manager under any Operative Document to which it is a party.
(m)	Sanctions, anti-corruption law and anti-bribery law
(i)	No Relevant Party nor any Manager nor any Group Member:
(A)	is a Restricted Person;
(B)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person;
(C)	owns or controls a Restricted Person; or
(D)	has a Restricted Person serving as a director, officer or, to the best of its knowledge, employee.
(ii)	Each Relevant Party, each Group Member and each Manager has instituted and maintains policies and/or internal procedures designed to prevent violation of Sanctions.
(iii)	The Vessel is not listed on a Sanctions List or otherwise the target of Sanctions.
(iv)	No proceeds of the Purchase Price shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
(v)	The Lessee shall, and shall procure that each other Relevant Party and each Manager (including procuring or as the case may be, using all reasonable endeavours to procure their respective officers and/or directors, of the relevant entity to do the same) shall (A) comply with all Anti-Money Laundering Laws; (B) maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws; and (C) in respect of the Lessee, not use, or permit or authorize any person not to directly or indirectly use, the Purchase Price for any purpose that would breach any Anti-Money Laundering Laws;
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(vi)	in respect of the Lessee, not lend, invest, contribute or otherwise make available the Purchase Price to or for any other person in a manner which would result in a violation of Anti-Money Laundering Laws;
(vii)	the Lessee shall, and shall procure that each other Relevant Party and each Manager shall promptly notify the Lessor of any non-compliance, by any Relevant Party, any Manager or their respective officers, directors, with all laws and regulations relating to Anti-Money Laundering Laws as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.
(n)	Financial statements and Compliance Certificate

The Lessee shall supply to the Lessor:

(i)	as soon as the same become available, but in any event within 180 days after the end of each financial year of the Guarantor, the audited consolidated financial statements of the Guarantor for that financial year (the “Annual Financial Statements”), which shall be the same as those publicly filed with the Security and Exchange Commission of the New York Stock Exchange;
(ii)	as soon as the same become available, but in any event within 90 days after the end of the first half of each financial year of the Guarantor, the unaudited consolidated financial statements of the Guarantor for that financial half year (the “Semi-Annual Financial Statements”); and
(iii)	with each set of Annual Financial Statement and Semi-Annual Financial Statements, a Compliance Certificate; each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 53 (Financial covenants). Each Compliance Certificate shall be signed by the finance director or chief financial officer of the Guarantor or, in his or her absence, by the Chief Financial Officer of the Guarantor.
(o)	Requirements as to financial statements
(i)	The Lessee shall procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition each set of Annual Financial Statements shall be audited by the Auditors.
(ii)	Each set of financial statements delivered pursuant to paragraph (n) of this Clause 52.1 shall:
(A)	be prepared in accordance with GAAP;
(B)	fairly present, and be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;
(C)	comply with the requirements of the New York Stock Exchange; and
(D)	in the case of Annual Financial Statements, not be the subject of any material qualification in the Auditors’ opinion.
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(iii)	The Lessee shall procure that each set of financial statements delivered pursuant to paragraph (n) of this Clause 52.1 shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Lessee notifies the Lessor that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Lessor:
(A)	a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and
(B)	sufficient information, in form and substance as may be reasonably required by the Lessor, to enable the Lessor to determine whether clause 53 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
(iv)	Any reference in this Charter to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
(p)	Change of accounting period

Except with the prior written consent of the Lessor, neither the Lessee nor the Guarantor shall change its accounting periods or its Auditors.

(q)	Financing

Each of the Lessor and the Lessee acknowledges that (i) the rights of the Lessor under the Security Documents and the rights of the Lessee assigned under the Security Documents will be on-assigned to the Security Agent, (ii) the Lessor will assign its interest in the Vessel’s insurances to the Security Agent as such interests are constituted in the Security Documents and (iii) the Vessel is to be mortgaged to the Security Agent at the Lessor’s expense, each as security for the Lessor’s obligations under the Finance Documents and the Lessee hereby consents to each such mortgage and assignment. The Lessee agrees and undertakes to procure that each of the other Relevant Parties shall cooperate with the Lessor and the Finance Parties to give effect to the security interests contemplated in the above documents.

(r)	Information: miscellaneous

The Lessee shall promptly supply to the Lessor:

(i)	upon the Lessor’s request, copies of all material documents dispatched by the Lessee or the Guarantor to its shareholders generally (or any class of them) or its creditors generally (or any class of them) (subject to any confidentiality restrictions);
(ii)	at least once in every consecutive period of six (6) months following the Delivery Date, such information regarding the employment status and operating status of the Vessel as the Lessor may reasonably request;
(iii)	such further information regarding the financial condition, business and operations of the Lessee and/or the financial condition of the Guarantor as the Lessor may reasonably request;
(iv)	such further information and records relating to the Vessel and the Lessee as the Lessor may reasonably request;
(v)	any notice being received from any competent authority amending, terminating or suspending or threatening to amend, terminate or suspend any Authorisation where such action (or implementing the result thereof) constitutes a Material Adverse Effect;
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(vi)	upon becoming aware of them, details of any circumstances which may lead to:
(A)	any Authorisation not being obtained or effected or not remaining in full force and effect (other than in accordance with its terms); or
(B)	any Authorisation not being obtained, renewed or effected when required,

where failure to obtain and/or maintain the same would constitute a Material Adverse Effect.

(s)	Environmental

The Lessee shall, upon becoming aware of the same, promptly notify the Lessor and the Security Agent of:

(i)	any material Environmental Claim or any Environmental Incident;
(ii)	any material inspections, investigations, studies, audits, tests, reviews and other analysis carried out by it or on its behalf (but excluding any routine inspection) in relation to any environmental matters; and
(iii)	details of any material non-compliance by it with any applicable Environmental Law or applicable Environmental Authorisation or any suspension, revocation or modification of any Environmental Authorisation and shall set out the action it intends to take with respect to those matters, in relation to the Vessel.

(t)	“Know your customer” checks

The Lessee shall promptly upon the request of the Lessor supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lessor in line with other similar information requested by other lessors or financiers of vessels to companies in the Group in order for the Lessor to conduct any “know your customer” or other similar procedures required by applicable laws and regulations.

(u)	Ownership of Initial Commercial Manager and Initial Technical Manager

The Lessee shall ensure that each of the Initial Commercial Manager and the Initial Technical Manager shall not cease to be beneficially and legally owned and controlled in the manner disclosed in writing by the Lessee to the Lessor on, or prior to, the date of this Charter.

53	Financial covenants

The Lessee shall:

(a)	maintain at all times during the Charter Period an amount of no less than $500,000 in the Operating Account; and
(b)	procure that the Guarantor shall ensure that on each Financial Testing Date, the aggregate of the Cash and Cash Equivalents shall not be less than $20,000,000 at the relevant time.

In this Clause 53:

“Cash” means, at any time, cash at hand and cash at bank and credited to an account in the name of any Group Member and to which the Guarantor is solely (or together with other Group Members) beneficially entitled, including cash held under any unrestricted minimum liquidity requirements, and, for so long as such cash has not been blocked due to the existence of any Lien (other than Liens created by the Operative Documents or the Finance Documents) held by any bank or any other third party or otherwise.

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“Cash Equivalents” means, at any time:

(a)	securities issued or directly and fully guaranteed or insured by the government of the United States of America or any member state of the European Union or any other country whose sovereign debt has a rating of at least “A3” from Moody’s or at least “A“ from Standard and Poor’s or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; or
(b)	demand and time deposits and eurodollar time deposits and certificates of deposit or bankers’ acceptances with maturities of one year or less from the date of acquisition, in each case, with any financial institution organised under the laws of any country that is a member of the Organisation for Economic Cooperation and Development:
(i)	whose long-term debt obligations are rated at least “A-3” or the equivalent thereof by Standard and Poor’s or at least “P-3” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another rating agency); or
(ii)	having capital and surplus and undivided profits in excess of $250,000,000,

which are, in each case, in the name of any Group Member and to which the Guarantor is solely (or together with other Group Members) beneficially entitled and, for so long as such instrument, security or investment has not been blocked due to the existence of any Lien held by any bank or any other third party or otherwise, as stated in the most recent financial statements delivered to the Lessor pursuant to Clause 52.1(n) (Financial statements and Compliance Certificate).

“Financial Testing Date” means 30 June and 31 December of each financial year.

54	Business Restrictions

Except as otherwise approved by the Lessor, the Lessee undertakes that this Clause 54 will be complied with from the date of this Charter until the expiry or termination of the Charter Period.

54.1	General negative pledge
(a)	No Relevant Party and no Manager shall create or permit any Lien (other than a Permitted Lien) to exist, arise or be created or extended over the Vessel, any membership interests of the Lessee or any other property assigned or charged to the Lessor or any Finance Party.
(b)	The Lessee shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Relevant Party or any Manager;
(ii)	sell, transfer, factor or otherwise dispose of any of its receivables;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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54.2	Financial Indebtedness

The Lessee shall not (without the Lessor’s prior written consent) incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Operative Documents; and
(b)	Financial Indebtedness reasonably incurred in the ordinary course of operating, chartering, repairing and maintaining the Vessel (including but not limited to any guarantee issued by the Lessee in the ordinary course of its business); and
(c)	Financial Indebtedness, including all inter-company loans or shareholders’ loans which is subordinated to the Lessor in accordance with Clause 54.5 (Subordination).
54.3	Guarantees

The Lessee shall not give or permit to exist, any guarantee (other than any guarantee which constitutes Financial Indebtedness and is permitted under Clause 54.2(b)) by it in respect of indebtedness of any person.

54.4	Loans and credit

The Lessee shall not be a creditor in respect of Financial Indebtedness other than in respect of:

(a)	loans or credit to permitted under Clause 54.2 (Financial Indebtedness); or
(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.
54.5	Subordination
(a)	Prior to the occurrence of a Termination Event which is continuing, the Lessee may repay and/or re-draw all shareholder’s loans and/or intercompany loans from time to time granted by any other Group Member (each, a “Subordinated Creditor”) to the Lessee (in this Clause 54.5, each, a “Subordinated Debt”).
(b)	Pursuant to Clause 54.2 (Financial Indebtedness), the Lessee acknowledges to, and undertakes with, the Lessor that all Subordinated Debts:
(i)	shall be subordinated in all respects to all amounts owing and which may in future become owing by the Lessee under the Operative Documents;
(ii)	shall not be repaid or be subject to payment of interest (although interest may accrue) upon the occurrence of a Termination Event;
(iii)	are and shall remain unsecured by any Lien over the whole or any part of the assets of the Lessee; and
(iv)	shall not be capable of becoming subject to any right of set-off or counterclaim.
(c)	For the purposes of giving effect to sub-paragraph (b) above, the Lessee shall procure the execution of a Subordination Deed in a form acceptable to the Lessor, which shall be made between the Lessee, the relevant Subordinated Creditor(s) and the Lessor.
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54.6	Bank accounts and other financial transactions

The Lessee shall not:

(a)	hold cash in any account (other than the Accounts) over or in respect of which any set-off (other than the usual banker’s right of set off), combination of accounts, netting or Lien exists;
(b)	maintain any current or deposit account with a bank or financial institution except for the Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Accounts;
(c)	enter into any obligations under operating leases relating to assets; or
(d)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this Clause 54.
54.7	Disposals

The Lessee shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any disposal permitted by the Operative Documents.

54.8	Contracts and arrangements with affiliates

The Lessee shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

54.9	Subsidiaries

The Lessee shall not establish or acquire a company or other entity.

54.10	Acquisitions and investments

The Lessee shall not acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:

(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(b)	the incurrence of liabilities in the ordinary course of its business;
(c)	any loan or credit not otherwise prohibited under this Charter; and
(d)	pursuant to any Operative Documents or any Sub-Charter to which it is party.
54.11	Reduction of capital

The Lessee shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or, as the case may be, membership interest capital, or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

54.12	Increase in capital

The Lessee shall not issue membership interests or other equity interests to anyone who is not a wholly-owned Subsidiary of the Guarantor.

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54.13	Distributions and other payments

The Lessee shall not (and shall procure that the Guarantor shall not) make, declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other membership interest capital or any warrants, unless:

(a)	no Termination Event is continuing at the time; and
(b)	no Termination Event would result from doing so.
54.14	New material contracts

The Lessee shall not enter into any new contracts after the date of this Charter, except for contracts necessary for the operation and maintenance of the Vessel or otherwise permitted or required by the Operative Documents to which it is a party.

54.15	Sanctions undertakings
(a)	Each Relevant Party undertakes that it shall, and the Guarantor shall procure that each Group Member and each Manager will, comply with all Sanctions.
(b)	No Relevant Party shall become a Restricted Person or act on behalf of, or as an agent of, a Restricted Person. Each Relevant Party shall procure that no other Group Member and no Approved Manager shall, become a Restricted Person or act on behalf of, or as an agent of, a Restricted Person.
(c)	Each Relevant Party shall procure, and the Guarantor shall procure that each Group Member and each Manager shall procure, that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account of the Lessor or any Affiliate of the Lessor.
(d)	Each Relevant Party shall, and the Guarantor shall procure that each Group Member and each Manager will promptly upon becoming aware of them supply to the Lessor details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.
(e)	No Relevant Party shall, and the Guarantor shall procure that no Group Member nor any Manager will, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Lessor.
(f)	No Relevant Party shall, and the Guarantor shall procure that no other Group Member nor any Manager shall, directly or indirectly, use, lend, contribute or otherwise make available any proceeds of the Purchase Price or other transaction contemplated by this Charter or the Memorandum of Agreement for the purpose of financing any trade, business or other activities with any Restricted Person.
55	Use and Employment

The undertakings in this Clause 55 remain in force from the date of this Charter until the end of the Charter Period.

55.1	Use

Subject to the terms and conditions of this Charter, the Lessee shall have the full possession, use and control of the Vessel.

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55.2	Employment
(a)	The Lessee shall not employ the Vessel or permit its employment:
(i)	in any manner, trade or business which is forbidden by the Flag State, or international law, Sanctions or which is otherwise unlawful or illicit under the law of any relevant jurisdiction;
(ii)	in carrying illicit or prohibited goods;
(iii)	in any manner which may render it liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions; and
(iv)	in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Insurance (including but not limited to the International Navigating Limits).
(b)	In the event of hostilities in any part of the world (whether war be declared or not), the Lessee shall not employ the Vessel or permit its employment:
(i)	in carrying any contraband goods; or
(ii)	to enter or operate within or to continue to operate in any zone after it has been declared a war zone by any Governmental Agency, the Flag State or by the Vessel’s war risks insurers or which is otherwise excluded from the scope of coverage of the Vessel’s insurances, unless the Lessee has, at its own expense, effected such special, additional or modified insurance cover as is necessary for the Vessel to continue operating in the area affected by the hostilities referred to in this Clause 55.2 and as approved by the Approved Brokers at any relevant time.

55.3	Sub-leasing

Except with the prior written consent of the Lessor (and then only subject to such terms as the Lessor may impose) and save for any of:

(a)	the Sub-Charter 1;
(b)	the Sub-Charter 2; and
(c)	after commencement of the Sub-Charter 1, any Replacement Sub-Charter,

the Lessee shall not let the Vessel on a charter (whether bareboat, time or voyage) for any period.

55.4	Sub-Charters
(a)	Except with the prior written consent of the Lessor, the Sub-Charters shall not be varied in any material respect (it being understood and agreed by the Parties that material variations shall include any variation of any terms which relate to (i) the hire rate or any off hire provisions, (ii) the duration (including any options to extend or terms related to such option) or any cancellation or termination, (iii) the date of delivery, (iv) the counterparties and (v) quiet enjoyment and any rights or terms related thereto, in each case of a Sub-Charter).
(b)	Except with the prior written consent of the Lessor, there shall be no release by the Lessee of any obligation of any other person under the Sub-Charters (including by way of novation or assignment), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.
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(c)	Except with the prior written consent of the Lessor, the Lessee shall not terminate or rescind any Sub-Charter or withdraw or substitute the Vessel from service under any Sub-Charter or take any similar action.
(d)	The Lessee shall perform its obligations under any Sub-Charter.
(e)	The Lessee shall give notice of assignment of any of the Sub-Charters to the other parties to them in the form specified by the General Assignment and shall use its reasonable endeavours to ensure that the Lessor receives a copy of that notice acknowledged by each addressee in the form specified therein as soon as practically possible thereafter.
55.5	Sharing of Earnings

Except with the prior written consent of the Lessor (and then only subject to such terms as the Lessor may impose), the Lessee shall not enter into any agreement or arrangement whereby the Earnings may be shared with any person.

55.6	Lay up

Except with the prior written consent of the Lessor, the Vessel shall not be laid up or deactivated.

55.7	Sanctions and Vessel trading

Without limiting Clause 54.15 (Sanctions undertaking) and 56.15 (Compliance with laws), the Lessee shall procure that:

(a)	the Vessel shall not be used by or for the benefit of a Restricted Person;
(b)	the Vessel shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Relevant Party and each Manager);
(c)	the Vessel shall not make a voyage to or from any Sanctioned Country, Provided that in the case of an Emergency Event, the Vessel can make such voyage if Lessee reasonably believes that such voyage is required due to such Emergency Event until the Lessee or, as the case may be, the relevant Manager (in each case, acting prudently) considers that there is no longer an Emergency Event and provided that the Lessee immediately notifies the Lessor of such Emergency Event and such voyage;
(d)	the Vessel shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and
(e)	each Sub-Charter shall contain, for the benefit of the Lessee, language which gives effect to the provisions of this Clause 55.7 (Sanctions and Vessel trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Relevant Party and each Manager).

For the purposes of paragraph (c), “Emergency Event” means, in relation to the Vessel, any event or circumstance that a reasonable person having experience in the management and operation of ships, would consider to constitute an emergency event or circumstance.

56	Maintenance and Operation

The undertakings in this Clause 56 remain in force from the date of this Charter until the end of the Charter Period.

56.1	Supply and crewing

The Lessee shall procure that the Vessel is manned, victualled, operated, supplied, fuelled and repaired at its own expense.

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56.2	Seaworthiness and safe operation

The Lessee shall ensure that the Vessel will be, at its own expenses:

(a)	operationally seaworthy; and
(b)	operated in a proper, safe and seaman-like manner, and in the manner prescribed by all relevant laws and regulations.
56.3	Repair

The Lessee shall at its own expenses:

(a)	keep the Vessel in a good and efficient state of repair; and
(b)	procure that all repairs to, or replacement of, any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel.
56.4	Repairers’ liens

Except with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Lessor (and then only subject to such terms as the Lessor may impose), the Lessee shall not put the Vessel into the possession of any person for the purpose of work being done upon it if the cost of such work will exceed or is likely to exceed the Major Casualty Amount (or the equivalent in any other currency), unless such person shall have first given to the Lessor and in terms satisfactory to it, a written undertaking not to exercise any lien on the Vessel or its Earnings for the cost of such work or otherwise.

56.5	Modification
(a)	Except with the prior written consent of the Lessor, the Lessee shall not make any modification to the Vessel in consequence of which its structure, type or performance characteristics could or might be adversely altered or its value might be materially reduced.
(b)	The Lessee shall furnish the Lessor with copies of all plans in relation to such modifications, (if applicable) confirmation from the applicable Classification Society and (if applicable) valuation reports.
(c)	The Lessee shall bear all risk and cost of any such modifications.
56.6	Removal of parts; equipment owned by third parties

Except with the prior written consent of the Lessor, the Lessee shall not:

(a)	remove any part of the Vessel or any equipment unless at the same time it is replaced with equivalent parts or equipment owned by the Lessee free of any Lien except under the Operative Documents; or
(b)	install on the Vessel any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Vessel or without incurring significant expense.
56.7	Use of equipment

The Lessee shall have the use of all outfit, equipment, appliances, furnishings, furniture and fittings, spare and replacement parts on board the Vessel at Delivery, and the same or their substantial equivalent shall be returned to the Lessor on redelivery in good order and condition, except for ordinary wear and tear, and changes made as permitted under this Charter.

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56.8	Renewal of equipment
(a)	The Lessee shall, at its own expense, replace, renew or substitute such items of equipment as shall be so damaged or worn as to be unfit for use. The Lessee shall procure that all replacements, renewals or substitutions be effected in such manner as not to materially reduce the value of the Vessel.
(b)	Title to any part replaced, renewed or substituted shall remain with the Lessor until the part which replaced it or the new or substituted item of equipment becomes the property of the Lessor.
56.9	Additional equipment
(a)	The Lessee may install additional equipment so as to render the Vessel available for any purpose for which the Lessee may require to use or operate the Vessel, provided that no permanent structural damage is caused to the Vessel by reason of such installation.
(b)	Any additional equipment installed shall be considered the property of the Lessee (or, as the case may be, the Sub-Charterer) who may remove such additional equipment at any time before the end of the Charter Period.
(c)	The cost of installing or removing any additional equipment, together with the cost of making good any damage caused by such installation or removal shall be payable in full by the Lessee.
56.10	Maintenance of class; compliance with Authorisations

The Lessee shall:

(a)	maintain the present class of the Vessel (namely “ 100 A5 Container ship SOLAS-ll-2, Reg. 19 ERS IW LC NAV-OC RSCS MC AUT”) with DNV GL, or maintain the Vessel with the equivalent classification notation of a member of the International Association of Classification Societies acceptable to the Lessor free from any overdue recommendations or conditions adversely affecting the Vessel’s class; and
(b)	comply with, and ensure that the Vessel complies with, the provisions of all Authorisations from time to time applicable to Vessel registered under the laws of the Flag State or otherwise applicable to the Vessel.
56.11	Surveys

The Lessee shall:

(a)	submit the Vessel to continuous surveys and such periodical or other surveys as may be required for classification purposes; and
(b)	supply to the Lessor copies of all related survey reports which have been issued.
56.12	Inspection
(a)	The Lessee shall provide an inspection report, or permit the Lessor or its representatives at the Lessee’s cost to access the Vessel once every 365 days at any time during the Charter Period, but without interference with the normal operation of the Vessel, in order to inspect, examine or survey the Vessel on board or instruct a duly authorised surveyor to carry out such survey on its behalf to ascertain the condition of the Vessel and satisfy itself that the Vessel is being properly repaired and maintained, and to take copies of the manuals and technical records provided that if a Termination Event has occurred and while the same is continuing or as a result of such inspection, examination or survey is found to have occurred or following any casualty to the Vessel which is or is likely to be or to become a Major Casualty, the Lessor shall be entitled to inspect the Vessel (whether by itself or by surveyors or by any other persons appointed by it) more than once at the cost of the Lessee during such 365 days period and at
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such times as the Lessor shall require with the prior written notice to the Lessee and the Lessee shall act promptly upon receipt of such notice and shall not unreasonably withhold or delay such request. The Lessee shall also, at any time within 90 days from the Delivery Date and at any other time the Lessor can inspect the Vessel pursuant to this Clause 56.12(a), permit the Security Agent or any other Finance Party or its representatives, at the Lessee’s cost, to access the Vessel, but without interference with the normal operation of the Vessel, in order to inspect, examine or survey the Vessel on board or instruct a duly authorised surveyor to carry out such survey on its behalf to ascertain the condition of the Vessel and satisfy itself that the Vessel is being properly repaired and maintained.

(b)	In relation to each inspection, the Lessee shall afford all proper security, safety items and give all reasonable assistance or cooperation. The Lessee shall also give the Lessor reasonable advance notice of any intended dry-docking of the Vessel.
(c)	The Lessee undertakes to comply with the Lessor’s request for repair of the Vessel if such work is required to ensure that the Vessel is maintained with the Classification Society and/or to comply with the terms of this Charter.
56.13	Manuals and Technical Records

The Lessee shall procure that:

(a)	all certified true copies of records, logs, manuals, handbooks, technical data, drawings and other materials and documents which are required to be maintained in respect of the Vessel to comply with any applicable laws and regulations, or the requirements of the Vessel’s approved classification society are maintained;
(b)	accurate, complete and up-to-date records and logs of all voyages made by the Vessel, and of all maintenance, repairs and modifications to the Vessel are kept; and
(c)	the Lessor and its representatives are permitted to examine and take copies of all such records and logs and other documents.
56.14	Manager and Designated Person Ashore

The Lessee shall not permit any company other than a Manager, which shall at all times be in possession of an appropriate and valid Document of Compliance under the ISM Code.

56.15	Compliance with laws

The Lessee shall do or cause to be done all things necessary to comply with all national and international conventions, laws, and the rules and regulations thereunder, applicable to the Lessee and/or the Vessel, including the ISM Code, the ISPS Code, MARPOL, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, (if the Vessel enters or trades through the waters of the United States of America) the Oil Pollution Act 1990 and the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, and international conventions, laws, rules and regulations relating to environmental matters, including discharges of Pollutants.

56.16	Information relating to the Vessel

The Lessee shall supply to the Lessor:

(a)	promptly, all such information as the Lessor shall from time to time reasonably request regarding the Vessel, its compliance with the ISM Code, ISPS Code, MARPOL, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, (if the Vessel enters or trades through the waters of the United States of America) the Oil Pollution Act 1990 and the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts of its employment or otherwise concerning the Vessel; and
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(b)	all such information as the Lessor shall from time to time require regarding the Insurances and copies of all policies, cover notes and all other contracts of insurance which are from time to time taken out or entered into in respect of the Vessel or otherwise in connection with the Vessel so that the Lessor is at all times able to determine whether the Vessel has been adequately insured as provided for in this Charter.
56.17	Prevention of and release from arrest
(a)	The Lessee shalt promptly pay and discharge all debts, damages, liabilities and outgoings (other than Permitted Liens which may subsist on a temporary basis) which have given or may give rise to any maritime, statutory or possessory liens on, or claims enforceable against, the whole or any part of the Vessel, its Earnings or the Insurances.
(b)	In the event of:
(i)	a writ or libel being filed against the whole or any part of the Vessel, its Earnings or the Insurances, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process; or
(ii)	detention of the Vessel in exercise or purported exercise of any lien or claim referred to in paragraph (i) above,

and other than in circumstances where any of the events stated under paragraphs (i) and (ii) above arise solely as a result of any act or omission of the Lessor, the Lessee shall procure the discharge of the writ or libel or, as the case may be, the release of the Vessel, its Earnings and the Insurances from such arrest, attachment, levy or detention within thirty (30) days of receiving notice, by providing bail or procuring the provision of Liens or otherwise as the circumstances may require.

56.18	Payment of outgoings and evidence of payments

The Lessee shall:

(a)	pay all tolls, dues and other outgoings in respect of the Vessel, its Earnings and the Insurances when due and payable;
(b)	keep proper books of account in respect of the Vessel and its Earnings and as and when the Lessor may require, make such books available for inspection on behalf of the Lessor; and
(c)	furnish satisfactory evidence at the request of the Lessor that:
(i)	the wages, allotments and the insurance and pension contributions of the master and crew are being promptly and regularly paid;
(ii)	all deductions from crew’s wages in respect of any tax liability are being properly accounted for; and
(iii)	the master has no claim for disbursements, other than those incurred by him in the ordinary course of trading.
56.19	No pledging of credit

The Lessee shall not pledge the credit of the Lessor or the Vessel for any maintenance, service, replacements, repairs, overhauls of, or modifications to, or alterations in, the Vessel or otherwise connected with the use or operation of the Vessel.

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56.20	Notification of certain events

The Lessee shall notify the Lessor by e-mail and confirm by letter as soon as it becomes aware of:

(a)	any damage to the Vessel requiring repairs the cost of which will or might, in the opinion of the Lessee (having made due enquiry), exceed the Major Casualty Amount (or the equivalent in any other currency);
(b)	any occurrence in consequence of which the Vessel has become or may become a Total Loss;
(c)	any requisition of the Vessel for hire;
(d)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within any time limit presented by any insurer, society or authority;
(e)	any arrest or detention of the Vessel or any exercise or purported exercise of a lien or other claim on the whole or any part of the Vessel, its Earnings or the Insurances;
(f)	any petition or notice of meeting to consider any resolution to wind-up the Lessee or the Guarantor (or any analogous event under the laws of the place of its incorporation);
(g)	the occurrence of any Potential Termination Event or Termination Event;
(h)	the occurrence of any collision or damage involving the Vessel in consequence of which the Lessee has notified any insurer or classification society of such occurrence;
(i)	the occurrence of any Environmental Claim involving the Vessel; and
(j)	any withdrawal of any certificate issued pursuant to the ISM Code and lSPS Code.
56.21	BWTS Works

The Lessee shall, within the time frame required under any applicable law or regulation and/or by the Classification Society, complete the BWTS Works in accordance with the requirements of such applicable law, regulation and/or the Classification Society and promptly provide evidence to the Lessor that such BWTS Works have been successfully completed.

56.22	Inventory of Hazardous Materials

An Inventory of Hazardous Materials shall be maintained in relation to the Vessel.

56.23	Sustainable and socially responsible dismantling of Vessel

The Vessel, when it is to be scrapped or when sold to an intermediary with the intention of being scrapped be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the provisions of The Hong Kong International Convention for the safe and Environmentally Sound Recycling of Ships 2009 (whether or not it is in force) and/or, if applicable, the EU Ship Recycling Regulation.

57	Title and Registration

The undertakings in this Clause 57 remain in force from the date of this Charter until the end of the Charter Period.

57.1	Title and ownership
(a)	The Vessel shall belong to the Lessor and title to, and ownership of, the Vessel shall remain vested in the Lessor.
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(b)	The Lessee shall have no right, title or interest in or to any part of the Vessel except the rights expressly set out in this Charter.
57.2	Registration
(a)	Except with the prior written consent of the Lessor (such consent not to be unreasonably withheld or delayed), the Lessee shall not change the name or any particulars of the Vessel.
(b)	The Lessee shall keep the Vessel registered as a Liberian ship, and shall not do or permit to be done anything, or omit to do anything which could or might result in:
(i)	such registration being forfeited or imperilled; or
(ii)	the Vessel being required to be registered under any other flag.
(c)	The Lessee shall not register the Vessel or permit her registration under any other laws and flag without the prior written consent of the Lessor (such consent not to be unreasonably withheld). The Lessee shall bear the cost (including but not limited to the cost incurred by any Finance Party) of any change in flag as requested by the Lessee or as required by law.
57.3	Vessel’s name and colours
(a)	The Lessee shall notify the Lessor in writing of any intended change to the name of the Vessel. The Lessor shall, at the Lessee’s expense, co-operate in respect of any formalities required in connection with a change of name of the Vessel.
(b)	The Lessee may, at its own expense, paint the Vessel in its own colours and install and display its insignia on board.
57,4	Disposal

Except as permitted under the Operative Documents to which it is a party, the Lessee shall not attempt, or hold itself out as having any power, to sell, charge, charter or otherwise encumber or dispose of the Vessel.

57.5	Notice of ownership and charter

The Lessee shall:

(a)	place, and at all times and places use due diligence to retain, a properly certified copy of the Mortgage on board the Vessel with its papers and cause such certified copy of the Mortgage to be exhibited to:
(i)	any person having business with the Vessel which might give rise to any lien on the Vessel other than a lien for crew’s wages and salvage; and
(ii)	any representative of the Lessor or the Security Agent; and
(b)	place and keep prominently displayed in the chart room and in the Master’s cabin of the Vessel a framed printed notice in plain type reading as follows:

“NOTICE OF OWNERSHIP AND LEASE

This Vessel is owned by [.] (the “Lessor”) and is subject to a bareboat charter between the Lessor and [•] (the “Lessee”).

Neither the Lessee nor any manager nor the Master of this Vessel nor any servant or agent of any of them have any right, power or authority to contract on behalf of the Lessor, or to pledge the credit of the Lessor, and none of the Lessee, any manager, the Master of this Vessel or any other person has any right, power or authority to create, incur or permit to be imposed

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upon this Vessel any commitments or encumbrances whatsoever other than for crew’s wages and salvage.”.

57.6	Mortgage and Letter of Quiet Enjoyment A
(a)	The Lessee acknowledges that the Lessor intends to enter into certain Finance Documents including a Mortgage in favour of the Security Agent and agrees that the Lessor’s rights under this Charter shall be subject and subordinate in all respects to the rights of the Security Agent under such Mortgage.
(b)	The Security Agent shall provide the Lessee a Letter of Quiet Enjoyment A in form required by the Security Agent and approved by and the Lessor and the Lessee (such approval by the Lessee not to be unreasonably withheld or delayed).
58	insurance

The Lessee shall bear all risks howsoever arising whether of use, navigation, operation, possession and/or maintenance of the Vessel for the duration of the Charter. The undertakings in this Clause 58 remain in force throughout the Charter Period.

In this Clause:

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Vessel in consequence of its insured value being less than the value at which the Vessel is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which the Lessee is obliged to effect under this Clause 58 or any other provision of this Charter or of another Operative Document.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the international Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls)(1/10/83) or any equivalent provisions.

58.1	Maintenance of obligatory insurances

The Lessee shall keep the Vessel insured at its expense against:

(a)	all perils of the seas and usual marine risks (including hull and machinery and excess risks) hull war risks including piracy, hijacking/violent theft and terrorism;
(b)	protection and indemnity risks (excluding loss of hire) and war risks (including excess war risks including (but not limited to) crew, cargo liability, pollution liability, removal of wreck and contractual liability); and
(c)	any other risks (excluding loss of hire unless it is obtained and maintained by the Lessee at any relevant time) against which the Lessor considers, having regard to practices and other
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circumstances prevailing at the relevant time, it would be reasonable for the Lessee to insure and which are specified by the Lessor by notice to the Lessee .

58.2	Terms of obligatory insurances

The Lessee shall effect such insurances:

(a)	in dollars;
(b)	in the case of all usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)	120 per cent. of the Outstanding Charter Hire Principal; and
(ii)	the Fair Market Value of the Vessel for the time being (as determined by the Lessor on the basis of a valuation obtained from an Approved Valuer);
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;
(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Vessel;
(e)	on terms approved by the Lessor; and
(f)	through Approved Brokers and with approved insurance companies and/or underwriters (which, for the avoidance of doubt, are in good standing and of recognised responsibility and reputation) or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.
58.3	Further protections for the Lessor

In addition to the terms set out in Clause 58.2 (Terms of obligatory insurances), the Lessee shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Lessee and, if required by the Lessor, the Lessor as named assureds as well as any Manager or any other person approved by the Lessor provided that such Manager or other person has an interest which is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;
(b)	whenever the Security Agent requires to be endorsed as an additional assured, name (or be amended to name) the Security Agent as additional assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent;
(c)	name the Lessor and the Security Agent as loss payee with such directions for payment as the Lessor may specify;
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(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lessor or the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and
(f)	provide that the Lessor and/or the Security Agent may make proof of loss if the Lessor fails to do so.
58.4	Renewal of obligatory insurances

The Lessee shall:

(a)	three (3) Business Days (or such shorter period acceptable to the Lessor) before the expiry of any obligatory insurance:
(i)	notify the Lessor of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which the Lessor proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Lessor’s approval to the matters referred to in sub-paragraph (i) above;
(b)	at least three (3) days (or such shorter period acceptable to the Lessor) before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lessor’s approval pursuant to paragraph (a) above; and
(c)	procure that the approved brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall at least two (2) days before such expiry notify the Lessor in writing of the terms and conditions of the renewal.
58.5	Copies of policies; letters of undertaking

The Lessee shall ensure that the Approved Brokers provide the Lessor with:

(a)	pro forma copies of all policies when requested, certificate of insurance and/or cover note relating to the obligatory insurances which they are to effect or renew in a form required by the Lessor; and
(b)	a letter or letters or undertaking in a form required by the Lessor and including undertakings by the Approved Brokers that:
(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 58.3 (Further protections for the Lessor);
(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lessor in accordance with such loss payable clause;
(iii)	they will advise the Lessor immediately of any material change to the terms of the obligatory insurances and provide as soon as reasonably practicable but no later than 30 days prior to the notice of cancellation;
(iv)	they will, if they have not received notice of renewal instructions from the Lessee or its agents, notify the Lessor as soon as reasonably practicable but no later than 30 days before the expiry of the obligatory insurances;
(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lessor of the terms of the instructions;
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(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Vessel under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Vessel or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts;
(vii)	they will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Lessor; and
(viii)	they will immediately notify the Lessor if they receive from the Lessee any insurance company or any underwriter notice of cancellation of the obligatory insurances.
58.6	Copies of certificates of entry

The Lessee shall ensure that any protection and indemnity and/or war risks associations in which the Vessel is entered provide the Lessor with:

(a)	a certified copy of the certificate of entry for the Vessel;
(b)	a letter or letters of undertaking in such form as may be required by the Lessor;
(c)	the endorsement referred to in paragraph (b) of Clause 58.3 (Further protections for the Lessor).
58.7	Deposit of original policies

The Lessee shall ensure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed.

58.8	Payment of premiums

The Lessee shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lessor.

58.9	Guarantees

The Lessee shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

58.10	Compliance with terms of insurances
(a)	The Lessee shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.
(b)	Without limiting paragraph (a) above, the Lessee shall:
(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 58.5 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lessor has not given its prior approval;
(ii)	not make any changes relating to the classification or classification society or manager or operator of the Vessel approved by the underwriters of the obligatory insurances;
(iii)	make (and promptly supply copies to the Lessor of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in
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which the Vessel is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)	not employ the Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
58.11	Alteration to terms of insurances

The Lessee shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

58.12	Settlement of claims

The Lessee shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and
(b)	do all things necessary and provide all documents, evidence and information to enable the Lessor to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
58.13	Provision of copies of communications

The Lessee shall provide the Lessor, if so required by the Lessor, at the time of each such communication, with copies of all written communications between the Lessee and:

(a)	the Approved Brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters,
(d)	which relate directly or indirectly to:
(i)	the Lessee’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between the Lessee and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
58.14	Provision of information

The Lessee shall promptly provide the Lessor (or any persons which it may designate) with any information which the Lessor (or any such designated person) requests for the purpose of:

(a)	if requested by the Lessor, obtain or prepare any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 58.17 (Mortgagee’s Insurance Interest Policies) or dealing with or considering any matters relating to any such insurances,
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and the Lessee shall, forthwith upon demand, indemnify the Security Agent in respect of all fees and other expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a) above.

58.15	Innocent Owner’s interest insurance
(a)	The Lessee shall reimburse to the Lessor on demand within ten (10) Business Days all reasonably and properly documented costs, premiums and expenses the Lessor has incurred in connection with:
(i)	an innocent owner’s interest insurance in relation to the Vessel’s hull insurances in an amount which shall equal to or exceed one hundred and twenty per cent (120%) of the Outstanding Charter Hire Principal from time to time; and
(ii)	a contingency insurance against third party liabilities for an innocent owner,

or any other similar Lessor insurance provided that in each case the Lessee’s reimbursement shall be no more than the prevailing international market practice.

(b)	The Lessor shall also have the option to, having given ten (10) Business Days prior written notice in respect thereof, request for the Lessee to pay directly the costs, premiums and expenses referred to in paragraph (a) of this Clause 58.15 and the Lessee shall comply with such request.
58.16	Modification to Insurance

If the Lessor gives notice to the Lessee to change the terms and requirements of this Clause 58 (which the Lessor may only do, in such manner as it reasonably considers appropriate, as a result of any material changes of circumstances or practice after the date of this Charter), this Clause 58 shall be modified in the manner to be agreed between the Parties within 15 Business Days of the Lessor’s relevant notice, provided however that in the event the Parties fail to reach agreement within the said period this Clause 58 shall be modified in the manner so notified by the Lessor to the Lessee at any time after such failure.

58.17	Mortgagee’s Insurance Interest Policies

The Lessee shall reimburse the Lessor or the Security Agent on demand within seven (7) Business Days with all reasonably and properly documented costs, premiums and expenses the Lessor incurs in connection with the cost (as conclusively certified by the Lessor) of the Lessor effecting (A) a mortgagee’s interest insurance on the Vessel and (B) a mortgagee’s interest insurance - additional perils (pollution) on the Vessel, in each case in an amount and terms as may be reasonably specified by the Lessor having regard to the current market practice.

58.18	Insurance Proceeds

Unless a Termination Event shall have occurred and be continuing:

(a)	each sum receivable in respect of a Major Casualty, other than in respect of protection and indemnity risk insurances, shall be paid to the Lessor or, as the case may be, the Security Agent;
(b)	the insurance moneys received by the Lessor or, as the case may be, the Security Agent in respect of any such Major Casualty shall be paid:
(i)	to the person to whom the relevant liability shall have been incurred; or
(ii)	upon the Lessee furnishing evidence satisfactory to the Lessor or the Security Agent that all loss and damage resulting from the casualty has been properly made good and repaired and paid for by the Lessee, to the Lessee or, at the option of the Lessor or, as the case may be, the Security Agent where the repairs have not yet been paid for, to the person by whom any repairs have been or are to be effected;
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(c)	the receipt by any such person referred to in paragraphs (i) and (ii) of paragraph (b) above shall be a full and sufficient discharge of the same to the Lessor or, as the case may be, the Security Agent; and
(d)	subject to the foregoing:
(i)	each sum receivable in respect of the Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed the Major Casualty Amount shall be paid in full to the Lessee or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected; and
(ii)	each sum receivable in respect of protection and indemnity risk Insurances shall be paid direct to the person to whom the liability, to which that sum relates, was incurred, or to the Lessee in reimbursement to it of moneys expended in satisfaction of such liability.

Notwithstanding the foregoing, all sums receivable in respect of the Insurances after the occurrence of a Total Loss or a Termination Event which is continuing shall be paid to the Lessor and the Lessor shall apply them in accordance with Clause 66.2 (Payments on Termination Event or Total Loss).

58.19	Financing

The Lessee acknowledges that the Vessel’s insurance arrangements will be subject to review by the Security Agent and its insurance consultant and agrees to co-operate with the Security Agent in the provision of information relating to the insurances to the extent that they are commercially reasonable provided that any modifications to the Vessel’s insurance arrangements shall only be made if duly required in accordance with Clause 58.16 (Modification to Insurance). The Lessee shall, upon request from the Lessor, execute such documents as may be required to enable the Lessor to comply with its insurance provisions in the Finance Documents, provided that such provisions are not more onerous than the respective provisions applicable to the Lessee under this Charter.

59	Asset Coverage Threshold
59.1	Valuations
(a)	The Lessor shall be entitled to require the Fair Market Value of the Vessel to be determined (i) not earlier than thirty (30) days before the Scheduled Delivery Date (the “Fair Market Value at Closing”) and (ii) at any time during the Charter Period. Prior to the Delivery Date, the Lessee shall bear the cost of all valuations to be delivered pursuant to item 7 (Valuation Reports) of Part II of Schedule 1 (Conditions Precedent) and for the purposes of determining the Fair Market Value at Closing. After the Delivery Date, the Lessee shall only bear the cost of valuations so obtained twice per year in accordance with paragraph (b) below, unless there is a breach of Clause 59.2 (Security Coverage Ratio) or a Termination Event occurs which is continuing, in which event the Lessee shall bear the cost of all such valuations.
(b)	Subject to paragraph (a) above, the Fair Market Value of the Vessel shall be tested on 30 June and 31 December during each year within the Charter Period (each a “Testing Date”).

The Fair Market Value of the Vessel shall be the arithmetic average of valuations obtained from two (2) Approved Valuers appointed by the Lessor. Each valuation shall be:

(i)	provided in Dollars;
(ii)	issued on a date not earlier than thirty (30) days prior to the Testing Date;
(iii)	be made with or without physical inspection of the Vessel and on a charter free basis (as the Lessor may require); and
(iv)	be on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer.
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(c)	The Lessee shall promptly provide to the Lessor and any Approved Valuer any information which they reasonably require for the purposes of providing such a valuation.
59.2	Security Coverage Ratio

If on or after a Testing Date the Lessor notifies the Lessee that the Security Coverage Ratio is less than one hundred and twenty per cent (120%) (the “Asset Coverage Threshold”), then the Lessee shall within thirty (30) days of such notice either:

(a)	prepay such part of the Outstanding Charter Hire Principal as may be necessary in order to restore the Security Coverage Ratio to comply with the Asset Coverage Threshold; or
(b)	shall provide additional security in form and amount acceptable to Lessor.

Any prepayment made by the Lessee in accordance with paragraph (a) above shall be applied against the Outstanding Charter Hire Principal in inverse order of maturity against the Rents (including the Balloon Rental). As soon as possible after such prepayment is effected the Lessor shall prepare and deliver to the Lessee a new schedule to replace Schedule 3 (Payments Schedule) accordingly and thereupon such schedule shall replace Schedule 3 (Payments Schedule) for all purposes.

59.3	Release of additional security

If the Lessee shall have previously provided further security to the Lessor pursuant to clause 59.2 (Security Coverage Ratio) and no Termination Event which is continuing exists and the Security Coverage Ratio is at least equal to the Asset Coverage Threshold (but calculated without taking into account any such additional security) (following calculation of the same pursuant to valuations obtained by the Lessor pursuant to Clause 59.1 (Valuations), which are not older than 30 days), the Lessor shall, as soon as reasonably practicable after 7 days’ prior notice from the Lessee to do so and subject to the Lessor being indemnified to its reasonable satisfaction against the cost of doing so, release any such further security specified by the Lessor provided that the Lessor is satisfied that, immediately following such release (a) the Security Coverage Ratio will be at least equal to the Asset Coverage Threshold and (b) no Termination Event will occur as a result of such release.

60	Risk, Total Loss and Damage
60.1	Risk

Throughout the Charter Period, the Lessee shall bear the full risk of:

(a)	any Total Loss of, or any other damage to, the Vessel; and
(b)	any other occurrence which shall deprive the Lessee of the use, possession or enjoyment of the Vessel.
60.2	Notification

The Lessee shall give the Lessor notice in writing as soon as reasonably practicable of any occurrence as is referred to in Clause 60.1 (Risk) other than repairable damage the likely cost of rectification of which will not exceed the Major Casualty Amount.

60.3	Total Loss
(a)	All sums receivable in respect of the Insurances after occurrence of a Total Loss shall be paid to the Lessor and the Lessor shall apply them in accordance with Clause 66.2 (Payments on Termination Event or Total Loss).
(b)	The Lessee shall pay to the Lessor on the Total Loss Payment Date all sums due to the Lessor under Clause 66.2 (Payments on Termination Event or Total Loss) less any amount which has been applied by the Lessor pursuant to paragraph (a).
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60.4	Payment of Rent

Notwithstanding that the Vessel has become a Total Loss, the Lessee shall continue to pay Rent on the relevant Payment Dates and in the amounts required under this Charter until all sums due under Clause 66.2 (Payments on Termination Event or Total Loss) have been paid. The Charter Period will end and the obligation of the Lessee to pay Rent shall cease on the date on which all sums due under Clause 66.2 (Payments on Termination Event or Total Loss) have been received by the Lessor.

61	Requisition
61.1	Continuation of charter

If the Vessel is requisitioned for hire or use by any Governmental Agency during the Charter Period:

(a)	the Lessee shall promptly inform the Lessor of such requisition;
(b)	unless and until the Vessel becomes a Total Loss following such requisition and the Lessee shall have paid all sums due pursuant to Clause 66.2 (Payments on Termination Event or Total Loss), the chartering of the Vessel under this Charter shall continue for the remainder of the Charter Period (subject to the provisions of Clause 66 (Rights following a Termination Event)) and the Lessee shall remain fully responsible for complying with all its obligations under this Charter, other than such obligations (not being obligations to make payment) which the Lessee is unable to comply with solely by virtue of such requisition;
(c)	if there is no Termination Event which is continuing, save as mentioned in paragraph (d) below, the Lessee shall during the Charter Period be entitled to all requisition hire paid to the Lessor or to the Lessee by such Government Agency or other competent authority on account of such requisition;
(d)	the Lessor shall (subject to any right of set-off which the Lessor may have in respect of any amounts due and unpaid under the terms hereof) pay any requisition hire to the Lessee immediately upon receipt;
(e)	the Lessee shall as soon as practicable after the end of any requisition for hire, cause the Vessel to be put into the condition required by this Charter, and where that requisition shall end after the expiry or termination of the Charter Period, the Lessee shall, as soon as practicable, cause the Vessel to be put into the redelivery condition required by Clause 62.2 (Redelivery conditions), allowance being made for fair wear and tear in respect of the period from the expiry or termination of the Charter Period; and
(f)	the Lessor shall be entitled to all compensation payable in respect of any change in the structure, state or condition of the Vessel arising during the period of requisition for hire. The Lessor shall apply such compensation in reimbursing the Lessee for the cost of complying with its obligations under this Charter (and otherwise, to the extent that there remains an excess, against any other amounts that become due and payable by the Lessee under the Operative Documents), provided always that if a Termination Event has occurred and is continuing, the Lessor shall be entitled to apply such compensation in or towards settlement of any amounts owing by the Lessee under this Charter or any of the other Operative Documents which to the Lessee is a party.
61.2	Requisition at end of Charter Period

If the Vessel is requisitioned for hire or use at the end of the Charter Period and it is not lawful for the Lessee to complete its purchase of the Vessel pursuant to Clause 64.1 (Purchase Option):

(a)	the leasing of the Vessel under this Charter shall (unless otherwise agreed between the Parties) be terminated at the end of the Charter Period, but without prejudice to the accrued rights of the Parties, including the obligation of the Lessee contained in Clause 62 (Redelivery) (as modified by sub-paragraph 62.1(a)), and the Lessor shall be entitled to any requisition hire payable for the period from the expiry of the Charter Period; and
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(b)	if the Lessor is prevented by reason of the requisition for use or hire from transferring title to the Vessel at the end of the Charter Period, the Lessor shall be temporarily relieved from its obligations to do so. However, the Lessor shall be obliged immediately upon the release of the Vessel from such requisition, if requested by the Lessee to transfer title to the Vessel to the Lessee in accordance with Clause 68 (Transfer of title).
62	Redelivery
62.1	Redelivery
(a)	The Vessel will be deemed to have been redelivered by the Lessee to the Lessor in accordance with the redelivery conditions set out in Clause 62.2 (Redelivery conditions) immediately before completion of the sale of the Vessel pursuant to Clause 65 (Purchase of Vessel by Lessee).
(b)	If for any reason the Vessel is not sold pursuant to the exercise of a voluntary termination pursuant to Clause 65(a), a Purchase Option or the Purchase Obligation (and provided it is not a Total Loss), at the end of the Charter Period the Lessee shall, at its own expense, redeliver the Vessel to the Lessor in accordance with the redelivery conditions set out in Clause 62.2 (Redelivery conditions).
62.2	Redelivery conditions

The Lessee shall redeliver the Vessel:

(a)	safely afloat at an easily accessible, recognised and safe port or anchorage approved by the Lessor (which is not subject to Sanctions);
(b)	free of any class notation, statutory recommendations and any other standard certificates or statements applied in this industry affecting her trading certificates, and with all trading and class certificates valid and without qualification, and in the event of redelivery occurs prior to the five-year renewal of any class or statutory certificate, all costs of the renewal survey shall be borne or reimbursed by the Lessee;
(c)	without any pending condition;
(d)	in the same (or better) structure, state and condition as at the Delivery Date (fair wear and tear excepted) and having installed all equipment, spares and replacements installed on the Delivery Date;
(e)	with all Manuals and Technical Records with at least 3 months’ validity remaining as at the redelivery date and all the original copies of certificates, documentation and drawings delivered to the Lessee at the Delivery Date;
(f)	free of crew and officers (unless otherwise agreed by the Lessor) and with all arrears of wages of the master and crew of the Vessel fully paid;
(g)	with all machinery fluid reservoirs and tanks, such as unused lubricating oils, hydraulic oils and bunkers on board the Vessel filled to the same levels as at the Delivery Date;
(h)	free and clear of all Liens (other than the Liens created pursuant to the Operative Documents or the Finance Documents) and free of charter; and
(i)	without prejudice to the above, being in generally good condition, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished, equipped and in every respect seaworthy (ordinary wear and tear excepted).
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62.3	Payment of Rent

The Lessee shall continue to pay Rent (including, when applicable, the Balloon Rental) until the Vessel has been redelivered to the Lessor in accordance with the terms of this Charter or the sale and purchase of the Vessel by the Lessee has been completed in accordance with the terms of this Charter.

63	Termination Events
63.1	The Lessor and the Lessee agree that from the date of this Charter:
(a)	it is a fundamental term and condition of this Charter and any other Operative Document that none of the events set out in this Clause 63 shall occur after the date of this Charter or at any time during the Charter Period; and
(b)	the occurrence of any such event shall constitute a repudiatory breach of this Charter by the Lessee, entitling the Lessor to accept such repudiation and to exercise any of its rights under Clause 66 (Rights following a Termination Event).
63.2	Non-payment

Any Relevant Party or any Manager does not pay on the due date any amount payable pursuant to an Operative Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and
(b)	payment is received within three (3) Business Days of its due date.
63.3	Value of security

The Lessee does not comply with Clause 59.2 (Security Coverage Ratio).

63.4	Financial covenants

The Lessee does not comply with Clause 53 (Financial covenants).

63.5	Insurance
(a)	The Insurances of the Vessel are not placed and kept in force in the manner required by Clause 58 (Insurance).
(b)	Any insurer either:
(i)	cancels any such Insurances; or
(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person.
63.6	Sanctions

Any undertaking under Clause 54.15 (Sanctions undertakings) or Clause 55.7 (Sanctions and Vessel trading) is breached.

63.7	Other obligations
(a)	Any Relevant Party or any Manager does not comply with any provision of the Operative Documents to which it is a party (other than those referred to in Clause 52.1(u) (Ownership of Initial Commercial Manager and Initial Technical Manager), Clause 63.2 (Non-payment), Clause 63.3 (Value of Security), Clause 63.4 (Financial Covenants), Clause 63.5 (Insurance)
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and Clause 63.6 (Sanctions)) and such non-compliance is not remedied by the Relevant Party within fifteen (15) Business Days of the earlier of (A) the date on which the Lessee is notified of the breach and (B) such Relevant Party becoming aware of the failure to comply, Provided any such non-compliance is capable of being remedied to the satisfaction of the Lessor.

(b)	No Termination Event under paragraph (a) above will occur if such failure to comply (i) concerns a Manager, (ii) such Manager is replaced by another Manager acceptable to the Lessor within 30 days of the Lessor giving notice to the Lessee or (if earlier) of any Relevant Party becoming aware of the failure to comply and (iii) such substitute Manager provides to the Lessor a Manager’s Undertaking and such other documents as described in paragraphs 1, 4, 5 and 6(a) of Part I of Schedule 1 (Conditions Precedent) and paragraph 6 of Part ll of Schedule 1 (Conditions Precedent).
63.8	Misrepresentation

Any representation or statement made or deemed to be made by any Relevant Party or any Manager in any Operative Document to which it is a party proves to have been incorrect or misleading when made or deemed to be made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 10 Business Days of the Lessor giving notice to the Lessee.

63.9	Cross default
(a)	Subject to sub-clause (d) below, any Financial Indebtedness of any Relevant Party is not paid when due nor within any originally applicable grace period.
(b)	Subject to sub-clause (d) below, any Financial Indebtedness of any Relevant Party is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Subject to sub-clause (d) below, any commitment for any Financial Indebtedness of any Relevant Party is cancelled or suspended by a creditor of the Relevant Party as a result of an event of default (however described).
(d)	Any creditor of any Relevant Party becomes entitled to declare any Financial Indebtedness of that Relevant Party due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	No Termination Event will occur if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within any of paragraphs (a) to (d) above is:
(i)	less than $1,000,000 in respect of any such Relevant Party (other than the Guarantor); or
(ii)	less than $10,000,000 in respect of the Guarantor.
63.10	Insolvency

A Relevant Party:

(a)	is unable or admits inability to pay its debts as they fall due;
(b)	is declared to be unable to pay its debts under applicable law;
(c)	suspends or threatens to suspend making payments on any of its debts or agrees with any of its creditors to any standstill period in respect thereof; or
(d)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lessor in its capacity as such) with a view to rescheduling any of its indebtedness,
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provided that should such Relevant Party, for any reason, including without limitation, any actual or anticipated financial difficulties, commence, with prior written notice to the Lessor, negotiations (without agreeing however, during such negotiations, to any standstill periods) with one or more of its creditors (including the Lessor in its capacity as such) with a view to rescheduling, deferring, re-organising or suspending any of its indebtedness, the negotiations themselves or the entering, as a result of such negotiations, into any agreement or contract with one or more of its creditors (including the Lessor in its capacity as such) setting out terms for any rescheduling, deferral, re-organisation or suspension of its indebtedness, shall not in itself constitute a Termination Event.

63.11	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Relevant Party;
(b)	a composition, assignment or arrangement with any creditor of any Relevant Party; or
(c)	the appointment of a liquidator, receiver, administrator or other similar officer in respect of any Relevant Party or any of its assets;

or any analogous procedure or step is taken in any jurisdiction.

63.12	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any other analogous process or enforcement action affecting:

(a)	any asset or assets of any Relevant Party (other than the Lessee) having a value of:
(i)	ten (10) million Dollars ($10,000,000) or more in respect of the Guarantor; or
(ii)	one (1) million Dollars ($1,000,000) or more in respect of any other Relevant Party,

is not discharged within twelve (12) Business Days of commencement; or

(b)	any asset or assets of the Lessee and is not discharged within twelve (12) Business Days of commencement.
63.13	Cessation of business

Any Relevant Party suspends or ceases or threatens to suspend or cease to carry on all (or substantially all) its business.

63.14	Failure to pay final judgment

Any Relevant Party fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment.

63.15	Repudiation

Any Relevant Party:

(a)	repudiates any Transaction Document (other than the Sub-Charters and the Maersk Contract) to which it is a party; or
(b)	evidences an intention to repudiate any Transaction Document (other than the Sub-Charters and the Maersk Contract) to which it is a party.
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63.16	Liens

Any Security Document to which any Relevant Party or any Manager is a party is not in full force and effect or does not create in favour of the Lessor the Liens which it is expressed to create with the ranking and priority it is expressed to have.

63.17	Arrest of the Vessel

The Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim solely due to the Lessee’s action or omission or default or negligence and the Lessee fails to procure the release of the Vessel within a period of thirty (30) days thereafter.

63.18	Change of Manager or Manager’s default
(a)	Any Management Agreement is repudiated, terminated or cancelled without the consent of the Lessor.
(b)	Any Manager is in breach of its obligations under the relevant Manager’s Undertaking.

No Termination Event under paragraph (a) above will occur if (i) the Manager under such Management Agreement so repudiated, terminated or cancelled is replaced by another Manager acceptable to the Lessor within 30 days of such repudiation, termination or cancellation and (ii) such substitute Manager provides to the Lessor a Manager’s Undertaking and such other documents as described in paragraphs 1, 4, 5 and 6(a) of Part I of Schedule 1 (Conditions Precedent) and paragraph 6 of Part II of Schedule 1 (Conditions Precedent).

63.19	Material Adverse Change

Any material adverse change occurs in relation to any Relevant Party which has a Material Adverse Effect.

63.20	Ownership of Lessee

The Lessee is not or ceases to be a wholly owned Subsidiary of the Guarantor.

63.21	Modification, revocation, termination and expiry of Authorisation, etc.

Any Authorisation required by any Relevant Party or any Manager or any other party (other than the Lessor) to authorise, or required by any Relevant Party or any Manager or any other party (other than the Lessor) in connection with the execution, delivery, validity, enforceability or admissibility in evidence of any of the Operative Documents or the performance by any Relevant Party or any Manager or any other party (other than the Lessor) of its obligations under any of such documents is modified in a manner unacceptable to the Lessor or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect and is not reinstated or replaced by the Lessee within thirty (30) days of its having become aware of the same or any Relevant Party or any Manager or any other party (other than the Lessor) defaults in the observance of any of the material conditions or restrictions in such Authorisation which default would have a Material Adverse Effect.

63.22	Unlawfulness, invalidity and unenforceability

It is or becomes unlawful for any Relevant Party or any Manager to perform any of its obligations under any of the Operative Documents to which it is a party or any of the Operative Documents is or becomes wholly or partly invalid or unenforceable as against any Relevant Party or any Manager unless in the opinion of the Lessor such Relevant Party or such Manager is able to remedy any such event under this Clause 63.22 to its satisfaction within thirty (30) days of the relevant event occurring.

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63.23	Security Documents

Any Security Document in favour of the Lessor or the Guarantee is or becomes wholly or partly invalid or unenforceable.

63.24	Litigation, arbitration or administrative proceedings

Either any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other proceedings are commenced in relation to any Transaction Document or the transactions contemplated in the Transaction Documents or against any Relevant Party or any of its assets, rights or revenues which has or might have a Material Adverse Effect.

64	Purchase Option and Purchase Obligation
64.1	Purchase Option
(a)	If no Termination Event has occurred and is continuing, the Lessee shall have the option (the “Purchase Option”) to purchase the Vessel on the basis set out in Clause 65(b) on each Payment Date (the date on which a Purchase Option is to be exercised is herein referred to as the “Purchase Option Date).
(b)	The Purchase Option shall be exercisable by the Lessee by giving irrevocable written notice to the Lessor at least ninety (90) days prior to the proposed Purchase Option Date.
64.2	Purchase Option Price

The Lessee shall pay to the Lessor on the relevant Purchase Option Date (the “Purchase Option Price”):

(a)	any Rent due or accrued but unpaid;
(b)	the Outstanding Charter Hire Principal;
(c)	any interest accrued due on the unpaid and overdue Rent or the Outstanding Charter Hire Principal at the Default Rate;
(d)	if that Purchase Option Date falls before 1 December 2023, the relevant Prepayment Fee;
(e)	any reasonable and documented costs incurred by the Lessor to the Finance Parties under the Finance Documents as a result of the Purchase Option being exercised (and upon this Charter and the other Operative Documents being terminated);
(f)	any other amounts due and payable but unpaid by any Relevant Party or any Manager to the Lessor under any of the Operative Documents; and
(g)	any out of pocket costs (including reasonable and documented legal costs) incurred by the Lessor in connection with the early termination hereunder,

in each case on the relevant Purchase Option Date.

Upon irrevocable and unconditional payment of all of the amounts set out in Clause 64.2 (Purchase Option Price), this Charter and any other Operative Documents shall terminate and, without prejudice to Clause 82 (Survival of terms), the provisions of Clause 65 (Purchase of Vessel by Lessee) shall apply.

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64.3	Purchase Obligation

On the relevant Purchase Obligation Date, the Lessee shall purchase the Vessel on the basis set out in Clause 65(b) and shall pay the Lessor the aggregate of the following (the “Purchase Obligation Price”):

(a)	any Rent due or accrued but unpaid;
(b)	the Outstanding Charter Hire Principal;
(c)	any interest accrued due on the unpaid and overdue Rent or the Outstanding Charter Hire Principal at the Default Rate;
(d)	any relevant Break Costs;
(e)	any reasonable and documented costs incurred by the Lessor to the Finance Parties under the Finance Documents as a result of this Charter and the other Operative Documents being terminated;
(f)	any other amounts due and payable but unpaid by any Relevant Party or any Manager to the Lessor under any of the Operative Documents; and
(g)	any out of pocket costs (including reasonable and documented legal costs) incurred by the Lessor in connection with the early termination hereunder,

in each case on the relevant Purchase Obligation Date.

Upon irrevocable and unconditional payment of the Purchase Obligation Price, this Charter and any other Operative Documents shall terminate and, without prejudice to Clause 82 (Survival of terms), the provisions of Clause 65 (Purchase of Vessel by Lessee) shall apply.

65	Purchase of Vessel by Lessee
(a)	Immediately upon receipt by the Lessor of the sums set out in Clause 64.2 (Purchase Option Price) or Clause 64.3 (Purchase Obligation), as the case may be, the Lessor shall transfer title to the Vessel to the Lessee or its nominee on the terms set out in Clause 68 (Transfer of title).
(b)	The Vessel shall be sold or transferred by the Lessor to the Lessee on the following terms:
(i)	for a consideration of $1;
(ii)	the sale will be on an “as is, where is” basis;
(iii)	the Lessor shall pass to the Lessee such title to the Vessel as the Lessor has acquired pursuant to the Memorandum of Agreement, warranted free of all Liens created by the Lessor;
(iv)	the sale shall exclude all liability of the Lessor, to the same extent as such liability is excluded by Clause 43 (Extent of Lessor’s liability), except for the warranty given by the Lessor in paragraph (iii) above;
(v)	if the Vessel is, at the date of sale, subject to any requisition for hire, the sale will be subject to such requisition;
(vi)	the Lessor will transfer to the Lessee or its nominee the benefit of all Vessel rights which it then holds;
(vii)	any terms implied to such sale by any applicable statute or law are hereby excluded to the extent such exclusion can legally be made and without limiting the generality of the foregoing, this sale of the Vessel shall be specifically outside the terms of the UK Sale
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of Goods Act 1979 or any statutory modification or re-enactment thereof for the time being in force; and

(viii)	all reasonable and documented costs, expenses. Taxes and any payment of a similar nature arising in connection with the sale of the Vessel by the Lessor shall be for the account of the Lessee.
66	Rights following a Termination Event
66.1	Rights on Termination Event

If a Termination Event occurs and while the same is continuing, the Lessor may:

(a)	by written notice to the Lessee:
(i)	effect compliance on the Lessee’s behalf with any requirements in respect of which the Lessee is in default and if the Lessor incurs any expense in effecting such compliance, the Lessor shall be entitled (without prejudice to Clause 66.2 (Payments on Termination Event or Total Loss)) to recover such expense from the Lessee together with interest on it at the Default Rate from the date on which such expenditure is incurred by the Lessor until the date of reimbursement by the Lessee (both before and after judgment), and/or
(ii)	proceed by appropriate court action or actions to enforce performance of this Charter, or to recover damages for the breach of this Charter; and/or
(iii)	accept the repudiation of this Charter by the Lessee, and cancel the Memorandum of Agreement and/or terminate the leasing of the Vessel under this Charter with immediate effect (but without prejudice to the continuing obligations of the Lessee under this Charter and the other Operative Documents) and/or require the Lessee to purchase the Vessel or redeliver the Vessel to the Lessor in accordance with Clause 62 (Redelivery), following the completion of which all rights of the Lessee under this Charter (other than its right to pay the relevant Termination Sum and take title to the Vessel in accordance with Clause 66.1(a)(v)) will cease; and/or
(iv)	inspect the Vessel and/or, subject to applicable law, take possession of the Vessel, for which purposes the Lessor may enter any premises belonging to or in the occupation or control of the Lessee where the Vessel may be located; and/or
(v)	notify the Lessee of the occurrence of the same and demand the payment of the Termination Sum by the Lessee, whereupon the Lessee shall immediately pay the Termination Sum to the Lessor (and upon receipt of the Termination Sum in full, the Lessor shall sell, transfer and redeliver, at the cost and expense of the Lessee, the Vessel to the Lessee in accordance with Clause 68 (Transfer of title)); and
(b)	exercise any or all of its rights, remedies powers or discretions under the Security Documents.
66.2	Payments on Termination Event or Total Loss

Upon termination of the leasing of the Vessel pursuant to paragraph (iii) of Clause 66.1 (Rights on Termination Event) (the “Termination Sum Payment Date”) or upon occurrence of a Total Loss Payment Date, the Lessee shall immediately pay to the Lessor (provided that in the case of a Total Loss, any amounts which have been received directly by the Security Agent or, as the case may be, the Lessor in respect of such Total Loss under the Insurances, shall reduce the amount that the Lessee is obliged to pay under paragraph (a) of this Clause 66.2 by the amount so received in the order set out in paragraph (a) of this Clause 66.2) by way of agreed compensation for loss of bargain and as a genuine pre-estimate of damages and not as a penalty:

(a)	in case of the occurrence of a Total Loss Payment Date, the aggregate of the following:
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(i)	any Rent (including, if applicable, the Balloon Rental) due or accrued but unpaid;
(ii)	the Outstanding Charter Hire Principal;
(iii)	any interest accrued and unpaid on the unpaid Rent (including, if applicable, the Balloon Rental) or the Outstanding Charter Hire Principal at the Default Rate;
(iv)	any relevant Break Costs;
(v)	any reasonable and documented costs incurred by the Lessor to the Finance Parties under the Finance Documents in connection with the early termination and/or cancellation hereunder;
(vi)	any fee or other amount due and payable but unpaid by any Relevant Party or any Manager to the Lessor under any of the Operative Documents; and
(vii)	any out of pocket costs (including legal costs) incurred by the Lessor in connection with the early termination and/or cancellation hereunder,

in each case on the Total Loss Payment Date or, failing payment on such date, on the date the relevant amount is actually received by the Lessor;

(b)	in case of a termination due to the occurrence of a Termination Event which is continuing, the aggregate of the following:
(i)	any Rent (including, if applicable, the Balloon Rental) due or accrued but unpaid;
(ii)	the Outstanding Charter Hire Principal;
(iii)	any interest accrued on any unpaid and overdue Rent or on the Outstanding Charter Hire Principal at the Default Rate;
(iv)	any relevant Break Costs;
(v)	if that Termination Sum Payment Date falls before 1 December 2023, the relevant Prepayment Fee;
(vi)	any costs incurred by the Lessor to the Finance Parties under the Finance Documents in connection with the early termination and/or cancellation hereunder;
(vii)	any other amount due and payable but unpaid by any Relevant Party or any Manager to the Lessor under any of the Operative Documents; and
(viii)	any out-of-pocket costs (including legal costs) incurred by the Lessor in connection with the early termination hereunder,

in each case on the Termination Sum Payment Date or, failing payment on such date, on the date the relevant amount is actually received by the Lessor.

For the avoidance of any doubt, any amounts paid by the Lessee under paragraphs (a) or (b) of this Clause 66.2 shall be applied in accordance with Clause 67.1 (Order of application).

66.3	Lessor’s obligations upon receipt of payment

Immediately upon receipt by the Lessor of the applicable sums set out in Clause 66.2 (Payments on Termination Event or Total Loss) (the “Termination Sum”), the Lessor shall:

(a)	as soon as reasonably practicable, procure the release of the Mortgage and all other Liens created by the Lessor on the Vessel and the other security created pursuant to the Operative Documents; and
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(b)	save where the Vessel is a Total Loss, transfer title to the Vessel to the Lessee or its nominee pursuant to Clause 68 (Transfer of title).
66.4	Failure to pay Termination Sum

If the Lessee fails to pay the Termination Sum within seven (7) Business Days of the Total Loss Payment Date or the Termination Sum Payment Date (as the case may be), the Lessor shall be entitled after the expiry of such seven (7) Business Days’ period (without further notice to the Lessee) to sell the Vessel to any third party on an arms-length basis, subject to the proceeds of such sale being applied in accordance with Clause 67 (Application of proceeds), provided however that in the event:

(a)	the Lessor has not yet entered into any agreement for the sale of the Vessel; and
(b)	the Lessee furnishes the Lessor with an Offer by a Potential Buyer,

the Lessor shall sell the Vessel to such Potential Buyer under a memorandum of agreement, which shall be (i) on terms acceptable to the Lessor and (ii) (inter alia) in all respects compliant with the provisions of The Hong Kong International Convention for the safe and Environmentally Sound Recycling of Ships 2009 (whether or not it is in force) and/or, if applicable, the EU Ship Recycling Regulation.

For the avoidance of any doubt, the proceeds of such sale shall be applied in accordance with Clause 67.1 (Order of application).

For the purposes of this Clause 66.4:

“Offer” means a firm offer for the purchase of the Vessel by a Potential Buyer:

(a)	for a purchase price in cash (payable on delivery and acceptance of the Vessel) not less than the Relevant Amount; and
(b)	otherwise on customary terms for sale and purchase of commercial vessels of similar type.

“Potential Buyer” means an entity which is:

(a)	acceptable to the Lessor (such acceptance not to be unreasonably withheld);
(b)	not a Restricted Person nor any of any of its Subsidiaries, directors or officers, is a Restricted Person nor is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Person and none of such persons owns or controls a Restricted Person; and
(c)	not an Affiliate of the Guarantor.

“Relevant Amount” means the Termination Sum estimated to be payable on the potential delivery date of the Vessel under any memorandum of agreement entered into between the Lessor and a Potential Buyer.

67	Application of Proceeds
67.1	Order of application

All amounts received or recovered by the Lessor in connection with the realisation or enforcement of all of or any part of the Operative Documents (or any of them) or the Liens constituted thereunder or any surplus the Lessor received from the sale of the Vessel pursuant to Clause 66.4 (Failure to pay Termination Sum) shall each be held by the Lessor on trust to apply them at any time the Lessor sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause 67), in the following order of priority:

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(a)	in payment of all costs and expenses incurred by any Creditor Party in connection with any realisation or enforcement of the Operative Documents taken in accordance with the terms of the Operative Documents;
(b)	in or towards payment to the Lessor of all amounts due to it but unpaid under the Operative Documents;
(c)	if no Relevant Party or no Manager is under any further actual or contingent liability under any Operative Document, in payment to any person to whom the Lessor is obliged to pay in priority to any Relevant Party or any Manager; and
(d)	the balance, if any, in payment to any relevant Relevant Party or Manager.
67.2	investment of Proceeds

Prior to the application of the proceeds of the Relevant Documents in accordance with Clause 67.1 (Order of Application) the Lessor may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Lessor with a financial institution for so long as the Lessor shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Lessor’s discretion in accordance with the provisions of this Clause 67 (Application of proceeds).

67.3	Currency Conversion
(a)	For the purpose of, or pending the discharge of, any of the Outstanding Indebtedness the Lessor may convert any moneys received or recovered by the Lessor from one currency to another, at the spot rate at which the Lessor is able to purchase the currency in which the Outstanding Indebtedness are due with the amount received.
(b)	The obligations of any Relevant Party and/or any Manager to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
67.4	Permitted Deductions

The Lessor shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Charter, and to pay all taxes which may be assessed against it in respect of any of the Secured Property.

68	Transfer of title

Immediately upon receipt by the Lessor of the sums referred to in Clause 49 (Illegality), Clause 50.3 (Payment of Increased Costs, indemnity sum or voluntary termination), Clause 64 (Purchase Option and Purchase Obligation) or Clause 66.2 (Payments on Termination Event or Total Loss) (as applicable), the Lessor shall:

(a)	procure the release of the Mortgage and all other Liens created by the Lessor on the Vessel and the other security created pursuant to the Operative Documents;
(b)	transfer all its right, title and interest in the Vessel to the Lessee or its nominee on the terms set out in Clause 65(b);
(c)	at the Lessee’s expense, execute in favour of, and deliver to, the Lessee a bill of sale in respect of the Vessel conveying the same title as was transferred to the Lessor pursuant to the Memorandum of Agreement; and
(d)	transfer to the Lessee or its nominee the benefit of all Vessel rights which it then holds.
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69	Substitute Performance
69.1	Lessor’s right
(a)	If the Lessee fails to:
(i)	do, or cause to be done, anything which it is obliged to do, or cause to be done, under any of the Operative Documents; or
(ii)	make any payment which it is obliged to make under any of the Operative Documents (other than a payment to the Lessor),

the Lessor shall be at liberty to (with prior notice to the Lessee) do, or cause to be done, that thing or make, or cause to be made, that payment itself, to the extent permitted by applicable law.

(b)	The Lessee shall not cease to be in breach of any of its obligations under any of the Operative Documents by reason of anything done, or caused to be done, or any payment made, or caused to be made, by the Lessor pursuant to paragraph (a) above, except in the case of the Lessor’s willful misconduct.
69.2	Costs

The Lessee shall:

(a)	pay to the Lessor all reasonable and documented expenses incurred by the Lessor in connection with its doing, or causing to be done, anything pursuant to paragraph (a) of Clause 69.1 (Lessor’s right); and
(b)	reimburse the Lessor for any such payment made, or caused to be made, by the Lessor together with interest at the Default Rate for the period starting on (and including) the date on which the demand was given by the Lessor and ending on (but excluding) the date on which the same is paid or reimbursed to the Lessor.
70	Further Assurances

Each of the Lessor (at no cost to it) and the Lessee shall promptly take such steps as the Lessor or the Lessee may deem necessary or appropriate to:

(a)	establish, maintain and protect the rights and remedies of the Lessor or the Lessee; and
(b)	carry out and effect the intent and purpose of the Operative Documents.
71	Assignment
(a)	Except in accordance with the terms of the Operative Documents, no Party may assign or transfer any of its rights or obligations under this Charter without the prior written consent of the other Party.
(b)	The Lessee hereby consents to any assignment by the Lessor of any of its rights under this Charter and under the other Operative Documents to the Security Agent pursuant to the Finance Documents (without any cost to the Lessee) and to the exercise of any of the rights of the Security Agent, subject to the provisions of the Letter of Quiet Enjoyment A.
(c)	Subject to paragraph (e) below, the Lessee further hereby consents to any assignment by the Lessor of any of its rights and/or transfer of any of its obligations under this Charter to any Affiliate of the Lessor provided that (i) any such assignment or transfer shall not result in any increased cost or liability for the Lessee under this Charter as a result of circumstances existing at the time of such assignment or transfer (as applicable) and (ii) the Lessor shall notify the Lessee of such assignment and/or transfer.
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(d)	Subject to paragraph (e) below, the Lessor may, with the prior written consent of the Lessee (such consent not to be unreasonably withheld or delayed), assign any of its rights and/or transfer any of its obligations under this Charter and/or under any other Operative Document to another person, provided that (i) any such assignment or transfer shall not result in any increased cost or liability for the Lessee under this Charter as a result of circumstances existing at the time of such assignment or transfer (as applicable) and (ii) the Lessor shall notify the Lessee of such assignment and/or transfer.
(e)	At any time after the occurrence of a Termination Event, the Lessor may assign any of its rights and/or transfer any of its obligations under any Operative Document to any person without the consent of, and without notice to, the Lessee.
72	Disclosure of Information

At any time after the date of this Charter and during the Charter Period, each of the Lessor and the Lessee shall keep confidential and shall not, without the prior written consent of the other, disclose to any person:

(a)	the financial details of, or the transactions contemplated by, the Operative Documents; or
(b)	any information provided pursuant to any of the Operative Documents,

provided that the Parties may disclose any such information without consent:

(i)	to any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure;
(ii)	to any person (including but not limited to any investor and potential investor of the Relevant Party or any Manager or any party entitled under the Operative Documents or Finance Document) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;
(iii)	to any Governmental Agency;
(iv)	to the Finance Parties or any other party to any of the Operative Documents;
(v)	to the auditors, legal or insurance advisors, underwriters or brokers or any professional service provider of the Lessor, the Lessee or of any of the persons listed in paragraph (iv) above who shall be instructed to maintain the confidentiality of any information supplied to them;
(vi)	to the Lessor Account Bank or the Account Bank;
(vii)	to any employee, officer or shareholder of the Lessor, the Lessee, any Relevant Party or any Manager; or
(viii)	in any manner contemplated by any of the Operative Documents.
73	Notices
73.1	Communications in writing

Any communication to be made under or in connection with this Charter shall be made in writing and, unless otherwise stated, may be made by letter or (under Clause 73.4 (Electronic communication)) email.

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73.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Charter are as follows:

If to the Lessor at:

8 Akadimias Street
10671 Athens, Greece

Attn: Mr. Charalampos Antoniou I Mr. Athanasios Voudris
Email: harris.antoniou@neptuneinternational.ch I sakis.voudris@neptuneleasing.com

If to the Lessee at:

c/o Technomar Shipping Inc.
3-5 Menandrou Street
14561 Kifisia, Athens, Greece

Attn: Ms Maria Danezi / Mr. Tassos Psaropoulos
Email: mdanezi@technomar.gr / t.psaropoulos@technomar.gr,

or to any substitute address, email address or department or officer as the relevant Party may notify to the other Party by not less than 5 Business Days’ prior notice in writing.

73.3	Delivery

Any communication or document made or delivered by one Party to the other Party under or in connection with this Charter will only be effective:

(a)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or
(b)	if by way of email, if it complies with the rules under Clause 73.4 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 73.2 (Addresses), if addressed to that department or officer.

73.4	Electronic communication
(a)	Any communication to be made between the Parties under or in connection with this Charter may be made by electronic mail or other electronic means, and the Parties hereby agree:
(i)	that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	to notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	to notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made by one Party to another Party will be effective when it is sent by the sender Party unless the sender Party receives a message indicating failed delivery.
(c)	A Party shall notify the other Party promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until that Party has
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notified the other Party that the failure has been remedied, all notices between the Parties shall be sent by letter in accordance with this Clause 73.

73.5	English language
(a)	Any notice given under or in connection with this Charter must be in English.
(b)	All other documents provided under or in connection with this Charter must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Lessor accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
74	Partial Invalidity

If, at any time, any provision of this Charter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

75	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lessor, any right or remedy under this Charter shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Charter are cumulative and not exclusive of any rights or remedies provided by law.

76	Amendments and Waivers

Any term of this Charter may be amended or waived only with the consent of the Lessor and the Lessee.

77	Contractual Recognition of Bail-In

Notwithstanding any other term of any Operative Document or any other agreement, arrangement or understanding between the Parties, each Party (and any other Relevant Party or any Manager who is a party to any other Operative Document to which this clause is expressed by the terms of that other Operative Document to apply) acknowledges and accepts that any liability of the Lessor to any Relevant Party or any Manager under or in connection with the Operative Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (iii) a cancellation of any such liability; and
(b)	a variation of any term of any Operative Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
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In this Clause 77:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means.

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)	in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)
(i)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation, any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation; and
(b)	in relation to any UK Bail-In Legislation:
(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that
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liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

78	Replacement of Screen Rate
(a)	If a Screen Rate Replacement Event has occurred and the Base Rate is to be determined by reference to the Screen Rate, the Lessor and the Lessee shall enter into negotiations in good faith with a view to agreeing:
(i)	the use of a Replacement Benchmark in place of the Screen Rate from and including a date no later than 1 June 2023; and
(ii)	amendments for any or all of the following:
(A)	aligning any provision of any Operative Document to the use of that Replacement Benchmark;
(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Charter (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Charter);
(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation).
(b)	In this Clause 78:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:
(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or
(ii)	any Relevant Nominating Body,
(b)	and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph a (ii) of this definition;
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(c)	in the opinion of the Lessor and the Lessee, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(d)	in the opinion of the Lessor and the Lessee, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of either the Lessor or the Lessee, materially changed;
(b)	any of the following applies:
(i)	either:
(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)	the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;
(iii)	the supervisor of the administrator of the Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued;
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; and
(v)	the supervisor of the administrator of the Screen Rate makes a public announcement or publishes information:
(A)	stating that the Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and
(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or
(c)	the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of either the Lessor or the Lessee) temporary; or
(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period of no less than 5 Business Days; or
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(d)	in the opinion of either the Lessor or the Lessee the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Charter.
79	Counterparts

This Charter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charter.

80	Time of the Essence

Without prejudice to any grace periods contained in this Charter, the time stipulated in this Charter for all payments payable by the Lessee, and for the performance of the Lessee’s obligations under this Charter, will be of the essence of this Charter.

81	Governing Law

This Charter, and all non-contractual obligations arising from or in connection with this Charter, shall be governed by, and construed in accordance with, English law.

82	Survival of Terms

The Lessee’s and the Lessor’s rights and obligations under this Clause 82 and under Clauses 44 (Rent, Payments and Calculations), 45 (Costs and Expenses), 47 (Indemnities), 48 (Taxes), 62 (Redelivery), Clause 66 (Rights following a Termination Event) and Clause (b) of 68 (Transfer of Title) of this Charter and the rights of each Indemnitee and Tax Indemnitee under Clauses 47 (Indemnities) and 48 (Taxes), of this Charter shall survive any termination of the Charter Period or any termination of this Charter or any other Operative Document.

83	Enforcement
83.1	Jurisdiction of English courts
(a)	Subject to paragraph (c) below, the courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Charter (including any dispute relating to any non-contractual obligation arising from or in connection with this Charter and any dispute regarding the existence, validity or termination of this Charter) (a “Dispute”).
(b)	The parties to this Charter agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Charter will argue to the contrary.
(c)	This Clause 83.1 is for the benefit of the Lessor only. As a result, the Lessor shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lessor may take concurrent proceedings in any number of jurisdictions.
83.2	Appointment of process agent

The Lessee agrees that the documents which start any proceedings in relation to any Operative Document, and any other documents required to be served in connection with those proceedings, may be served on it by being delivered to Messrs Saville & Co. at its registered office or place of business in England and Wales, currently at 46 New Broad Street, London EC2M 1.1H, England, or to such other address in England and Wales as the Lessee may specify by notice in writing to the Lessor. Nothing in this Clause 83.2 shall affect the right of either Party to serve process in any other manner permitted by law. This Clause 83.2 applies to proceedings in England and proceedings elsewhere.

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83.3	Waiver of immunities

To the extent that either Party has acquired or may, after the date of this Charter, acquire any immunity, with respect to itself and its revenues and assets (irrespective of their use or intended use), on the grounds of sovereignty or other similar grounds from:

(a)	suit;
(b)	jurisdiction of any court;
(c)	relief by way of injunction or order for specific performance or recovery of property;
(d)	attachment of its assets (whether before or after judgment); and
(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings), that Party irrevocably waives, to the extent permitted by applicable law, such immunity in respect of its obligations under this Charter.

IN WITNESS WHEREOF the Parties have caused this Charter to be duly executed as a deed and delivered on the date first above written.

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Schedule
Conditions Precedent

Part 1

Conditions Precedent to effectiveness of the Memorandum of Agreement and this Charter

1	Relevant Parties
(a)	A copy, certified as true copy by a director or an officer of each Relevant Party, each Manager and each Subordinated Creditor, of the constitutional documents of each Relevant Party and each Subordinated Creditor and its register of directors, register of members and register of mortgages and charges.
(b)	A copy, certified as true copy by a director or an officer of each Relevant Party, each Manager and each Subordinated Creditor, of a resolution of the board of directors or a unanimous written resolution of each Relevant Party, each Manager and each Subordinated Creditor:
(i)	approving the terms of, and the transactions contemplated by, the Operative Documents to which it is a party and resolving that it executes, delivers and performs the Operative Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Operative Documents to which it is a party on its behalf;
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Operative Documents to which it is a party; and
(iv)	in the case of the Guarantor or any other Relevant Party, or any Manager providing third party security, resolving that it is in its best interests to enter into the transactions contemplated by the Operative Documents to which it is a party.
(c)	A certificate of the Guarantor (signed by a director) confirming that guaranteeing or securing, as appropriate, the obligations of any Relevant Party or any Manager under the Operative Documents to which such Relevant Party or such Manager is a party, would not cause any borrowing, guarantee, security or similar limit binding on any Relevant Party or any Manager to be exceeded.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above who is to actually execute the Operative Documents.
(e)	If relevant, a copy, certified as true copy by a director or an officer of each Relevant Party and each Manager, of a resolutions signed by all the holders of the issued shares in each Relevant Party (other than the Guarantor) or each Manager, approving the terms of, and the transactions contemplated by, the Operative Documents to which such Relevant Party or such Manager is a party.
(f)	If relevant, a copy, certified as a true copy by a director or an officer of each Relevant Party and each Subordinated Creditor, of a power of attorney of each Relevant Party and each Subordinated Creditor.
(g)	A certificate of an authorised signatory of each Relevant Party, each Manager and each Subordinated Creditor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Charter.
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2	Operative Documents

The Memorandum of Agreement, this Charter, the Fee Letter, the Guarantee, the Share Pledge, any Subordination Deed, each duly executed by the relevant parties (other than the Lessor) thereto.

3	Legal Opinions
(a)	A draft legal opinion in relation to English law from Norton Rose Fulbright Greece satisfactory to the Lessor.
(b)	A draft legal opinion in relation to Marshall Islands and Liberian law from Hill Dickinson International satisfactory to the Lessor.
(c)	Draft of any other legal opinion satisfactory to the Lessor as required by the Lessor.
4	“Know your customer” information

Such documentation and information as the Lessor may reasonably request to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to the Lessor, the Initial Commercial and the Initial Technical Manager.

5	Copies of documents

A copy, certified as a true copy by a director of the Lessee, of each Management Agreement, each Sub-Charter and the Maersk Contract.

6	Other documents and evidence
(a)	Evidence that any process agent referred to in clause 83.2 (Appointment of process agent) or any equivalent provision of any other Operative Document entered into on or before the Delivery Date, if not a Relevant Party or a Manager, has accepted its appointment.
(b)	The Original Financial Statements.
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Part II

Conditions precedent to issuance of the Payment Notice
in respect of the Purchase Price

1	Corporate documents

A certificate from an authorised signatory of the Relevant Party and each Manager confirming that the resolutions referred to in the certificate described in Schedule 1 (Conditions Precedent) remain in full force and effect and have not been amended, modified or revoked in any respect.

2	Operative Documents

The Manager’s Undertaking, the Account Security of each Account, any Subordination Deed, the Letter of Quiet Enjoyment B, the General Assignment together with all ancillary documents to be delivered pursuant thereto, each duly executed by the relevant parties (other than the Lessor) thereto.

3	Other documents and evidence
(a)	Copies, certified as true copies by a director of the Lessee, of all documents which the Lessor may reasonably require evidencing that all Authorisations with respect to or in connection with the registration of the Vessel under the laws of the Flag State have been taken or obtained.
(b)	A copy of any other Authorisation or other document, opinion or assurance which the Lessor considers to be necessary or desirable (if the Lessor has notified the Lessee accordingly) in connection with the entry into and performance of the transactions contemplated by any Operative Document or for the validity and enforceability of any Operative Document.
(c)	Evidence satisfactory to the Lessor that the Operating Account and the DSRA Account has been opened with the Account Bank.
(d)	Documentary evidence showing that the Lessee is a wholly owned direct Subsidiary of the Guarantor.
(e)	Documentary evidence that:
(i)	prior to Delivery, there will be no Lien of any kind whatsoever on the Vessel, her earnings or insurance; and
(ii)	the required insurances for the Vessel with effect from the Delivery Date have been arranged through acceptable brokers and/or with acceptable underwriters.
4	Insurance

A satisfactory opinion from Willis Towers Watson or other insurance consultants approved by the Lessor on the insurances effected or to be effected on the Vessel pursuant to this Charter.

5	Fees

Evidence that any fee then due from the Lessee has been paid.

6	Manager

A copy, certified as a true copy by a director of the Manager, of the Document of Compliance of the Manager issued pursuant to the ISM Code.

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7	Valuation Reports

Two valuation reports of the Vessel, each issued by an Approved Valuer in accordance with Clause 59.1 (Valuations), and being acceptable in all respects to the Lessor,

8	Legal Opinion
(a)	A draft legal opinion in relation to English law from Norton Rose Fulbright Greece satisfactory to the Lessor.
(b)	A draft legal opinion in relation to New York law from Norton Rose Fulbright (US) LLP satisfactory to the Lessor.
(c)	A draft legal opinion in relation to Marshall Islands and Liberian law from Hill Dickinson International satisfactory to the Lessor.
(d)	Draft of any other legal opinion satisfactory to the Lessor as required by the Lessor.
9	Inspection Report

If required by the Lessor, a physical inspection report from a surveyor appointed by the Lessor at the cost of the Lessee, demonstrating that the Vessel is in satisfactory condition and maintains specifications acceptable to the Lessor.

10	Dry-docking

Evidence satisfactory to the Lessor that the Vessel has successfully completed its 4th dry-docking.

11	IHM certificate

A copy of the certificate being the document listing all the potentially hazardous materials on board the Vessel.

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Part III

Conditions precedent to Delivery

1	Purchase price under the Maersk Contract

Evidence that the full purchase price of the Vessel under the Maersk Contract will have been paid upon the Purchase Price being released in accordance with clause 3.2 (Payment) of the Memorandum of Agreement and that the Maersk Seller will not have any Lien or other right to detain the Vessel.

2	Vessel requirements
(a)	An original or a copy of the Bill of Sale and an original Protocol of Delivery and Acceptance, as evidence that the Vessel has been delivered to, and accepted by, the Lessor under the Memorandum of Agreement.
(b)	An original Acceptance Certificate.
(c)	Evidence that the Vessel:
(i)	is (or will be, simultaneously with the release of the Purchase Price in accordance with clause 4.2 (Payment) of the Memorandum of Agreement) registered in the name of the Lessor under the laws of the Flag State free of Liens;
(ii)	is classed in accordance with Clause 56.10 (Maintenance of class; compliance with Authorisations);
(iii)	is insured in accordance with the provisions of Clause 58 (Insurance), and all requirements of Clause 58 (Insurance) in respect of such insurance have been complied with;
(iv)	is in possession of (or evidence satisfactory to the Lessor that the Lessee has duly applied to the relevant authorities for the issuance of) a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;
(v)	is in possession of (or evidence satisfactory to the Lessor that the Lessee has duly applied to the relevant authorities for the issuance of) a valid Safety Management Certificate under the ISM Code and a valid International Ship Security (ISS) Certificate; and
(vi)	is in possession of (or evidence satisfactory to the Lessor that the Lessee has duly applied to the relevant authorities for the issuance of) a certificate issued pursuant to Article 7 of the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001.
3	Insurance

A satisfactory opinion from Willis Towers Watson or other insurance consultants approved by the Lessor on the Insurances.

4	Legal Opinions
(a)	A draft legal opinion in relation to English law from Norton Rose Fulbright Greece satisfactory to the Lessor.
(b)	A legal opinion in relation to New York law from Norton Rose Fulbright US LLP satisfactory to the Lessor.
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(c)	A legal opinion in relation to Marshall Islands and Liberian law from Hill Dickinson International satisfactory to the Lessor.
(d)	Any other legal opinion satisfactory to the Lessor as required by the Lessor.
5	Delivery and acceptance of the Vessel under the Sub-Charter 2

Evidence that the Vessel has been delivered to, and accepted by, the Sub-Charterer 2 pursuant to the terms of the Sub-Charter 2.

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Schedule 2
Form of Acceptance Certificate

Dated: [●] 2021

Charter Agreement dated [0] 2021 (the “Charter”) between NML Violetta Inc. (the “Lessor”) and GSL Violetta LLC (the “Lessee”) relating to the container carrier vessel named GSL Violetta (the “Vessel”)

1	We refer to the Charter. This is the Acceptance Certificate. Terms defined in the Charter shall have the same meaning in this Acceptance Certificate.
2	We confirm that today as at [●] hours ([●] time), is the Delivery Date.
3	We further confirm that, as at the date hereof:
(a)	the Purchase Price is $[●];
(b)	the Purchase Obligation Price is:
(i)	if the Purchase Obligation Date is the date a Change of Control occurs, the sum in Dollars determined in accordance with Clause 64.3 (Purchase Obligation);
(ii)	if the Purchase Obligation Date is on [●], $[●];
(iii)	if the Purchase Obligation Date is on [●], $[●];
(iv)	if the Purchase Obligation Date is on [●], $[●]; or
(v)	if the Purchase Obligation Date is on the Expiry Date, $[●],

and, in each case under sub-paragraphs (ii) to (v) above, any other amount payable to the Lessee in accordance with Clause 64.3 (Purchase Obligation);

(c)	the Fixed Rent payable by the Lessee on each Payment Date is:
(i)	for the first (1st) to the fifteenth (15th) (inclusive) Payment Date, $[●]; and
(ii)	for sixteenth (16th) to the nineteenth (19th) Payment Date (inclusive), $[●]; and
(d)	the Balloon Rental payable on the last Payment Date is $[●].
4	The Lessee further confirms that:
(a)	the Vessel was duly accepted by the Lessee in accordance with, and subject to the provisions of, the Charter. The execution and delivery of this Acceptance Certificate confirms the acceptance of the Vessel by the Lessee for all purposes of the Charter;
(b)	the Lessee became obliged to pay to the Lessor the amounts provided for in the Charter with respect to the Vessel;
(c)	the Vessel is insured in accordance with the Charter;
(d)	the representations and warranties contained in Clause 51.1 (Lessee representations) of the Charter are true by reference to the facts and circumstances existing at the date of this Acceptance Certificate;
(e)	there has been affixed to the Vessel the notice required by Clause 57.5 (Notice of ownership and charter) of the Charter; and
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(f)	no Potential Termination Event or Termination Event has occurred and is continuing.

The Lessor	The Lessee

For and on behalf of	For and on behalf of
NML VIOLETTA INC.	GSL VIOLETTA LLC

By:	By:
Name:	Name:
Title:	Title:

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Schedule 3

Payment Schedule

GSL Violetta Rent (assuming Purchase Price of $14,734,500, drawdown within April 2021 and a 3 months LIBOR rate of 0.50% for the entire Charter Period)

Payment	Payment Date	Opening Balance	Rent (per quarter)	Fixed Rent	Outstanding Charterhire Principle
	May-2021
1	Aug-2021	$14,734,500	$983,204	$793,866	$13,940,634
2	Nov-2021	$13,940,634	$973,003	$793,866	$13,146,769
3	Feb-2022	$13,146,769	$962,802	$793,866	$12,352,903
4	May-2022	$12,352,903	$952,601	$793,866	$11,559,037
5	Aug-2022	$11,559,037	$942,399	$793,866	$10,765,171
6	Nov-2022	$10,765,171	$932,198	$793,866	$9,971,306
7	Feb-2023	$9,971,306	$921,997	$793,866	$9,177,440
8	May-2023	$9,177,440	$911,796	$793,866	$8,383,574
9	Aug-2023	$8,383,574	$901,595	$793,866	$7,589,709
10	Nov-2023	$7,589,709	$891,393	$793,866	$6,795,843
11	Feb-2024	$6,795,843	$881,192	$793,866	$6,001,977
12	May-2024	$6,001,977	$870,991	$793,866	$5,208,112
13	Aug-2024	$5,208,112	$860,790	$793,866	$4,414,246
14	Nov-2024	$4,414,246	$850,589	$793,866	$3,620,380
15	Feb-2025	$3,620,380	$840,388	$793,866	$2,826,514
16	May-2025	$2,826,514	$505,449	$469,129	$2,357,386
17	Aug-2025	$2,357,386	$499,421	$469,129	$1,888,257
18	Nov-2025	$1,888,257	$493,393	$469,129	$1,419,129
19	Feb-2026	$1,419,129	$487,364	$469,129	$950,000
19 (Balloon Rental)	Feb-2026	$950,000

93

Schedule 4
Form of Compliance Certificate

To: NML VIOLETTA INC. as Lessor

From: GLOBAL SHIP LEASE, INC.

Dated: [●]

Dear Sirs

Bareboat charter dated [●] 2021 (the “Charter”) made between GSL Violetta LLC as lessee and [●] as lessor in respect of container carrier “GSL Violetta”

1	We refer to the Charter. This is a Compliance Certificate. Terms defined in the Charter have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2	We confirm that:
(a)	on the basis of the calculations appended to this Certificate, as at [30 June] [31 December] 202[●] the aggregate of the Cash and Cash Equivalents maintained on a consolidated basis is equal to $[●] (whereas pursuant to clause 53 (Financial Covenants) of the Charter it is required that the aggregate of the Cash and Cash Equivalents maintained on a consolidated basis is not less than $20,000,000;
(b)	on the basis of the calculations appended to this Certificate, as at [30 June)(31 December] 202[●] the Lessee maintains in the Operating Account the amount of $[●] whereas pursuant to clause 53 (Financial Covenants) it is required that the Lessee maintains an amount of no less than $500,000 in the Operating Account; and
(c)	on the basis of the valuations and calculations appended to this Certificate, as at [30 June][31 December] 202[●] the Security Coverage Ratio is [●]%, whereas pursuant to clause 59.2 (Security Coverage Ratio) of the Charter the Security Coverage Ratio should be no less than one hundred and twenty per cent (120%).

Signed:
[Officer] (office held to be stated) of GLOBAL SHIP LEASE, INC.

94

EXECUTED BY THE PARTIES

The Lessor

For and on behalf of NML VIOLETTA INC. and SIGNED by as attorney-in-fact Witnessed/Verified by	) ) ) )	/s/ Athanasios Voudris Athanasios Voudris Director

Andreas Papachristodoulou
Name: Andreas Papachristodoulou
Title: Solicitor
Norton Rose Fulbright Greece

Address:
Fax:
Email:
Attn:

The Lessee

EXECUTED as a DEED for and on behalf of GSL VIOLETTA LLC and SIGNED by as attorney-in-fact	) ) ) )	/s/ Vassiliki Georgopoulos Vassiliki Georgopoulos

/s/ Andreas Papachristodoulou
Name: Andreas Papachristodoulou
Title: Solicitor
Norton Rose Fulbright Greece

Address:
Fax:
Email:
Attn:

95

DATED    12    May 2021

GSL VIOLETTA LLC

(AS SELLER)

AND

nml violetta inc.

(AS BUYER)

MEMORANDUM OF AGREEMENT

IN RESPECT OF

ONE (1) container vessel named

GSL VIOLETTA (ex-E.R. LONDON)

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Contents
Clause	Page

1	Definitions and interpretation	1

2	Sale and Purchase	2

3	Time and place of Delivery	4

4	Purchase Price, Payment and other matters	4

5	Representations	6

6	Notification of certain events	6

7	Seller’s acknowledgments	6

8	Excluded Terms	6

9	Assignment	6

10	General	6

11	Governing Law	7

12	Enforcement	7

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THIS AGREEMENT is dated   12  May 2021 and made

BETWEEN:

(1)	GSL VIOLETTA LLC, a limited liability company formed and existing under the laws of the Republic of Liberia, with its registered address at 80 Broad Street, Monrovia, Republic of Liberia, as seller (the “Seller”); and
(2)	NML VIOLETTA INC., a corporation organised and existing under the laws of the Republic of Liberia, with its registered address at 80 Broad Street, Monrovia, Republic of Liberia, as buyer (the “Buyer”, which expression includes its successors in title).

BACKGROUND:

(A)	The Seller is the sole legal and beneficial owner of one (1) 5,762 TEU container vessel, built in 2000 by Samsung Heavy Industries Co., Ltd., bearing IMO No. 9214202, named GSL Violetta, along with all its appurtenances, equipment, materials, stores and spare parts whether on board or on shore as of the date of this Agreement (together the “Vessel”).
(B)	The Seller has agreed to sell and deliver the Vessel to the Buyer and the Buyer has agreed to (a) purchase the Vessel from the Seller and (b) pay the Purchase Price (as defined below), upon the terms and conditions set forth in this Agreement.
(C)	The Buyer has agreed to let the Vessel to the Seller and the Seller has agreed to hire the Vessel from the Buyer immediately upon the acceptance of the Vessel by the Buyer from the Seller under this Agreement, pursuant to the terms and conditions set forth in a bareboat charter agreement (as amended and or supplemented from time to time, the “Charter”) entered into on the same date as this Agreement between the Buyer, as owner, and the Seller as demise charterer.

IT IS AGREED as follows:

1	Definitions and interpretation
1.1	Definitions

Words and expressions having defined meanings in the Charter shall, except where otherwise defined herein, have the same meanings when used in this Agreement, and in this Agreement:

“Bill of Sale” has the meaning given to it in Clause 4.8(a) (Deliverables).

“Business Day” means a day (other than a Saturday or Sunday):

(a)	in relation to any date for payment of amounts under this Agreement, on which commercial banks and the relevant financial markets are open for general business in Athens, London and New York City and the principal financial centre of the country of the currency of payment; and
(b)	in relation to any other matter, on which commercial banks are open for general business in Athens, London and New York City.

“Charter” has the meaning given to it in Recital (C) hereof.

“Cut-off Date” means 31 May 2021 or such other date as the Buyer and the Seller may agree in writing.

“Delivery” has the meaning given to it in the Charter.

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“Delivery Date” has the meaning given to it in Clause 3(b) (Time and place of Delivery).

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“Delivery Location” means the place where the Seller (with prior notice to the Buyer) will deliver the Vessel to the Buyer which would not give rise to the payment of any Taxes in respect of the transfer of title from the Seller to the Buyer.

“Delivery Notice” has the meaning give to it in Clause 3 (Time and place of Delivery).

“Dollars” and “$” each means available and freely transferrable and convertible funds in the lawful currency of the United States of America.

“Payment Notice” means a notice of the amount payable by the Buyer under this Agreement, being the Purchase Price, to be issued by the Seller to the Buyer at least one (1) Business Day prior to the Scheduled Delivery Date.

“Protocol of Delivery and Acceptance” has the meaning given to it in Clause 4.8(b) (Deliverables).

“Purchase Price” has the meaning given to it in Clause 4.1 (Purchase Price).

“Remittance Interest” means the amount of interest payable by the Seller to the Buyer in accordance with Clause 4.3 (Remittance Interest) on the Purchase Price, as calculated by the Buyer on the basis of 464 basis points plus overnight USD LIBOR for the relevant period, which shall accrue on such amount:

(a)	in the event that the Vessel is not delivered to the Buyer on the Delivery Date, during the period commencing on the Remittance Date and ending on the date the Purchase Price is returned by the Lessor Account Bank to the Buyer or to its order; and
(b)	in the event that the Vessel is delivered to the Buyer on the Delivery Date, during the period commencing on the Remittance Date and ending on the Delivery Date (both dates inclusive).

“Scheduled Delivery Date” has the meaning given to it in Clause 3 (Time and place of Delivery).

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.2	Construction

Unless a contrary indication appears, references to Clauses and the Schedule are to be construed as references to clauses of, and the schedule to, this Agreement. Clauses and the Schedule headings are for ease of reference only.

1.3	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2	Sale and Purchase
2.1	Agreement for sale and purchase

The Seller hereby agrees to sell and the Buyer hereby agrees to purchase the Vessel on the terms and conditions hereinafter set forth.

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2.2	Effectiveness of this Agreement

This Agreement shall become effective upon the later of:

(a)	execution of the Charter by the parties thereto; and
(b)	receipt by the Buyer of the documents and evidence specified in part I of schedule 1 (Conditions Precedent) to the Charter in form and substance satisfactory to the Buyer.
2.3	Cancellation of this Agreement
(a)	If at any time before Delivery occurs:
(i)	the Sub-Charter 1 is cancelled, rescinded, frustrated, terminated or declared null and void for whatever reason; or
(ii)	the Charter is cancelled, rescinded, frustrated, terminated or declared null and void for whatever reason; or
(iii)	the Buyer fails to pay the Purchase Price in accordance with the provisions of Clause 4.2 (Payment),

the Seller or (in the case of paragraphs (i) and (ii) to above only) the Buyer may, by giving written notice to the other party hereto, cancel this Agreement whereupon each party hereto shall be released from all its liabilities and obligations under this Agreement and neither party hereto shall have a claim or demand against the other party, save as provided in paragraph (d) below.

(b)	If at any time before Delivery occurs the Vessel becomes a Total Loss this Agreement shall be automatically cancelled whereupon each party hereto shall be released from all its liabilities and obligations under this Agreement and neither party hereto shall have a claim or demand against the other party, save as provided in paragraph (d) below.
(c)	If Delivery does not occur on or before the earlier of:
(i)	the Scheduled Delivery Date or such later date as the Buyer may agree in writing; and
(ii)	the Cut-off Date,

this Agreement shall be automatically cancelled whereupon each party hereto shall be released from all its liabilities and obligations under this Agreement and neither party hereto shall have a claim or demand against the other party, save as provided in paragraph (d) below.

(d)	In the event that this Agreement is cancelled pursuant to the terms of paragraph (a) (other than paragraph (a)(iii)), (b) or (c) of this Clause 2.3 (Cancellation of this Agreement) or clause 49.2 of the Charter or clause 50.3(c) of the Charter, the Seller shall pay to the Buyer within five (5) Business Days of demand:
(i)	any Remittance Interest accrued on the Purchase Price;
(ii)	any Break Costs incurred by the Buyer;
(iii)	any amount then due and payable but unpaid by any Relevant Party to the Buyer or the Lessor under any of the Operative Documents;
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(iv)	any cost incurred by the Buyer to the Finance Parties under the Finance Documents as a result of the cancellation of this Agreement; and
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(v)	any documented out of pocket costs (including legal costs) reasonably incurred by the Buyer in connection with any of the Operative Documents and/or the cancellation of this Agreement.
3	Time and place of Delivery
(a)	The Seller shall give the Buyer an irrevocable notice in writing of delivery (the “Delivery Notice”) which will specify the scheduled delivery date for the Vessel (such date the “Scheduled Delivery Date”) not later than 10.00 a.m. (London time) 1 day (or such shorter period as the Buyer and the Seller may agree) prior to the Scheduled Delivery Date. At the time of Delivery, the Vessel shall be located at the Delivery Location.
(b)	In exchange of the Purchase Price, the Vessel shall be delivered by the Seller, with full title guarantee, to the Buyer on the Scheduled Delivery Date or such other date (not later than the Cut-Off Date), each being a Business Day, as may be agreed in writing between the Seller and the Buyer (the date on which the Vessel shall be delivered to and accepted by the Buyer under this Agreement, the “Delivery Date”), free and clear of all Liens and otherwise on the terms set forth herein.
4	Purchase Price, Payment and other matters
4.1	Purchase Price
(a)	The purchase price of the Vessel under this Agreement (the “Purchase Price”) shall be an amount in Dollars equal to the lesser of:
(i)	75 per cent of the Fair Market Value at Closing, as determined by the Buyer and advised to the Seller on request at any time prior to the Payment Notice being served by the Seller but not earlier than 30 days before the Scheduled Delivery Date; and
(ii)	Dollars Fourteen million seven hundred and thirty four thousand and five hundred ($14,734,500).
(b)	The Purchase Price shall be inclusive of any VAT or other indirect Tax payable in any relevant jurisdiction.
4.2	Payment

Subject to the terms of this Agreement, including Clause 4.5 (Conditions Precedent) and Clause 4.6 (Buyer's further conditions precedent), and provided always that the Seller has served a Payment Notice and a Delivery Notice:

(a)	not earlier than one (1) Business Day before the Scheduled Delivery Date (the “Remittance Date”), the Purchase Price shall be credited to the Payment Account; and
(b)	the Purchase Price will be released to the Seller in immediately available bank funds on the Delivery Date to the Operating Account.
4.3	Remittance Interest

The Seller shall pay to the Buyer the applicable Remittance Interest as notified by the Buyer to the Seller within five (5) Business Days of demand by the Buyer.

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4.4	No Deductions

All payments by the parties under this Agreement shall be made without set-off or counterclaim, free and clear of and without deduction for or on account of all Taxes unless the relevant payor is required by law to make any such deduction or withholding, in which event the relevant payor

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shall ensure that any deduction or withholding by it does not exceed the minimum amount legally required.

4.5	Conditions Precedent

The obligation of the Buyer to pay the Purchase Price and to purchase the Vessel from the Seller under this Agreement on the Delivery Date is subject to the conditions precedent that:

(a)	on or prior to the date of the Payment Notice issued by the Seller, the Buyer shall have received the documents and evidence specified in part II of schedule 1 (Conditions Precedent) to the Charter in form and substance satisfactory to the Buyer; and
(b)	on or prior to the Delivery Date the Buyer shall have received the documents and evidence specified in part III of schedule 1 (Conditions Precedent) to the Charter in form and substance satisfactory to the Buyer.
4.6	Buyer's further conditions precedent

The obligation of the Buyer to pay the Purchase Price and to purchase the Vessel from the Seller under this Agreement on the Delivery Date is subject to the further conditions that:

(a)	no Potential Termination Event or Termination Event shall have occurred and be continuing or would arise by reason of payment of the Purchase Price under this Agreement or by reason of the Delivery taking place;
(b)	on Delivery, the Vessel, its earnings and insurances are free of Liens; and
(c)	this Agreement has not been cancelled pursuant to Clause 2.3 (Cancellation of this Agreement) or otherwise terminated, rescinded or frustrated.
4.7	Waiver of conditions precedent

The conditions specified in this Clause 4 are inserted for the sole benefit of the Buyer and may be waived or deferred in whole or in part and with or without conditions by the Buyer only.

4.8	Deliverables
(a)	On the Delivery Date, the Seller shall deliver to the Buyer a duly executed bill of sale in a form recordable in the Flag State (the “Bill of Sale”) whereupon:
(i)	the full legal and beneficial title to;
(ii)	interest in; and
(iii)	all ownership rights with respect to,

in each case, the Vessel shall pass from the Seller to the Buyer.

(b)	On the Delivery Date, the Seller and the Buyer shall execute and deliver to each other a protocol of delivery and acceptance (the “Protocol of Delivery and Acceptance”) in the customary form acceptable to the Buyer and the Seller, whereupon the Seller has given, and the Buyer has received, possession of the Vessel.
(c)	Items on board the Vessel which are on hire or owned by third parties shall remain on board the Vessel but are excluded from the sale.
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5	Representations
5.1	Seller's Representations

The Seller makes the representations and warranties set out in clause 51.1 (Representations) of the Charter to the Buyer.

5.2	Repetition

The representations and warranties set out in the Charter shall be made (to the same extent as made or repeated in accordance with clause 51.2 (Repetition) of the Charter) as of the date hereof and, with respect to the facts and circumstances existing immediately prior to the time of the Payment Notice, the time when payment of the Purchase Price is made and on the Delivery Date.

6	Notification of certain events

The Seller undertakes to inform the Buyer of a Total Loss as soon as it occurs. The Seller also undertakes to inform promptly the Buyer in the event that the Sub-Charter 1 or the Charter is for any reason terminated, cancelled, rescinded, repudiated or frustrated.

7	Seller’s acknowledgments

The Seller hereby acknowledges that:

(a)	the Buyer is not a manufacturer or dealer in vessels and is relying on the Seller in all respects to check all the matters concerning the Vessel, its safety, condition, quality, fitness for purpose, licensing, registration and maintenance before entering into this Agreement; and
(b)	the Buyer has entered into this Agreement in reliance on the truth and accuracy of the Seller's representations and warranties specified in this Agreement and the Charter.
8	Excluded Terms

Any terms implied to this Agreement by any applicable statute or law are hereby excluded to the extent such exclusion can legally be made. Without limiting the generality of the foregoing, this Agreement and the sale of the Vessel are specifically outside the terms of the UK Sale of Goods Act 1979 or any statutory modification or re-enactment thereof for the time being in force.

9	Assignment
9.1	Assignment by the Seller

The Seller may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Buyer.

9.2	Assignment by the Buyer

The Buyer may assign or transfer any of its rights or obligations under this Agreement subject to and in accordance with the terms of clause 71 (Assignment) of the Charter.

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10	General
10.1	Notices

The provisions of clause 73 (Notices) of the Charter are incorporated in this Agreement as if set out in full herein mutatis mutandis and with each reference therein to the Lessee being deemed

ATH-#6129502-v9	10

to be a reference to the Seller and with each reference therein to the Lessor being deemed to be a reference to the Buyer and with the address details of each of the Lessee and the Lessor being as set out in the Charter or to such other address or facsimile number as is notified by the Buyer to the Seller, or vice versa, under this Agreement.

10.2	Miscellaneous
(a)	This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
(b)	The rights and remedies of each of the parties under this Agreement are cumulative and are in addition to any rights or remedies that any party may otherwise have at law or in equity. This Agreement may be amended, superseded, modified, supplemented or terminated, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
(c)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the applicable law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the applicable law of any other jurisdiction shall in any way be affected or impaired thereby.
(d)	This Agreement together with the Charter constitutes the complete agreement of the parties hereto regarding the subject matter hereof and supersedes all prior proposals, agreements, understandings, and written and oral communications in relation thereto.
(e)	The Seller shall, if and when required by the Buyer, promptly do whatever the Buyer shall require to facilitate the exercise or proposed exercise by the Buyer of any of its rights under this Agreement.
(f)	The time stipulated in this Agreement for all payments by the Buyer to the Seller or by the Seller to the Buyer and for the prompt performance of the Seller's and the Buyer's other obligations under this Agreement will be of the essence of this Agreement.
11	Governing Law

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by English law.

12	Enforcement
12.1	Jurisdiction of English courts
(a)	Subject to paragraph (c) below, the courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).
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(b)	The parties to this Agreement agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Agreement will argue to the contrary.
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(c)	This Clause 12 is for the benefit of the Buyer only. As a result, the Buyer shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Buyer may take concurrent proceedings in any number of jurisdictions.
12.2	Appointment of process agent

The Seller agrees that the documents which start any proceedings in relation this Agreement and any other documents required to be served in connection with those proceedings, may be served on it by being delivered to Messrs Saville & Co. at its registered office or place of business in England and Wales, currently at 46 New Broad Street, London EC2M 1JH, England, or to such other address in England and Wales as the Seller may specify by notice in writing to the Buyer. Nothing in this Clause 12.2 shall affect the right of the Buyer to serve process in any other manner permitted by law. This Clause 12.2 applies to proceedings in England and proceedings elsewhere.

THIS AGREEMENT has been executed as a deed by each of the Buyer and the Seller and is delivered by each of the Buyer and the Seller as a deed.

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The Buyer

EXECUTED as a DEED by Anthanasios Voudris acting as attorney-in-fact for NML VIOLETTA INC. in the presence of	) ) ) ) )	/s/ Anthanasios Voudris

/s/ Andreas Papachristoulou
Name: Andreas Papachristoulou Title: Solicitor Norton Rose Fulbright Greece Address: Email: Attn:

The Seller

EXECUTED as a DEED by Vassiliki Georgopoulos acting as attorney-in-fact for GSL VIOLETTA LLC in the presence of	) ) ) ) )	/s/ Vassiliki Georgopoulos

/s/ Andreas Papachristoulou
Name: Andreas Papachristoulou Title: Solicitor Norton Rose Fulbright Greece Address: Email: Attn:

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